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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 30, 2004

Registration No. 333-115404

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 8 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERSPACE COMMUNICATIONS, INC.
(Name of small business issuer in its charter)

Colorado	7372	84-1577562
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

John P. Yeros, Chairman
8480 East Orchard Road, Suite 6600
Greenwood Village, CO 80111
(303) 566-6500
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

Copies to:
Donald Salcito, Esq. Perkins Coie LLP 1899 Wynkoop Street, Suite 700 Denver, Colorado 80202 (303) 291-2300	Douglas S. Ellenoff, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue New York, New York 10017 (212) 370-1300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(5)

Units, consisting of one share of common stock and two warrants, each to purchase one share of common stock(3)	2,070,000	$5.50	$11,385,000	$1,442.48

Common stock included in the units	2,070,000	—	—	—

Warrants to purchase common stock included in units	4,140,000	—	—	—

Common stock underlying public warrants	4,140,000	$5.50	$22,770,000	$2,884.96

Representative's options:
Units, consisting of one share of common stock and two warrants, each to purchase one share of common stock(4)	90,000	$.001	$90	$.02

Common stock included in representative's options	90,000	$9.075	$816,750	$103.48

Warrants included in representative's options	180,000	—	—	—

Common stock underlying representative's warrants	180,000	$5.50	$990,000	$125.43

Total				$4,556.37

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend, triggering of any anti-dilution provisions in the warrants included in the units and the representative's option for the purchase of common stock and warrants or similar transaction involving the common stock of the Registrant. No additional registration fee has been paid for these shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)
Includes 270,000 units which the underwriters have the option to purchase from us to cover over-allotments, if any.

(4)
Issuable upon exercise of the representative's warrants to purchase units consisting of common stock and warrants.

(5)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2004

PRELIMINARY PROSPECTUS

1,800,000 Units

        This is the initial public offering of units of HyperSpace Communications, Inc. Each unit consists of one share of our common stock and two warrants, each to purchase one share of our common stock. Prior to this offering no public market has existed for the units, our common stock or the warrants. We currently estimate that the offering price for our units will be $5.50 per unit.

        We have applied to have our units approved for listing on the American Stock Exchange under the symbol "HCO.U". If approved for listing, the common stock and warrants will initially trade as a unit, until separated, upon 20 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion, but in no event less than 30 days immediately following this offering. If approved for listing, when separated, the common stock and warrants will trade separately on the American Stock Exchange under the symbols "HCO" and "HCO.WS", respectively.

        Investing in our securities involves a high degree of risk. You should read the discussion of material risks of investing in our securities in "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds to us, before expenses(1)	$	$

(1)
Also does not include: (i) a non-accountable expense allowance payable to the representative of the underwriters equal to 3.0% of the gross proceeds of the offering, and (ii) a financial advisory agreement with the representative of the underwriters for a period of 24 months commencing on the date of the closing of the offering for a fee of $2,816.67 per month, or an aggregate of $67,600, payable in its entirety at the closing of the offering.

        The underwriters may also purchase up to an additional 270,000 units (which are not reflected in the 1,800,000 units stated above) from us, less the underwriting discount and commissions, within 45 days from the date of this prospectus, to cover over-allotments, if any.

        The underwriters are offering the units on a firm commitment basis as set forth under "Underwriting." The underwriters expect to deliver the units to purchasers on or about                         , 2004.

Capital Growth Financial, LLC	Pali Capital, Inc.

The date of this Prospectus is            , 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, references in this prospectus to "HyperSpace," "we," "us," or "ours" refer to HyperSpace Communications, Inc., a Colorado corporation.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying units in the offering. You should read this entire prospectus carefully, including "Risk Factors" on page 6 and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

HyperSpace Communications, Inc.

Company Overview

        We develop, manufacture, and market worldwide network acceleration and data compression software. Currently we offer two software product lines: HyperWeb and HyperTunnel. Our HyperWeb and HyperTunnel software products address the growing need for real-time application acceleration and improved business communications over wired and wireless networks. Our mission is to make purchasers of our products more efficient and profitable by increasing the performance of their internal and external mission-critical applications through deployment of application acceleration software that is cost effective, easy to use and easy to install.

Our Technology

        Our HyperWeb and HyperTunnel software speed up the delivery of information over computer networks (including the Internet, wireless, broadband, private and dial-up networks). By speeding up the delivery of information over networks, we accelerate the applications running on networked computers. Accelerating the applications allows the users of the applications to get more work done in a shorter period of time, and, in some instances, can even allow a company to deploy slower, lower cost, communication circuits between computers on the network (i.e., reduce bandwidth requirements), reducing monthly bandwidth expenses. Further, our software products allow companies to deploy business applications over network connections that, without our software, would otherwise be too slow to support effectively the business applications deployed.

        In the simplest terms, our software, without the requirement of additional hardware, allows users to experience:

  •
  web pages that load faster;

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  network or web-based applications that function more seamlessly, without excessive network induced pauses, or lag, that could otherwise render the applications unusable;

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  significant reductions in network traffic, with corresponding reductions in bandwidth requirements and costs; and

  •
  significant performance improvements in websites, web applications, network applications and wide-area networks or WANs.

Our Challenges

        As of June 30, 2004, we have an accumulated deficit of over $5 million, and we expect to continue to incur losses for the fiscal years ending December 31, 2004 and 2005. HyperWeb, our product that constitutes substantially all of our revenue to date, is seeing increased competition. HyperTunnel, our newest product, was announced in January 2004. HyperTunnel addresses needs in markets in which we have not previously competed. Our management team is new to our company and untested in managing our products or our business. Without sufficient funds, we have not been able to develop a marketing and sales force to market HyperTunnel or HyperWeb. As a result, sales of HyperWeb are decreasing and sales of HyperTunnel to date have been insignificant. We believe our prospective customers are now taking time to evaluate our products on a "return on investment" approach. Thus, we are seeing an increase in the time it takes to sell our products and the purchase decision is being motivated primarily by financial considerations as opposed to technology considerations. We cannot assure you that our current or prospective customers will perceive our products as adequately addressing their needs, that we will build an effective marketing and sales force, or that our management team will overcome the obstacles of developing and managing a transitional-stage company to profitability. We are a young, transitional-stage company introducing innovative software solutions to solve complicated, and often mission critical, problems. At this time, we see the key to our growth being our ability to convince existing and potential customers to accept our software solutions, especially HyperTunnel, over the product offerings of our competition and to continue to develop innovative software solutions to fit the needs of the marketplace. We invite you to read our risk factors set forth under the caption "Risk Factors" beginning on page 6, for a more complete understanding of the challenges we face in pursuing our opportunity.

Our Opportunity

        We believe that there is broad applicability for our solutions. In our view, that applicability includes all website or web-enabled application implementations and most client/server-based application implementations that are accessed using a wide area network, or WAN, dial-up, broadband, the Internet, leased-line, wireless, or DSL. Where end users experience poor performance, experience application impact from latency, or simply desire improved network performance, our solutions can help. A NetsEdge Research Group July 2004 report titled "Branch Office 2004" predicts that the market for WAN Technologies, including the type we produce, would grow from $1.7B in 2003 to $4.8B in 2008. Although such potential markets present substantial opportunities for us, they also pose challenges related to targeting appropriate subsets of such markets, given our limited resources.

        We believe that by targeting particular markets, or sales and distribution channels, with proactive marketing and advertising, including direct agent-based sales, print and online advertising, as well as building strategic relationships with system integrators and telecommunications service providers, we can significantly increase sales. In October of 2003, we hired Mark J. Endry as our President and Chief Executive Officer to manage our growth and capture market opportunities. Mr. Endry has over 25 years of international management experience in telecommunications, networking and information technology at computer hardware and software companies. Prior to joining our company, Mr. Endry was Senior Vice President and Chief Information Officer for J. D. Edwards & Company, now PeopleSoft, Inc. from November 1995 to September 2003. During his 8-year career with J. D. Edwards, he was responsible for leading the company's IT strategies and operations, including managing domestic and international applications, knowledge management, web services, telecommunications and network environments. In March of 2004, we hired Patricia M. Lee to market our products and develop our sales channels. Ms. Lee has over 13 years of sales, sales management and channel management experience with Xerox Corp., Qwest Communications International Inc. and McData Corporation. We have identified and intend to target the following sales and distribution channels with a proactive marketing campaign:

  •
  WAN communications service providers;

  •
  remote access service providers;

  •
  Internet service providers, or ISPs;

  •
  application hosting, outsourcing, and managed service providers, or MSPs;

  •
  enterprise application vendors; and

  •
  system integrators.

        Our principal executive offices are located at 8480 East Orchard Road, Suite 6600, Greenwood Village, Colorado, 80111, our telephone number is (303) 566-6500 and our website is www.ehyperspace.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Securities offered	1,800,000 units, with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock.
Warrant terms	Each warrant is exercisable to purchase one share of our common stock at an exercise price of $ (100% of the public offering price per unit) beginning twelve months from the date of this prospectus through , 2009, subject to redemption rights.
Over-allotment option	270,000 units.
Common stock outstanding prior to the offering	1,857,575 shares.
Common stock to be outstanding after the offering	3,657,575 shares.
Use of Proceeds
To expand sales and marketing capabilities, to pay for research and development, to repay approximately $548,000 of certain indebtedness, for working capital and for general corporate purposes. See "Use of Proceeds."
Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption "Risk Factors" beginning on page 6.
Proposed American Stock Exchange symbols
units	HCO.U
common stock	HCO
warrants	HCO.WS

        Until the units are divided into their separate components of one share of common stock and two warrants, only the units will trade on the American Stock Exchange, assuming the units are approved for listing on the American Stock Exchange. Each unit will be divided into its separate components of one share of common stock and two warrants upon 20 days prior written notice from the representative of the underwriters, determined in its sole and absolute discretion, but in no event less than 30 days immediately following this offering. Following the separation of the units, the shares of common stock will trade, assuming approval, on the American Stock Exchange, and the warrants will trade separately from the common stock on that exchange. The units will cease to exist at that time.

        The number of shares outstanding after this offering excludes certain unissued shares reserved for issuance under outstanding options and warrants. It includes:

Common stock outstanding as set forth in the financial statements at June 30, 2004	1,451,013
Common stock issuable upon cashless exercise of warrants	9,450
Common stock issuable upon conversion of preferred stock	236,239
Common stock issuable upon conversion of certain debt	160,873

TOTAL	1,857,575

        As of June 30, 2004, we had granted options to directors, third parties and employees to purchase 678,977 shares of our common stock at an average exercise price of $3.70 per share, 377,727 of which are currently exercisable. In addition, at June 30, 2004, there were 161,215 outstanding and currently exercisable warrants to purchase common stock at an average exercise price of $3.96 per share, of which 9,450 will be issued to certain debtholders whose debt converts to shares of our common stock simultaneously with the closing of this offering. Additionally, in August 2004 we issued 200,000 warrants to purchase common stock at an exercise price of $4.46 per share to certain officers and directors as compensation for their agreement to provide a bridge loan to us in the amount of $400,000 for the purposes of providing funding from July to September 2004. Pursuant to lock-up agreements with the representative of the underwriters, 977,771 shares of common stock owned by our officers and directors will be restricted from resale for a period of 18 months after the date of this prospectus (subject to early release by the representative of the underwriters) and 815,670 shares owned by certain shareholders will be restricted from resale for a period of 180 days after the date of this prospectus.

        We have obtained statistical data, market data and certain other industry data and forecasts used throughout this prospectus from market research, publicly-available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

        Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  the conversion of all outstanding shares of preferred stock and accrued preferred dividends into 236,239 shares of common stock upon closing of this offering;

  •
  the conversion of $75,000 of the loan from our founder into 21,428 shares of common stock upon closing of this offering and the amendment of the due date for the remaining $55,000 of the loan to September 2005;

  •
  the conversion of all outstanding 2002 - 2003 convertible secured promissory notes issued in the 2002 - 2003 debt offerings and accrued interest into 93,637 shares of common stock upon closing of this offering;

  •
  the conversion of $160,328 of the 2004 secured promissory notes issued in the 2004 debt offering and accrued interest into 45,808 shares of common stock upon closing of this offering;

  •
  exercise of 96,572 warrants into 9,450 shares of common stock upon closing of this offering; and

  •
  no exercise of the underwriters' over-allotment option. If the over-allotment is exercised, we will use the additional $1,314,000 in net offering proceeds for working capital and general corporate purposes.

SUMMARY HISTORICAL FINANCIAL DATA

        You should read the summary historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30, (unaudited)		Years Ended December 31,
	2004	2003	2003	2002
Statement of Operations Data:
Revenues	$206,384	490,317	$983,219	$650,833
Expenses	(1,321,795)	(1,312,806)	(2,822,128)	(2,723,186)

Net Loss	(1,115,411)	(822,489)	(1,838,909)	(2,072,353)
Accretion of preferred stock dividend	(48,040)	—	(15,503)	—

Net loss available to common shareholders	$(1,163,451)	$(822,489)	$(1,854,412)	$(2,072,353)

Loss per common share	$(0.82)	$(0.63)	$(1.42)	$(1.73)
	Six Months Ended June 30, (unaudited)
			Year Ended December 31, 2003
	2004	2003		Pro Forma(1)(3)
Balance Sheet Data:
Current assets	$244,528	$227,286	$332,703	$7,527,254
Total assets	1,555,686	1,193,438	912,575	8,788,412 (2)
Current liabilities	1,803,607	2,511,280	1,732,535	988,462
Non-current liabilities	1,060,732	—	—	1,115,794
Total liabilities	2,864,339	2,511,280	1,732,535	2,104,256
Shareholders' equity (deficit)	$(1,308,653)	$(1,317,842)	$(819,960)	$6,684,156

(1)
Pro forma Balance Sheet Data as of June 30, 2004 after giving effect to: (i) conversion of convertible preferred stock into common stock ($970,000 and accrued dividends of $63,544); (ii) conversion of convertible debt into common stock ($563,055); (iii) the conversion of short-term debt to long-term debt ($55,062); (iv) payment of $147,774 of short term debt with proceeds; and (v) the sale of 1.8 million units at $5.50 per unit in this offering after deducting the underwriters' discount, the non-accountable expense allowance and all other offering expenses.

(2)
Includes $778,701 in deferred offering costs as of June 30, 2004.

(3)
The pro-forma column does not reflect the $400,000 bridge loan raised by us in August 2004. If this were included, current assets, total assets, current liabilities, and total liabilities would each be increased by $400,000.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes thereto, before investing in our securities. Described below are the principal risks that we expect to face. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following risks, or by unforeseen risks not listed below.

Risks Related to Our Company

Since inception we have incurred losses, and we may incur losses in the future, which raises doubts about our ability to continue as a going concern, could impede our growth, and may cause you to lose the value of your investment.

        In 2002, we had revenues of $650,833 and incurred net losses available to common shareholders of $2,072,353; in 2003 we had revenues of $983,219 and incurred net losses available to common shareholders of $1,854,412; and for the six months ended June 30, 2004 we had revenues of $206,384 and net losses available to common shareholders of $1,163,451 after reflecting a gain of $440,999 on the settlement of a note payable and accrued compensation to Remote Communications, Inc.

        As of June 30, 2004, we had an accumulated operating deficit of approximately $5.1 million (net of a $1.2 million required accounting adjustment as a result of termination of our subchapter S corporation status which actually means that we have incurred losses of $6.3 million since inception). We expect to continue to incur losses for the foreseeable future. Moreover, we expect to incur significant sales and marketing, research and development, and general and administrative expenses in connection with the development of our business.

        Without the proceeds of this offering, we have substantial doubts about our ability to continue as a going concern, and based upon funds available at December 31, 2003, our independent auditors expressed doubt about our ability to continue as a going concern if we are unable to raise additional funds. In this regard, see the explanatory paragraph in our auditor's report on page F-2 of this prospectus. If we are unable to curb our losses and achieve profitability the value of your investment may be lost.

We may need additional capital to continue operations and execute on our business plan, however, such additional capital may not be available and you could lose your entire investment.

        To date, we have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future. We have principally financed our operations through the private placement of shares of our common and preferred stock and by borrowing funds. If we fail to generate sufficient revenues to fund operations, our growth could be limited, unless we are able to obtain additional capital through equity or debt financings. Our inability to grow as planned will substantially reduce our chances of attaining profitability.

        We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 to 18 months. However, we may choose to, or be required to, raise additional funds due to slower revenue growth than currently forecast or other unforeseen circumstances, or we may need to raise additional funds after 12 to 18 months. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. A future financing may not be available in sufficient amounts or on terms acceptable to us. If adequate funds are not available or are not available on acceptable terms, we may be forced to liquidate and you will lose your entire investment. Moreover, it is conceivable that such funds, if received, will not be adequate for us to fund our future growth, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures.

Raising additional capital may substantially dilute existing shareholders.

        If we are able to raise additional funds through the sale of equity or convertible securities, the financing may be dilutive to existing shareholders.

Our brief operating history and limited history of product sales makes it difficult to evaluate our prospects, our ability to continue as a going concern, the merits of investing in our securities and, if you mis-evaluate our prospects, then you may invest in this offering and lose your entire investment.

        We were incorporated in February 2001. For approximately one year, we were primarily engaged in the research and development of our initial product, HyperWeb, which was our only product until January 2004 when we commercially released HyperTunnel, which has no meaningful sales to date. As a result of our limited operating history, we have a limited amount of sales and financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges of attempting to introduce new products in new and developing markets. We may not address these risks, and our business strategy may not prove successful. If we are not successful, you may lose all of your investment.

We expect that sales of HyperWeb, the product that constitutes substantially all of our sales to date, will decrease over time and thereby decrease our revenues from such sales, which may increase our net loss and shareholders' deficit.

        Several of our direct and indirect competitors have developed or are developing technologies that perform similar functions to HyperWeb, our first product, which accounts for substantially all of our revenues to date. Due to increasing numbers of competitors and changes in the content acceleration market, we expect that the market for our HyperWeb product will decrease over time, be subject to increased price competition, and possibly obsolescence. In short, sales of the product that is the source of substantially all of our revenue to date will decrease over time, which may increase our net loss and shareholders' deficit.

Our future, and our ability to continue as a going concern, likely depends on the financial success of our new product, HyperTunnel. If HyperTunnel does not generate sufficient sales, then our business may fail and you may lose your entire investment.

        Our newest product, HyperTunnel, was released in January 2004 and has generated no meaningful revenue to date. Although we believe HyperTunnel addresses customer needs in markets in which we have not previously competed, our revenues and future will depend, in large part, on our marketing of HyperTunnel. Although we intend to market HyperTunnel to customers who have purchased other licenses from us, we cannot assure you that they will be interested in purchasing our new software product. We cannot assure you that our current and prospective customers will perceive HyperTunnel as adequately addressing their needs or that the demand for HyperTunnel will generate revenue sufficient to meet our operating expenses or fund our future operations. If it does not, our business may fail and you may lose your entire investment.

Our management team and key personnel have worked together for only a short period of time and may not be effective in executing our business plan, generating sales and guiding us to profitability. If our management team is unable to execute our business plan, then our company may cease operations and you may lose your entire investment.

        Our ability to execute our business plan will depend on the skills, experience and performance of our senior management, engineering, sales, marketing and other key personnel. We believe that we have assembled a management, engineering, sales and marketing team that can effectively market our products and capitalize on our opportunities. However, many members of our management team are new to our organization and their respective positions, and we have no track record in terms of their individual performance. Moreover, many members of our management team have not worked together in the past, and have only worked together with us for a short period of time. Our challenge will be to identify quickly an individual's performance skills and integrate our team as an effective management group. If we fail to integrate our management team, or if they are unable to integrate as a team, our business may not generate sales sufficient to cover our operating expenses and we may cease operations causing you to lose your entire investment.

We currently have a limited active marketing, sales and distribution system in place and if we do not expand our sales and distribution capabilities, then we may not be able to expand the sales of our software and services and achieve revenue growth.

        We currently rely primarily on customers that proactively seek data compression and application acceleration solutions. Such customers must type certain key words into an Internet search engine such as Google or Yahoo!. We pay the search engines a "click-through" fee for presenting our company and its products in the "top ten" search results. We need to substantially expand our direct and indirect sales and distribution efforts, both domestically and internationally, in order to increase sales of our software and related services. It is difficult to build a marketing and sales organization and identify qualified sales and marketing personnel. We hired Patricia Lee, our Chief Operating Officer, in March 2004 to manage our sales and marketing efforts. We might not be able to build a sales and marketing group or hire and retain personnel with the appropriate experience and talent to build sales and marketing capability. If we are not able to do so, we will not be able to achieve revenue growth.

A failure on our part to expand strategic alliances and relationships with third party resellers will impede our revenue growth and could cause the value of your investment to decrease.

        We must establish and extend relationships that enable us to expand market acceptance of our application acceleration software solutions. Specifically, we must establish new and extend existing strategic distribution alliances with specialized technology and communication services firms. We must also establish new and extend existing alliances with leading providers of complementary technologies and services. Although we do not yet have any substantial strategic alliances, we expect strategic alliances to become a valuable component of our business. Without adequate strategic alliances, we may have to devote substantially more of our already limited resources to sales and marketing, and our efforts may not be as effective as those who have such alliances. We also plan to maintain and expand our relationships with system integrators, enterprise software vendors, OEM's, communication service providers and other third-party resellers to develop our indirect sales channel. As we develop our indirect sales channel, we may not be able to manage potential conflicts between our direct sales organization and third-party resellers. Our competitors have more resources and may offer more favorable terms than us to establish strategic alliances. If we fail to implement or maintain these alliances or relationships with third party resellers, our business and operating results will be harmed because our ability to achieve market acceptance of our application acceleration software will suffer, and you may lose your entire investment.

If we do not address the risks inherent in the expansion of our international sales efforts, then we may not be able to expand our business and achieve sufficient revenue growth to cover our operating expenses after we have used the proceeds raised in this offering.

        Approximately one-third of our revenues in 2003 came from international sales. We believe that international sales are critical to the implementation of our business plan and your investment. Expansion of our international sales efforts will require a significant amount of attention from our limited management staff and substantial financial resources. Our marketing plan requires us to attract, retain and manage qualified sales personnel and partners capable of selling into markets outside the U.S. If we are unable to grow our international operations cost effectively and timely, our business and operating results will be adversely affected and we may not achieve sufficient revenue growth. Doing business internationally involves additional risks to doing business domestically, including:

  •
  the increased time spent on recruiting, identifying and training non-U.S. based employees and sales agents;

  •
  difficulties and costs of staffing and managing international operations;

  •
  differing technology standards;

  •
  difficulties in collecting accounts receivable and longer collection periods;

  •
  political and economic instability;

  •
  fluctuations in currency exchange rates;

  •
  imposition of currency exchange controls;

  •
  potentially adverse tax consequences;

  •
  different or reduced protection for intellectual property rights;

  •
  dependence on local vendors;

  •
  compliance with multiple conflicting and changing governmental laws and regulations;

  •
  seasonal reductions in business activity specific to certain markets;

  •
  longer sales cycles;

  •
  restrictions on repatriation of earnings;

  •
  differing labor regulations;

  •
  restrictive privacy regulations in different countries, particularly in the European Union;

  •
  restrictions on the export of sensitive U.S. technologies such as data security and encryption; and

  •
  import and export restrictions and tariffs.

If our products do not operate with the wide variety of changing hardware, software application and operating system environments used by our customers, then our prospective customers will not purchase our products and our revenues will be adversely affected.

        We currently serve, and for the foreseeable future will serve, a customer base that uses a wide variety of changing computer hardware, both wired and wireless, software applications and operating systems. A single customer may have multiple operating systems, varying software applications and versions, and varying computer hardware in use across its enterprise. As a result, when problems occur, it may be difficult to identify the source of the problem. Even when the problems are not caused by our software, they may cause us to incur significant costs, divert the attention of our engineering personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

        Moreover, market acceptance of our products requires that we support a wide variety of hardware, software applications and versions, and operating systems efficiently and cost effectively. If our products are unable to support the variety of these wired and wireless platforms, software applications and operating systems implemented by our customers and prospective customers, our customers and prospective customers will not purchase our products, our results of operations will be adversely affected and our revenues will be harmed.

The sales cycle for our products and services is difficult for us to predict, therefore our quarterly operating results may fluctuate causing volatility in the price of our securities.

        To market our software and services, we often need to educate potential customers regarding the strategic value, use and benefits of our products, which can require significant time and resources from us and our customers. The period between our initial contact with a potential customer and the purchase of our software and services is often unpredictable and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures. Our sales cycle varies substantially and appears to be driven in part by the severity of the network speed and congestion difficulties being experienced by our prospective customers. As a result, our quarterly operating results may fluctuate and the trading price of our securities may be volatile.

We rely upon patents, trademarks, copyrights and trade secrets to protect our proprietary rights that we believe give us a competitive advantage, however, such intellectual property protections may not be broad enough, could be successfully challenged and may become useless as competitors independently develop similar technologies. Moreover, we have not filed for patent, copyright or trademark protection in any other jurisdiction besides the U.S. Enforcement of intellectual property rights is expensive and involves a significant amount of management resources, which could decrease our revenues, increase our shareholders' deficit, and, if we lose, defeat our competitive advantage.

        Our ability to compete depends to a significant degree upon the protection of our software and other proprietary technology rights. We may not be able to protect our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, copyrights, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

  •
  our pending patent applications may not result in the issuance of patents;

  •
  any patents issued to us may not be broad enough to protect our proprietary rights;

  •
  any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

  •
  current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents; and

  •
  former employees, consultants or contractors may violate their confidentiality or non-compete agreements with us leading to a loss of proprietary intellectual property.

        In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. We have only filed for patent and trademark protection in the U.S. We have not filed for protection (patent, trademark, copyright or otherwise) in all jurisdictions where our products are sold. Further, it is possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Potential new accounting pronouncements could increase the expenses we report on our financial statements, which would decrease our reported income.

        Proposed initiatives could result in changes in accounting rules, including legislative and other proposals. Changes could materially increase the expenses we report under generally accepted accounting principles and adversely affect our operating results.

        On March 31, 2004, the Financial Accounting Standards Board, or FASB, issued an Exposure Draft, Share-Based Payment, an Amendment of FASB Statements No. 123 and APB 25. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options. Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

        If adopted as proposed, we would record as an expense the fair value of the options we have issued. Even though we have expensed options granted to employees in 2003 and 2004 in accordance with APB 25, based on the number of options we have issued, this proposed Exposure Draft would have increased our net losses and accumulated deficit by approximately $110,000 for the year ended December 31, 2003 and $276,000 for the six months ended June 30, 2004. If adopted, this pronouncement would be effective for our fiscal year beginning January 1, 2005.

We expect that our quarterly financial results will fluctuate and that quarter-to-quarter comparisons of our financial results may not be particularly meaningful. Nevertheless, if our revenues fall below expectations and we are not able to reduce costs quickly, our operating results will suffer and may be below the expectations of public market analysts and investors, which may cause a decline in the price of our securities.

        Our quarterly revenues and results of operations are difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

  •
  the timing of sales of our software, including the unpredictability of our sales cycles associated with most of our larger software sales;

  •
  our dependence on license revenue from new software sales to achieve future revenues;

  •
  budget and spending decisions by our customers;

  •
  demand for our application acceleration solutions;

  •
  market acceptance of newly released products or delays in new product introductions;

  •
  the amount and timing of operating costs related to the expansion of our business, operations and infrastructure; and

  •
  changes in our pricing policies or our competitors' pricing policies.

        We experience some seasonality in our revenues. Typically, the summer months of July and August and the month of January, after the December and year-end holidays, are very slow for technology sales in North America and Europe. This usually impacts results in the third and first calendar quarters.

        Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are, to a large extent, fixed in the short term. If revenues fall below our expectations in a quarter and we are not able to quickly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our securities may fall.

If we lose the services of key personnel, such losses could harm our company and reduce the value of your investments.

        Our business relies heavily on the expertise of our senior management, particularly John Yeros and Mark Endry, and we attempt to protect our key personnel with employment agreements and incentives. Currently, we have employment agreements with each of Messrs. Yeros and Endry, and David Bauch which expire in late 2005, October 2006 and April 2006, respectively. In March 2004, we hired Patricia Lee as our Chief Operating Officer to manage our sales and marketing efforts, however, we have not entered and do not currently intend to enter into an employment agreement with her. The loss of the services of any of our key personnel could harm us. We have key person life insurance in the amount of $1,500,000 each for Messrs. Yeros and Endry, but not for any of our other officers.

We may not be able to manage our future growth efficiently or profitably, which could decrease our net income, harm our financial condition and decrease our ability to survive.

        Our ability to market software and related services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our processes, systems and controls, integrate existing and new personnel and manage expanded operations. If our new management team does not manage growth properly, it could harm our business, operating results and financial condition.

Our failure to license and integrate third-party technologies could harm our business because we may incur increased costs and experience delays procuring or building replacement technologies.

        We may need to license and integrate technologies from third parties, including applications used in our research and development activities, into our products. These technologies may not be available to us on commercially reasonable terms or at all. Our inability to obtain any licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn would harm our business and operating results. Our use of third-party technologies may expose us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

Claims that we infringe upon third parties' intellectual property rights could be costly to defend or settle, and thus could reduce our income or increase our net loss.

        Litigation regarding intellectual property rights is common in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Our business, operating results and financial condition could be harmed by a reduction in income or an increase in our net loss if any of these events occurred.

        In addition, we have agreed, and may continue to agree in the future, to indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and such customers against infringement claims. In the event of a claim of infringement, our customers and we may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

We have recently settled a dispute with a third party that is using the HyperSpace mark. We have entered into a co-existence agreement but confusion about our names could occur which could tarnish our reputation and reduce our product sales.

        Currently we are aware that a third party is using the HyperSpace mark. We delivered a cease and desist letter to such party alleging infringement of the HyperSpace mark, and received a response that asserted that the third party has some right to use the HyperSpace mark in certain markets. We have settled the matter by way of entering into a co-existence agreement and do not expect that additional steps will be necessary in connection with the resolution of this matter. However, confusion about our names could occur which could tarnish our reputation and negatively impact our business, including a reduction of product sales.

If the system security of our software is breached, our business and reputation could suffer and you could lose your entire investment.

        A fundamental requirement for effective use of our products is the secure transformation and transmission of confidential end-user information. Third parties may attempt to breach the security of our customers. We may be sued for any breach in such security and any breach could harm our customers, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to rectify problems caused by any security breach.

Any acquisitions we make could result in dilution to our existing shareholders and could be difficult to integrate which could cause difficulties in managing our business, resulting in a decrease the value of your investment.

        We believe that we will need to make strategic acquisitions of other businesses in order to achieve growth and profitability. Evaluating acquisition targets is difficult and acquiring other businesses involves risk. Our consummation of the acquisition of other businesses would subject us to a number of risks, including the following:

  •
  difficulty in integrating the acquired operations and retaining acquired personnel;

  •
  limitations on our ability to retain acquired sales and distribution channels and customers;

  •
  diversion of management's attention and disruption of our ongoing business; and

  •
  limitations on our ability to incorporate acquired technology and rights into our product and service offerings and maintain uniform standards, controls, procedures and policies.

Furthermore, we may incur indebtedness or issue equity securities to pay for future acquisitions. The issuance of equity or convertible debt securities would be dilutive to our then existing shareholders.

Insurance is expensive and it may be difficult for us to obtain appropriate coverage. If we suffer a significant loss for which we do not have adequate insurance coverage, our income will be reduced or our net loss will increase.

        We have obtained insurance coverage for potential risks and liabilities that we deem necessary and which fall within our budget. Insurance companies are becoming more selective about the types of risks they will insure. It is possible that we may:

  •
  not be able to get sufficient insurance to meet our needs;

  •
  not be able to afford certain types or amounts of coverage;

  •
  have to pay insurance premiums at amounts significantly more than anticipated; or

  •
  not be able to acquire any insurance for certain types of business risks.

This could leave us exposed to potential claims or denial of coverage in certain situations. If we were found liable for a significant claim in the future, our operating results could be negatively impacted by a reduction in income or increase in our net loss.

We will incur increased costs as a result of being a public company, making it more difficult for us to achieve profitability.

        As a public company, we will incur significant additional legal, accounting, compliance, reporting, record keeping and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the American Stock Exchange. We expect these rules and regulations to increase our general and administrative expenses and will make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

For the years ended December 31, 2003 and 2002 and for the six months ended June 30, 2004, we were dependent on a small number of customers that comprised a significant portion of our revenues and a failure on our part to expand our customer base will subject us to the risk of concentration of credit risk.

        For the years ended December 31, 2003 and 2002, three of our customers accounted for approximately 34% and 57% of our total revenues, respectively. For the six months ended June 30, 2004, five of our customers accounted for approximately 36% of our total revenues. Historically, we have been subject to the risks of concentration of credit risk in a few customers, which may continue in the future. We anticipate that concentration levels will decrease as our customer base and new product offerings expand in future periods. However, if our customer base does not expand we will continue to be subject to the risk of concentration of credit risk in a few customers which could adversely affect our cash flows and results of operations.

In the event that we default on our outstanding secured convertible notes, then our intellectual property and other assets may be subject to foreclosure which could effectively put us out of business.

        We have $1.2 million in secured convertible notes outstanding, of which $620,000 becomes due in September of 2005, $425,000 of which becomes due in April of 2006 and the remainder of which converts to common stock automatically in connection with this offering as described elsewhere in this prospectus. The notes are secured by all of our assets. In the event that we default on the repayment of the secured convertible notes all of our assets, including our intellectual property, will be subject to foreclosure. In the event that we are otherwise unable to repay the secured convertible notes and our assets are foreclosed upon, we would effectively be put out of business and there would be little to no value to our securities.

Risks Related to Our Industry

The application acceleration solutions market is in its early stage of development, if it fails to develop, then our business will suffer and possibly fail.

        The market for application acceleration solutions is in a relatively early stage of development. Currently, customers purchase our software to solve existing problems, rather than for strategic reasons. Therefore, we cannot accurately assess the size of the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to implement our business plan and generate sales, our potential customers must recognize the value of our sophisticated application acceleration solutions and decide to purchase our software products. The growth of the application acceleration solutions market also depends upon a number of factors, including the acceptance of the premise that the availability of inexpensive bandwidth is not always a viable solution to solve an application performance problem.

Our industry is highly competitive, the market for our products is subject to rapid change and we may not be able to compete effectively against larger or better funded companies, which could cause the value of your investment to decline.

        The market for our products is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our software solutions, our products compete against various vendors' software and hardware products designed to accomplish specific elements of functionality. If we do not keep pace with our competitors, we will be unable to grow and achieve profitablitiy.

        Our current and potential competitors may have longer operating histories, greater name recognition, significantly greater financial, technical, personnel and other resources. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and, particularly in the case of larger, more established software and hardware companies and communications providers, may be able to provide customers with products and services comparable to ours at lower or at aggressively reduced prices in an effort to increase market share or as part of a broader package of products or services they are selling to customers. We may be unable to match or beat competitors' prices or price reductions, and we may fail to win customers that choose to purchase application acceleration solutions as part of a broader products or services package. Competitive pressures could prevent us from gaining market share, reduce our market share or require us to reduce the price of our products, any of which could harm our business and operating results.

Additionally, acquisition or consolidation of our competitors by a large or established information technology firm or network provider would likely further adversely affect our prospects.

If we fail to manage technological change, demand for our products and services will drop and our revenue will decline.

        The market for application acceleration solutions is still in an early stage of development and is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and changes in customer demands. Our future will depend to a substantial degree on our ability to offer products and services that incorporate leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

  •
  our software solutions may become obsolete upon the introduction of alternative technologies;

  •
  the technological life cycles of our products may end abruptly and, in any event, are difficult to estimate;

  •
  we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

  •
  the price of the products and services we provide may decline as rapidly as, or more rapidly than, the price of any competitive alternatives, particularly if the features of our products become widely adopted through new alternative technologies.

        We may not be able to respond effectively to the technological requirements of the changing market for data compression and application acceleration in network transmission. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of those technologies and equipment are likely to continue to require significant capital investment by us. We may not have sufficient capital for these purposes in the future. Even if we raise capital to develop new technologies, investments in these technologies may not result in commercially viable technological processes, or there may not be commercial applications for those technologies. If we do not develop and introduce new products and services, and achieve market acceptance in a timely manner, demand for our products and services will drop and our revenue will decline.

If our products fail to perform properly due to undetected errors or similar problems, our business could suffer because, among other things, we might have to limit or suspend product shipments, or expend significant resources providing enhancements or bug fixes to correct such errors, which would increase our costs and reduce our income or increase our net loss.

        Complex software such as ours often contains undetected errors or "bugs." Such errors are frequently found during the period immediately following introduction of new software or enhancements to existing software. If we detect any errors before we ship a product, we might have to limit or suspend product shipments for an extended period of time while we address the problem. We may not discover software errors that affect our new or current products or enhancements until after they are deployed and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors could result in:

  •
  damage to our reputation;

  •
  lost sales;

  •
  delays in commercial release;

  •
  product liability claims;

  •
  delays in or loss of market acceptance of our products;

  •
  unpaid accounts receivable; and

  •
  unexpected expenses and diversion of resources to remedy errors.

If we fail to introduce new products and enhancements in a timely manner, then market acceptance of our products is less likely, which could allow our competitors to gain market share and take away our potential customers, thus decreasing the value of your investment.

        New products and enhancements to current products can require long development and testing periods. Any delays in developing and releasing new products or enhancements to existing products could allow our competitors to gain market share and harm our business. New products or enhancements may not be released according to schedule or may contain defects when released. Product release delays or product defects could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business and operating results. We may be unable to develop and market product enhancements or new products that respond to technological changes, shifting customer tastes or evolving industry standards, and may experience difficulties that could delay or prevent the development, introduction and marketing of these products. If we are unable to develop and introduce new products or enhancements of existing products in a timely manner or if we experience delays in the commencement of commercial shipments of new products and enhancements, our ability to attract and retain customers will be harmed.

Risks Relating To This Offering

There has been no prior market for our units, common stock or warrants, the prices of our securities may be volatile, and after the offering you may not be able to sell your units, shares of common stock or warrants at or above the offering price.

        Prior to this offering, our securities have not been publicly-traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your securities at or above the offering price, which has been determined by negotiations between the representative of the underwriters and us and is not necessarily related to our asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The price at which our securities may trade after this offering is likely to be highly volatile and may fluctuate substantially due to several factors including, but not limited to, the following:

  •
  volatility in stock market prices and volumes, which is particularly common among micro cap/small cap companies;

  •
  lack of research coverage for companies with small public floats;

  •
  lack of market acceptance of our products;

  •
  actual or anticipated fluctuations in our operating results;

  •
  announcements of technological innovations by us or others;

  •
  entry of new or more powerful competitors into our markets;

  •
  introduction of new products and services by us or our competitors;

  •
  significant developments with respect to intellectual property rights;

  •
  additions or departures of key personnel;

  •
  conditions and trends in the communications and high technology markets;

  •
  terrorist attacks either in the U.S. or abroad;

  •
  general stock market conditions; and

  •
  the general state of the U.S. and world economies.

After this offering, our directors, executive officers and principal shareholders will continue to have substantial control over matters requiring shareholder approval and such shareholders and management may approve actions that are adverse to your interests or negatively impact the value of your investment.

        Following this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or control approximately 34% of our common stock, assuming conversion of certain outstanding short-term debt and preferred stock into common stock, and exercise of all warrants and options outstanding, or approximately 1.4 million shares of common stock. As a result, if such persons act together, they may have the ability to control most matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These shareholders may make decisions that are adverse to your interests. See "Principal Shareholders" for more information about ownership of our outstanding shares.

Any future sales of our common stock may depress the prices of our securities and negatively impact the value of your investment.

        Sales of a substantial number of shares of our common stock into the public market after the offering, or the perception that these sales could occur, could adversely affect the prices of our securities or could impair our ability to obtain capital through an offering of equity securities. After the offering, we will have outstanding, on a fully diluted basis, approximately 4 million shares of common stock. The shares of common stock included in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates" as that term is defined by Rule 144. Pursuant to lock-up agreements with us and the representative of the underwriters, 977,771 shares of common stock owned by our officers and directors and 815,670 shares owned by certain shareholders will be restricted from resale. In the case of our officers and directors, they will not be able to sell their securities until 18 months after this offering unless the representative of the underwriters otherwise agrees. In the case of certain shareholders, they will not be able to sell their securities until 180 days after this offering. The underwriters may release all or a portion of the shares held by our officers and directors subject to lock-up agreements at any time without notice. Further, 52,643 shares can be sold immediately on the date of this prospectus and 2,041 shares can be sold beginning 90 days after the date of this prospectus under Rule 144 (subject to certain limitations) which could depress our stock price.

As a new investor, you will experience immediate and substantial dilution in the value of our common stock.

        The initial public offering price of our units will be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing units in this offering will incur immediate dilution of $3.89 per share of common stock included in each unit purchased, assuming that we sell 1,800,000 units at an initial public offering price of $5.50 per unit. An aggregate gain in net tangible book value of approximately $2.42 per share will be attributable to our current shareholders as a result of the initial public offering priced at $5.50 per unit.

The redemption of our warrants in this offering may adversely affect potential investors by requiring them to sell or exercise the warrants at a time that may be disadvantageous for them.

        The warrants in this offering are redeemable, in whole or in part, pursuant to the following terms:

        Our public warrants will be redeemable at $0.25 per warrant upon 30 days written notice to the warrant holder; provided that: (i) there is then an effective registration statement under the Securities

Act covering the shares issuable upon exercise of the warrants; (ii) the closing sale price of our common stock equals or exceeds $9.50 per share for the 20 trading days prior to the date of the notice of redemption; and (iii) that 12 months has elapsed since the date of this prospectus.

        Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefore at the time when it may be disadvantageous for them to do so, sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price which is likely to be substantially less than the market value of the warrants at the time of redemption.

If a current prospectus, and possibly state blue sky registration, is not in place, you will not be able to exercise your warrants.

        Holders of our warrants will be able to exercise their warrants only if a current registration statement relating to such shares is then in effect and, if an exemption is not otherwise available, only if the shares are qualified for sale under the securities laws of the applicable state or states. We have undertaken and intend to file and keep current a registration statement covering the shares of common stock issuable upon exercise of the warrants, but we cannot assure you that we will be able to do so. If required, we intend to seek to qualify such shares of common stock for sale in those states where the units are to be offered, but we cannot assure you that such qualification will occur. The warrants may be deprived of any value if the current registration statement covering the shares underlying the warrants is not effective and available or, if required, such underlying shares are not or cannot be registered in the applicable states.

We do not intend to pay dividends and you may not experience a return on investment without selling your securities.

        We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any cash dividends on our common stock. Since we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your securities in order to realize a return on your investment, if any.

Our amended and restated articles of incorporation and bylaws contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our shareholders.

        Our amended and restated articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company, even if it were beneficial to our shareholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Among other things, these provisions:

  •
  authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval and deter or prevent a takeover attempt;

  •
  prohibit shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders;

  •
  prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

  •
  provide that our board of directors is divided into three classes, each serving three-year terms; and

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

We have substantial discretion as to how to use the offering proceeds, and the use of these proceeds may not have favorable results.

        While we currently intend to use the net proceeds of this offering as set forth in "Use of Proceeds", we may subsequently choose to use the net offering proceeds for different purposes. The effect of the offering will be to increase capital resources available to our management, and our management will allocate these capital resources as it determines is necessary in order to enhance shareholder value. You will be relying on the judgment of our management with regard to the use of the net proceeds of this offering, and the results of their investments may not be favorable.

Our underwriters' lack of recent experience in public offerings could decrease the chance of a successful offering and decrease the market price of our securities.

        Although certain principals and members of management of both Capital Growth Financial, LLC and Pali Capital, Inc. have extensive experience in the securities industry, Capital Growth Financial, LLC has acted as the sole or managing underwriter in only one prior public offering and Pali Capital, Inc. has acted as co-manager in only one prior public offering. The underwriters' lack of experience in conducting public offerings may decrease the chance of a successful offering and the market price of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "indicates," "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

        Our net proceeds from the sale and issuance of 1,800,000 units are estimated to be approximately $7.4 million (approximately $8.7 million if the underwriters' over-allotment option is exercised in full), at an assumed offering price of $5.50 per unit and after deducting the estimated underwriting discount, the non-accountable expense allowance, the underwriters' consulting fees of $67,600 and the estimated offering expenses payable by us.

USE OF PROCEEDS	PERCENT	DOLLARS
Sales	25%	1,845,000
Research and Development	24%	1,770,000
Marketing	20%	1,476,000
Debt retired	7%	550,000
Working Capital	24%	1,740,000

Net Proceeds	100%	7,381,000

        We intend to spend approximately $1.8 million on sales related activities, including salaries for sales leadership and management personnel, regional and international sales agents and staff, domestic and international travel and entertainment, sales commissions (because sales commissions, although usually success based, are occasionally required to be paid by us in advance, especially now as we are developing our reputation), referral costs, other incentives, expansion of sales channels, sales partnerships and alliances and the establishment of international sales offices in Europe and the Asia/Pacific region.

        Approximately $1.8 million of the proceeds will be used for research and development, or R&D. The R&D expenditures will include expansion of existing products, acceleration of new functionality, development or procurement of additional product lines and the costs of acquiring and incorporating other technology components into our products.

        We intend to spend approximately $1.5 million on marketing activities, including hiring and engaging marketing professionals, advertising, search engine expenses, branding and awareness campaigns, lead generation programs (such as proactively calling, mailing and e-mailing prospective purchasers of our products), website enhancement, partnership expenses, public relations, engaging industry analysts, conference attendance, creation of technical papers describing the results of tests on our products' functionality and customer loyalty events and expenditures.

        We assume that we will use approximately $550,000 to repay certain debt. This includes: $96,000 to repay a bank line of credit (interest at 6.5%, guaranteed by Mr. Yeros, repayable in August 2005 and used for general corporate purposes); a demand note of $52,000 from a non-related individual (interest at 10% per annum, secured by a certain receivable for which the Company has now received payment and used for general corporate purposes); and $400,000 to repay the August 2004 bridge loan received from certain officers and directors, which bridge loan bears interest at 12% per annum and is repayable within 180 days.

        We intend to use the balance of the proceeds of this offering, estimated at approximately $1.7 million, (approximately $3.0 million if the underwriter's over-allotment is exercised in full) as well as cash generated from operations, for working capital and for general corporate purposes. We expect that the $1.7 million will be evenly divided among the following categories: non-sales, non-marketing and non-R&D related personnel costs; the additional costs of being a public company including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; customer service costs; and general office overhead and expenses such as rent, telecommunications, internal IT and insurance costs. If we do not generate cash from operations sufficient to repay certain additional debt due in the amount of $620,000 in September 2005, we may have to use some of the offering proceeds to repay such debt.

None of the proceeds will be used to pay any past due compensation amounts to officers or directors because there are no such amounts.

        Should the underwriters' over-allotment be exercised we may consider investing in additional sales alliances, pursuing a greater number of OEM agreements, hiring additional sales and marketing personnel, launching an expanded advertising campaign, investing in complimentary technologies, broadening marketing plans and/or in accelerated product development. In addition, any over-allotment proceeds may be used to finance acquisitions of complimentary businesses. While we currently have no acquisitions, agreements or commitments pending, we may consider those companies that add additional product functionality, those that may add an attractive customer base and those that may add additional distribution capabilities.

        Actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes.

        Circumstances that may give rise to a change in the use of proceeds include opportunities or the need to take advantage of additional marketing activities, the change in timing of our international sales initiatives, increased costs of doing business internationally over those currently expected, the need to accelerate, increase or eliminate the release of product enhancements due to changing market conditions, changes in the costs we incur to procure or license technologies included in our products and/or the need for us to spend additional sums on intellectual property and patent protection.

        We believe that strategic acquisitions of other businesses will likely be necessary for us to achieve growth and profitability. We will likely fulfill some of our plans by acquiring complementary businesses, products or technologies. From time to time, we evaluate these potential acquisitions and we anticipate continuing to make such evaluations. We have no current agreements or commitments with respect to any such acquisitions but we anticipate that we will use some of the proceeds of this offering to make strategic acquisitions in the future. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

        Except for dividends which accrued on our Series A preferred stock (which were never declared or paid), all of which will be converted to common stock immediately prior to effectiveness of this offering, we have never declared or paid dividends on our capital stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2004 on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the following:

  (i)
  the conversion of $488,055 of short-term debt into 139,445 shares of common stock;

  (ii)
  the conversion of $75,000 of our founder's note payable into 21,428 shares of common stock;

  (iii)
  the conversion of $1,033,544 in preferred stock and accrued dividends into 236,239 shares of common stock;

  (iv)
  the extension of the maturity of the remaining amount of our founder's note of $55,274 to long-term debt;

  (v)
  the cashless exchange of warrants to purchase 9,450 shares of common stock; and

  (vi)
  the filing of amended and restated articles of incorporation to provide for, among other things, adjustments to authorized capital of shares of common stock and shares of undesignated preferred stock upon the closing of this offering; and

  •
  a pro forma as adjusted basis to give further effect to our sale of units in this offering and the application of the net proceeds from this offering as described under "Use of Proceeds", assuming the underwriters do not exercise the over-allotment option.

        The pro-forma columns exclude the effects of the $400,000 bridge loan raised in August 2004. If this was included, cash and cash equivalents, short term debt, and total debt would each be increased by $400,000. Total capitalization would remain unchanged.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included elsewhere in this prospectus.

	As of June 30, 2004 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$191,117	$191,117	$7,473,843	(1)

Short-term debt
Line of credit	$95,500	$95,500	$—
Note payable—founder	130,062	—	—
Notes payable—others	380,001	52,274	—
Notes payable—2004 bridge notes	185,147	24,819	24,819
Unamortized debt issuance costs	(14,290)	—	—
Accrued preferred dividends	63,544	—	—
Long-term debt
Note payable—founder	—	55,062	55,062
Notes payable—2004 bridge notes	1,060,732	1,060,732	1,060,732

Total debt	1,900,696	1,288,387	1,140,613
Shareholders' equity (deficit)
Preferred stock: 1,000,000 shares authorized, 221,714 issued and outstanding (actual); 1,000,000 shares authorized, 0 issued and outstanding (pro-forma); 1,000,000 shares authorized, 0 issued and outstanding (pro-forma as adjusted)	970,000	—	—
Common stock: 15,000,000 shares authorized, 1,451,013 issued and outstanding (actual); 15,000,000 shares authorized, 1,857,575 issued and outstanding (pro-forma); 15,000,000 shares authorized, 3,657,575 issued and outstanding (pro-forma as adjusted)	2,811,563	4,408,162	11,788,662
Accumulated deficit	(5,090,216)	(5,104,506)	(5,104,506)

Total shareholders' equity (deficit)	(1,308,653)	(696,344)	6,684,156

Total capitalization	$592,043	$592,043	$7,824,769

(1)
Includes the impact of $778,701 in deferred offering costs as of June 30, 2004.

DILUTION

        Investors participating in this offering will incur immediate and substantial dilution. The pro forma net tangible negative book value of our common stock as of June 30, 2004, giving effect to the conversation of all shares of preferred stock outstanding and certain notes payable as of June 30, 2004, into common stock on the closing of this offering, was ($1,506,575) or approximately ($0.81) per share. Pro forma net tangible book value per share represents the amount of our shareholders' equity less intangible assets, divided by 1,857,575 shares of common stock outstanding after giving effect to the conversion of 221,714 shares of our preferred stock into common stock and including conversion of preferred dividends of $63,544 into 14,525 shares of common stock, conversion of $563,055 notes payable after $14,290 of unamortized debt issue cost into 160,873 shares of common stock and cashless exercise of 96,572 warrants for 9,450 shares of common stock.

        Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of units in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of units in this offering at an assumed initial unit offering price of $5.50 per unit and after deducting the estimated underwriting discount and estimated offering expenses and the application of the estimated net proceeds from this offering, our pro form net tangible book value as of June 30, 2004, would have been $5.8 million, or $1.61 per share. This represents an immediate increase in net tangible book value of $2.42 per share to existing shareholders and an immediate dilution in net tangible book value of $3.89 per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:

Initial public offering price per unit(1)		$5.50

Pro forma net tangible book value per share at June 30, 2004	$(0.81)
Increase per share attributable to new investors	2.42

Pro forma as adjusted net tangible book value per share after this offering		1.61

Dilution per share to new investors		$3.89

(1)
We have chosen to calculate dilution based on the unit price of $5.50, rather than the fair value of the common stock included in each unit calculated using the Black Scholes pricing model. We believe this method provides a more conservative comparison. If dilution per share to new investors is calculated using the estimated fair value (based on Black Scholes) of the common stock portion of the unit price of $4.09 per share rather than $5.50 per unit, the dilution per share to new investors decreases from $3.89 per share to $2.48 per share.

        The following table sets forth on a pro forma basis as of June 30, 2004, after giving effect to the difference between the number of shares of common stock included in the units purchased from us, the total consideration paid to us and the average price paid by existing shareholders and by new investors, before deduction of estimated underwriting discount and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	1,857,575	50.8	$4,495,252	31.2	$2.42
New investors	1,800,000	49.2	$9,900,000	68.8	$5.50

Total	3,657,575	100.0	$14,395,252	100.0

        Assuming the underwriters' over-allotment is exercised in full, the percentage of shares held by existing shareholders will decrease to 47.3% of the total number of shares of common stock outstanding after this offering and the percentage of shares held by new investors will increase to 52.7%.

        As of June 30, 2004: (i) there were options outstanding to purchase a total of 678,977 shares of common stock at a weighted average exercise price of $3.70 per share, (ii) debt which could convert into 248,126 shares of common stock at the option of the debt holders at a price of $3.92 per share and (iii) outstanding warrants to purchase 3,070 shares of common stock through a cashless exercise at a weighted average exercise price of $3.50

        To the extent that these outstanding options and warrants are exercised for cash and debt is converted to common stock, dilution to new investors will decrease. If all of these options and warrants are exercised, the percentage of shares sold by us in this offering compared to the total number of shares outstanding would decrease from 49.2% to 39.2%, the percentage of consideration paid by investors to us in this offering compared to the total consideration paid by all investors would decrease from 68.8% to 55.2% and the dilution per share to new investors would decrease from $3.89 per share to $3.46 per share.

SELECTED HISTORICAL FINANCIAL DATA

        You should read the selected historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2003 and 2002 and the selected balance sheet data as of December 31, 2003 are derived from our audited financial statements, including the notes thereto, included elsewhere in this prospectus. The selected balance sheet data as of June 30, 2004 and the selected statement of operations data for the six months ended June 30, 2004 and 2003 are derived from unaudited financial statements included elsewhere in this prospectus which, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

	Six Months Ended June 30, (unaudited)		Years Ended December 31,
	2004	2003	2003	2002
Statement of Operations Data:
Revenues	$206,384	$490,317	$983,219	$650,833
Expenses	(1,321,795)	(1,312,806)	(2,822,128)	(2,723,186)

Net Loss	(1,115,411)	(822,489)	(1,838,909)	(2,072,353)
Accretion of preferred stock dividend	(48,040)	—	(15,503)	—

Net loss available to common shareholders	$(1,163,451)	$(822,489)	$(1,854,412)	$(2,072,353)

Loss per common share	$(0.82)	$(0.63)	$(1.42)	$(1.73)
	Six Months Ended June 30, (unaudited)
			Year Ended December 31, 2003
	2004	2003		Pro Forma(1)(3)
Balance Sheet Data:
Current assets	$244,528	$227,286	$332,703	$7,527,254	(2)
Total assets	1,555,686	1,193,438	912,575	8,788,412
Current liabilities	1,803,607	2,511,280	1,732,535	988,462
Non-current liabilities	1,060,732	—	—	1,115,794
Total liabilities	2,864,339	2,511,280	1,732,535	2,104,256
Shareholders' equity (deficit)	$(1,308,653)	$(1,317,842)	$(819,960)	$6,684,156

(1)
Pro forma Balance Sheet Data as of June 30, 2004 after giving effect to: (i) conversion of convertible preferred stock into common stock ($970,000 and accrued dividends of $63,544); (ii) conversion of convertible debt into common stock ($563,055); (iii) the conversion of short-term debt to long-term debt ($55,062); (iv) payment of $147,774 of short term debt with proceeds; and (v) the sale of 1.8 million units at $5.50 per unit in this offering after deducting the underwriters' discount, the non-accountable expense allowance and all other offering expenses.

(2)
Includes $778,701 in deferred offering costs as of June 30, 2004.

(3)
The pro-forma column does not reflect the $400,000 bridge loan raised by the company in August 2004. If this were included, current assets, total assets, current liabilities, and total liabilities would each be increased by $400,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Historical Financial Data" and our financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors included in the risks discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

        We are a Colorado-based software company that has been in the application acceleration business since March 2001. We develop, manufacture and market, worldwide, two software product lines: HyperWeb and HyperTunnel. HyperWeb and HyperTunnel address the growing need for real-time application acceleration and improved business communications over wired and wireless networks. Our mission is to make our customers more efficient and profitable by increasing the performance of their internal and external business applications through deployment of application acceleration software that is cost effective, easy to use and easy to install.

        Our initial software product line HyperWeb was introduced in late 2001. In January 2004, we introduced our second major product line, HyperTunnel.

        Application acceleration is a subset of the software industry. Our competition is largely small, private companies. As a result, we view the industry in which we compete as emerging and not yet quantifiable in terms of size or opportunity. There are few benchmarks to guide us in our development. Since we do not know the full extent of the market for our products, we cannot analyze our penetration. Being in the transitional stage of our development, we focus on basic success metrics, such as revenue growth, expense management and achieving business plan milestones. In recent months, prospective customers' decisions concerning the purchase of our products has shifted from a technology-based decision to a financial justification based decision. Sales are taking more marketing time and resources, and customers are taking longer to justify the business benefit of a purchase of our product. We expect this trend to continue.

        With little revenue and only one primary product to date, we have had insufficient funds to build sales channels or launch any effective marketing strategy. We have driven sales volume largely through personal relationships and customers who find us on the Internet. Through the end of 2003, we had not spent material sums on non-personnel/agent sales and marketing initiatives. In the first six months of 2004, we made a marginal increase in marketing expenditures which are expected to benefit future quarters. Many large customers have found us through our website, satisfactorily tested the software and then bought the product without our ever having met the customer in person.

        We are currently in the process of developing a more strategic approach to marketing. We have hired new sales leadership and we are in the process of developing and launching new sales channels (through both agents and partnerships). In addition, we intend to develop stronger relationships within our existing customer base in order to cross-sell to other departments and to offer new products to such customers. Within most of our customers, we have only penetrated a single division or a single application leaving, we believe, many sales opportunities with existing customers. In addition, all existing HyperWeb customers are candidates to buy the more "enterprise-wide" HyperTunnel product. In the first six months of 2004, we began expanding our distribution capabilities by launching new sales channels. We have appointed additional regional U.S. and international sales agents, launched a monthly per site subscription model with a partner, signed recurring revenue agreements with three ISP's (which have not contributed any material revenues to date) and expanded the internal direct sales organization. With the proceeds of this offering, we expect to broaden our U.S. and international distribution network and expand our partnership and OEM channels. We are, therefore, in a transition period, moving away from an opportunistic marketing strategy to one that is more focused on several market channels and have hired experienced marketing personnel to assist us in this regard.

        We were formed and incorporated in February 2001, when we acquired substantially all of the assets of Remote Communications, Inc., or RCI. We paid $400,000 for the RCI assets which included assuming specified liabilities of $46,597 and the issuance of a note in the amount of $353,403. RCI's assets included various computer programs, source code and the expertise of RCI's management. In December 2001, the RCI management team decided to end their involvement with our company. Their departure had a short-term minor negative impact on the company in terms of technological direction, but no significant long-term impact, as the technological product development direction changed and we engaged new research and development, or R&D, professionals.

KEY INDICATIONS OF FINANCIAL CONDITION AND PERFORMANCE

        We have a limited operating history. As of June 30, 2004, we had an accumulated deficit of approximately $5.1 million (which is net of $1.2 million accumulated loss due to the termination of our subchapter S corporation status). We have not been profitable in any of our three years of operations. We expect to continue to incur significant sales and marketing, product development and administrative expenses and, as a result, expect to continue to incur losses in the foreseeable future.

RESULTS OF OPERATIONS

        The following tables show our results of operations for the fiscal years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003, both in terms of dollars and in approximate percentages.

	Years Ended December 31,
	2003	2003	2002	2002
Revenues
License fees	$787,541	80%	$596,905	92%
Service and other	195,678	20%	53,928	8%

	983,219	100%	650,833	100%
Operating expenses
Research and development—personnel costs	112,243	11%	121,565	19%
Research and development—other	38,588	4%	99,128	15%
Amortization of capitalized software	214,194	22%	187,181	29%
Impairment of intangibles and capitalized software	276,296	28%	—	0%
Customer support	173,959	18%	240,790	37%
Sales—personnel costs	299,811	30%	334,902	51%
Sales—agent costs	226,561	23%	276,456	42%
Sales—other	20,912	2%	61,524	9%
Marketing expenditures	32,984	3%	125,263	19%
Rent	92,616	9%	137,675	21%
Depreciation	90,177	9%	70,475	11%
General and administrative—personnel costs	804,025	82%	616,669	95%
General and administrative—other	95,643	10%	288,973	44%

	2,478,009	252%	2,560,601	393%
Operating loss	(1,494,790)	-152%	(1,909,768)	-293%
Interest expense, net	345,395	35%	162,637	25%
Other income	(1,276)	0%	(52)	0%
Preferred dividends	(15,503)	-2%	—	0%

Net loss available to common shareholders	$(1,854,412)	-189%	$(2,072,353)	-318%

	Six Months Ended June 30, (unaudited)
	2004	2004	2003	2003
Revenues
License fees	$100,824	49%	$408,005	83%
Service and other	105,560	51%	82,312	17%

	206,384	100%	490,317	100%
Operating expenses
Research and development—personnel costs	108,489	53%	72,891	15%
Research and development—other	9,881	5%	17,773	4%
Research and development—product management	105,327	51%	—	0%
Amortization of capitalized software	60,977	30%	107,039	22%
Impairment of intangibles	—	0%	—	0%
Customer support	68,144	33%	103,371	21%
Sales—personnel costs	185,699	90%	184,578	38%
Sales—agent costs	63,162	31%	190,541	39%
Sales—other	1,457	1%	9,790	2%
Marketing expenditures	39,147	19%	34,761	7%
Rent	46,508	23%	46,508	9%
Depreciation	38,564	19%	44,947	9%
General and administrative—personnel costs	332,610	161%	282,294	58%
General and administrative—other	157,631	76%	89,625	18%

	1,217,596	590%	1,184,116	241%
Operating loss	(1,011,212)	-490%	(693,799)	-141%
Interest expense, net	536,909	260%	141,758	29%
Preferred dividends	48,040	23%	—	0%
Other income	(1,200)	-1%	—	0%
Foreign exchange loss/(gain)	9,489	5%	(13,068)	-3%
Gain on settlement	(440,999)	-214%	—	0%

Net loss available to common shareholders	$(1,163,451)	-563%	$(822,489)	-168%

Restatement of Financial Statements

        The December 31, 2003 and 2002 financial statements reflect a change in the reporting of warrants issued to placement agents related to the sale of debt, the accounting for the conversion feature included in the notes issued in 2002 and 2003, and the accounting for the settlement of liability to RCI. The settlement of RCI was previously reported in the year ended 2003 and has been changed to be reported in the first quarter of 2004. The value ascribed to the warrants issued to the placement agency was previously accounted for as a reduction of shareholder's equity and has been changed to be recorded as debt issue costs and amortized as interest expense over the life of the debt. The Company valued the beneficial conversion on debt issued and recorded this as interest expense. In addition, the Company reclassified Series A Preferred Stock to equity and reclassified the related dividends out of interest and into equity. The following is a summary of net income and earnings per share to reflect the changes described above.

	December 31,
	2003	2002
Net loss as previously reported	$(1,303,945)	$(2,022,051)
RCI settlement	(440,999)	—
Warrant interest expense and beneficial conversion feature	(109,468)	(50,302)
Accretion of preferred stock dividends	(15,503)	—
Reclass of interest expense	15,503	—
Net loss available to common shareholders as restated	$(1,854,412)	$(2,072,353)
Basic and diluted loss per common share as originally reported	$(1.00)	$(1.69)
RCI settlement	(0.34)	—
Warrant interest expense and beneficial conversion feature	(0.08)	(0.04)
Accretion of preferred stock dividends	(.01)	—
Reclass of interest expense	.01	—
Basic and diluted loss per common share as restated	$(1.42)	$(1.73)

        Revenues:    Fiscal 2003 compared to fiscal 2002:    The 32% increase in license fees revenues from 2002 to 2003 reflects the growing acceptance of our initial product, HyperWeb, and the results of our limited initial marketing and selling efforts. Also, in 2003 37% of license fees revenues were derived from existing customers who had purchased HyperWeb in 2002 for a particular application or for a limited number of users. In 2003, these customers expanded their license by adding more users and/or sought additional applications for the product. Support and other revenues primarily represent a 12 month maintenance contract on sales where the revenue is recognized over the term of the support agreement. The increase is a result of more maintenance agreements accompanying license sales (over 90% of all licensees purchase a maintenance plan that is usually 20% to 30% of a license sale) and subsequent year renewals of maintenance. Approximately 60% of our 2002 customers have renewed for a second year of maintenance service. None of the increase in revenue is attributable to an increase in list prices. Additionally, we do not anticipate that projected revenue growth will result from increases to our list prices.

        In 2002, our top three customers accounted for 57% of the total revenues during the year. In 2003, the top three accounted for 34% of total revenues. In 2003 and 2002, approximately 64% and 60%, respectively, of revenues were from U.S. customers. Our non-U.S. based customers have discovered us almost exclusively from an Internet search or by word of mouth. During the years 2002 and 2003, we had a single part-time sales agent in the United Kingdom and did very little marketing outside of the U.S.

        First six months of 2004 compared to first six months of 2003:    Revenues in the first six months of of 2004 were $284,000 (or 58%) lower than the first six months of 2003 (or $490,317) due to:

  •
  the transition to our new sales management team and other business development personnel changes (consistent with our new strategy) which delayed our ability to close sales;

  •
  certain sales agents who are no longer active with the company and the resulting time spent by our new sales management in cultivating new sales agent relationships;

  •
  the delays in implementing our new marketing strategy—in the first six months of 2004, our limited finances have not yet permitted a broad expansion of our marketing; and

  •
  the fact that three of our four senior executives have focused primarily on fundraising and the initial public offering process during the first six months of 2004, substantially limiting the time being devoted to business development activities.

        Industry reports lead us to believe that worldwide information technology spending will increase slightly in 2004 as compared to 2003. The demand for our products depends on continued growth in the Internet and corporate network traffic, the ability to develop and maintain strong relationships with indirect channel partners, our ability to expand or enhance our product offerings and our sales and marketing efforts. Growth in service revenues is dependent upon continued sales of maintenance agreements and license renewals. Our future viability will be directly affected by the acceptance of HyperTunnel by existing and new customers.

        We experience some seasonality in our revenues. Typically the summer months of July and August and the month of January, after the December and year-end holidays, are very slow for technology sales in North America and Europe. This usually impacts results in the first and third calendar quarters.

        Research and development expenses:    This consists primarily of compensation related to the cost of engineering personnel, third party consultants, prototype expenses related to the design, development, testing and enhancement of our software products, facilities costs and hardware and software used in the design, development and support of our products. This expense category is the non-capitalized portion of these costs. The following section details our policy regarding which research and development, or R&D, expenses are capitalized. The reduction in expenses from 2002 to 2003 is the result of a less expensive personnel mix and a larger percentage of costs capitalized in 2003 as we were developing the HyperTunnel product line. We expense all R&D expenses as incurred once the product line is in general release.

        In 2004, we intend to add application specific transformations such as quality of service, or QoS, and high speed network enhancements to HyperTunnel. We intend to invest in excess of $1.8 million over the next 12 months for such enhancements. Such spending will constitute a significant increase over our current annual R&D expenditures. We may be subject to risks and delays caused by hiring new personnel, management of an increased number of third-party consultants and the increased testing and quality control needed for a larger level of activity.

        In the first six months of 2004 we formalized our product management function. We hired new staff and allocated existing resources to this initiative. This function strategically manages the product through development, testing and taking the product to market. We had this need due to the new product line and future R&D plans.

        Amortization of capitalized software costs:    This category represents the write-off of previously capitalized software development costs. It includes the same types of expense categories as in R&D costs above.

        For software costs, both internally developed and purchased from third parties, we follow the following accounting policies:

        Pre-Feasibility Stage:    We expense costs incurred to establish the technological feasibility of a software program as they are incurred. For these purposes, technological feasibility is considered achieved when all planning, designing, coding, and testing has been sufficiently completed such that we can produce the program to meet its design specifications.

        Post-Feasibility/Pre-Release Stage:    We capitalize costs incurred following technological feasibility but prior to commercial release and record them at cost. These costs are not applied against revenues generated during that period.

        Post-Release Stage:    Commencing with commercial release of the program, we amortize costs that have accumulated in the R&D account over the program's expected useful life and we expense as incurred all additional software costs.

        Our internal software development costs include application and tool development, translation, testing and localization costs incurred in producing software and associated documentation to be licensed to customers. We also may contract with third parties to develop and test software that will be licensed to customers. In addition, from time to time we may choose to purchase source code or product rights from third parties to be integrated with our software.

        As of December 31, 2003, we had unamortized capitalized costs (in accordance with the above criteria) associated with HyperTunnel of $373,000. Because HyperTunnel was released in January 2004, we had not commenced amortization of these capitalized costs at December 31, 2003. We are in the process of amortizing our capitalized costs of HyperWeb on a straight-line basis over three years and anticipate these unamortized capitalized costs of $35,000 to be fully amortized as of December 31, 2004.

        We expense R&D costs relating principally to the design and development of products (exclusive of costs capitalized) as they are incurred. We expense the costs of developing routine enhancements as R&D costs as incurred because of the short time between the determination of technological feasibility and the date of general release of related products. The reduction from the first six months of 2004 (compared to 2003) is a result of earlier capitalized costs becoming fully amortized in 2003.

        Impairment of intangibles:    We evaluate all of the carrying values of our assets to determine the reasonableness of continued capitalization. We review the facts and circumstances of our business which may indicate that the carrying values of our assets may be impaired. We use future undiscounted cash flows to determine whether the carrying value of the asset is recoverable. If the carrying value is less we recognize an impairment loss based on the excess carrying amount of the asset over the respective fair value.

        During 2003, we determined that certain acquired intellectual property and trademark and patent costs, which were previously capitalized, no longer had any value to us and thus were written off. These assets arose primarily as a result of the purchase of the assets of RCI and initial trademark and patent costs incurred in 2001 and early 2002. The amount written off in 2003 was $85,000.

        In addition we incurred an impairment expense in 2003 as a result of the abandonment of a version of HyperWeb with particular new feature functionality. In 2003 we were simultaneously developing HyperTunnel and an updated version of HyperWeb. In July 2003, we abandoned the development of a version of HyperWeb with particular new feature functionality and used our limited resources to complete development of our new product, HyperTunnel. As a consequence, we recorded an impairment of $191,000, representing all previously capitalized costs relating to the development of the updated version of HyperWeb.

        Customer support costs:    This includes personnel costs which relate to post-sales support of our products. All of our support resources are currently based in our Greenwood Village, Colorado, office. We plan to open European and Asia/Pacific based support operations, perhaps with a partner, to support our increasing international business. Currently our staff works varying shifts to meet support requirements from different time zones. These are primarily in the areas of customer support under maintenance agreements and other post sale technical support, which may include telephone/web support, next business day advance replacement and access to all software updates and upgrades. The reduction in these costs from 2002 to 2003 was a result of a more optimal but reduced staffing mix in this area. The cost of services in the first six months of 2004 were lower by approximately 34% compared to the corresponding period in 2003 because we delayed the hiring of additional technical and customer service support due to slower than expected sales. See "General and administrative" below.

        Sales and marketing:    Through 2003, we targeted sales efforts at enterprises with a focus on reaching the corporate information technology organization managers responsible for the performance of mission-critical applications and maintenance of network performance in the enterprise. We have also maintained a website and have agreements with the Google and Yahoo! keyword search engines that direct those curious about compression and acceleration solutions to our website. Our agreement with Google is a standard agreement that is terminable by either party at any time. We pay Google its standard fees, which included a $5.00 initial setup fee and cost-per-clicks charge which varies at our option. Our agreement with Yahoo!, through its subsidiary Overture Services, Inc., is also a standard agreement that is also terminable by either party at any time. We pay Overture its standard fees, which included a $50.00 setup fee, $20.00 minimum monthly fees and click fees that vary at our option. We have spent $12,000 with Google and Overture over the last two years. The amount spent can be increased or decreased based on various search criteria offered by Google and Overture and the periodic volume generated through the search engines. Other than attending conferences and limited public relations, we have done no meaningful marketing. To date, sales efforts have been comprised of mostly Colorado-based employees and agents and a single United Kingdom based agent. Historically we have had no presence in the Asia/Pacific region.

        Expenses included in this category are the compensation costs of sales and marketing personnel, commissions and incentives, agent fees, market research costs, website expenses, partner association costs, public relations and conference attendance.

        From 2002 to 2003, the amount incurred in this category fell by 27%, or $218,000 largely due to the following:

  •
  a reduction of $49,000 in compensation and agent fees as a result of: (i) reducing the number of employees and agents, (ii) converting compensation arrangements to more incentive based rather than fixed base fees, and (iii) a reduction in marketing personnel costs;

  •
  lower travel and entertainment costs of $20,000 as a result of less travel and no conference attendance;

  •
  elimination of fees paid to a public relations firm resulting in a savings of $15,000;

  •
  costs of $57,000 incurred in 2002 to become a Siebel Systems, Inc. partner and attend various Siebel events, which were not incurred in 2003; and

  •
  initial website development costs incurred in 2002 of $27,000 which were not incurred in 2003.

        For the first six months of 2004 compared to the first six months of 2003, there was a 31% reduction in expenses in this category largely attributable to:

  •
  the reduction in sales agent fees due to fewer producing sales agents and changes to sales agent compensation to low or no fixed amounts and more commission based;

  •
  greater sales travel cost in the first quarter of 2003; and

  •
  lower commissions because of lower sales levels.

        Sales and marketing expenses represented a disproportionate share of revenues due to the start-up nature of our business in 2002 and 2003. In 2004, we are implementing a new strategic sales and marketing plan. In March, 2004 we hired a new executive to lead this area. In June and July 2004 we made other additions to our sales organization. We expect that the remainder of 2004 will be spent identifying new sales channels, building deeper relationships with existing customers, developing new agents and partnerships, identifying OEMs to distribute our products, launching new marketing initiatives and adding a greater emphasis on international opportunities. As a result, we expect to spend in excess of $3.3 million over the next 12 months on sales and marketing, an increase of more than 400% over 2003 levels. We anticipate that 75% of the sales and marketing budget will be expended on people related activities (payroll, agent fees and commissions) and 25% on non-people related activities (advertising, public relations, collateral, conference attendance, partner fees, etc). We will continue to invest in appropriate sales and marketing campaigns and therefore expect sales and marketing expenses in absolute dollar expenses to increase in the future. We plan to work toward a target of sales and marketing expenses being in the range of 25% to 35% of revenues, but we do not expect to achieve this during the next two years.

        General and administrative expenses:    General and administrative expenses consist primarily of employee compensation for executives and administrative personnel, office costs such as telecommunications, legal and accounting fees. We treat costs relating to raising equity as a reduction to share capital and as such they are not included in this category.

        From fiscal years 2002 to 2003 the amount incurred in this category was flat but there were major changes between the two years as follows:

  •
  an increase in costs associated with the Chief Executive Officer transition in the amount of $31,000. We hired a new Chief Executive Officer in the fourth quarter of 2003. During this time the former Chief Executive Officer became the Chairman of the Board and remained on the payroll;

  •
  an increase in payroll expense recorded for stock-based compensation. In 2003, as described in more detail in the financial statements, we recorded an expense for stock options granted to employees in the amount of $139,000;

  •
  in 2003 we recorded an entry to reflect the fair value of the agreement made between our founder and our new Chief Executive Officer. Our founder agreed to grant the new Chief Executive Officer 107,143 of his shares of common stock in the Company, for which we recorded a compensation expense of $113,000. This was a non-cash entry;

  •
  in early 2003 we reduced executive compensation expenses in the human resources and finance area as we focused on sales and new products. This resulted in a savings of $165,000 compared to 2002. The previous human resources executive (and current board member) continued to provide interim support to us. We retained a new Chief Financial Officer in December 2003;

  •
  in 2003 we enjoyed a lower rent expense as a result of moving our corporate office to a less expensive location. This resulted in a savings of $45,000 compared to 2002; and

  •
  in 2003 we had lower legal expenses compared to 2002 in the amount of $66,000. This was a result of capitalizing certain legal costs for patents in 2003 and higher costs in 2002 as a result of certain debt offerings, formation activities and matters related to the acquisition of RCI's assets.

        In the first six months of 2004 general and administrative expenses were higher than in the first six months of 2003 by approximately $120,000. This was largely due to:

  •
  the costs of the new Chief Executive Officer. In 2003, our founder served as Chairman and Chief Executive Officer. In October 2003, the positions were split and we hired a new Chief Executive Officer. This resulted in additional compensation expense of approximately $124,000;

  •
  in 2004 we incurred additional costs due to hiring a new CFO and additional compliance and audit fees as we prepared for a public offering of our securities. This resulted in additional costs of approximately $44,000; and

  •
  a reduction in costs in 2004 due to: a $22,000 reduction as the Company eliminated full time human resources positions, and a $28,000 reduction in fees paid to third-party business consultants.

        We expect to incur greater administrative costs in the future as we comply with recently enacted laws and regulations affecting public companies, including increased accounting and legal fees, complying with the provisions of the Sarbanes-Oxley Act of 2002 and other current and future rules and regulations required by the SEC, the American Stock Exchange and the Financial Accounting Standards Board, or FASB. In addition, we will have greater costs related to our Audit and Corporate Governance Committee and certain types of insurance policies as a result of being a public company. There may be other additional costs, which could be substantial, as a result of our becoming a public entity.

        General and administrative expenses represented disproportionate percentages of revenues in 2002 and 2003 due to the start-up nature of our business. If we are successful in implementing our sales and marketing plan, our general and administrative expenses should continue to decline as a percentage of revenue.

        Interest expense:    We incurred interest expense on loans from convertible and other debt, a loan from our founder, imputed interest on warrants issued in connection with debt offerings, imputed interest on the conversion feature of our debt, a note payable to RCI and a line of credit. In 2002, the convertible debt was in existence for a partial year, resulting in a higher interest charge in 2003. The line of credit was not in existence in 2002. The interest charge was higher by approximately $395,000 in the first six months of 2004 compared to 2003 due to our higher levels of debt, the higher number of warrants issued with the resulting imputed interest charge, imputed interest on debt conversions, costs recorded to reduce the conversion price of certain warrants and the amortization of the costs incurred in selling the 2004 notes.

        The following is a breakdown of the interest expense for the first six months of 2004:

Cash Interest Paid (received)
Line of Credit and Credit Cards	$4,337
Interest Received on Short-term investments	(734)
Non-cash Interest Expense Accrued
Founder's Loan	4,018
Ed Peats Short-term Loan	2,274
Bridge Loans	63,829
Loan Fee Amortization
2003 Bridge Loans	14,288
2004 Bridge Loans	104,500
Value of Debt Warrants Issued	110,735
Bridge Loans Issued with conversion price at less than fair market value	48,000
Warrants Issued with an exercise price at less than fair market value	150,800
Value of Detachable warrants	34,862

$536,909

        Gain on settlement of RCI note:    We purchased certain assets from Remote Communications, Inc., or RCI, in March 2001. The purchase price (net after certain liabilities of RCI was paid by us in the form of a promissory note upon closing of the transaction) was $353,000 to be paid in March 2004. Part of the sale agreement called for certain RCI officers to become our employees and continue to develop the product offering. In late 2001, these employees terminated their employment with us. At the time of leaving our company, in addition to the promissory note, we established a reserve for certain possible claims for compensation to these employees in the amount of $130,000. We disputed certain claims by these employees and RCI.

        In March 2004, we settled our dispute with RCI regarding the initial purchase of assets in 2001. Under our settlement, we agreed to pay RCI $42,500 as settlement in full for all liabilities owing and any claims due under our purchase agreement. Accordingly, in the financial statements for the quarter ended March 31, 2004, we reduced the value of the note payable to RCI to $42,500, reversed the previously accrued compensation to RCI officers and recorded a gain on the settlement of this liability in the amount of $441,000.

        Income taxes:    We make no provision for income taxes because, since inception, we have never been profitable. We have a net operating loss carry forward available to offset future federal and state income tax expenses at an amount that approximates our accumulated deficits. Our net operating loss carry forward will expire in varying amounts from 2021 to 2023. The utilization of the net operating loss carry forward as an offset to future taxable income is subject to the limitations under U.S. federal income tax laws. One such limitation is imposed where there is a greater than 50% change in ownership of our company.

OFF BALANCE SHEET TRANSACTIONS

        We are not party to any off balance sheet transactions. We have no subsidiaries or equity ownership in any other entity. We have no guarantees or obligations other than those which arise out of normal business operations to customers, i.e., a sale of software, which is covered by customer agreements limiting, in part, our liability.

CORPORATE GROUP AND SEGMENT INFORMATION

        We are not, and never have been, part of any corporate group. We do not have segment information because all of our activities are devoted to the development and sale of software. We have no discontinued operations.

        In fiscal 2003, 64% of our revenue came from the U.S., 33% from the European Union and 3% from Asia/Pacific. Over the next 12 months we expect our revenue from non-U.S. customers to increase as a percentage of revenues.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

        This discussion and analysis of the financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In order to prepare these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the valuation of long-lived assets, valuation allowances including sales return reserves, allowances for doubtful accounts and other liabilities, such as product warranty reserves. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our accounting policies are described in more detail in the notes to our financial statements included elsewhere in this prospectus, which you should read in conjunction with this discussion. We have identified the following as critical estimates employed in applying critical accounting policies.

        Revenues:    We derive revenues from the following sources: software license revenue and services revenue, which primarily consists of maintenance, consulting and training. We recognize revenue in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101,

"Revenue Recognition in Financial Statements," the American Institute of Certified Public Accountants' Statement of Position, or SOP, 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and other authoritative accounting literature. We determine fair value of each element in multiple-element arrangements based on vendor-specific objective evidence, or VSOE, for all items included in a new customer agreement. We maintain a price lists for various regions where we have stated License and Maintenance rates and terms. We base our assessment of VSOE for each element to the price charged when the same element is sold separately. VSOE for maintenance is determined based upon the customer's annual renewal rates. During the sales process we make various proposals that illustrate the license fee component (License Fee Revenue) and the optional maintenance component (Services Revenue). Customers are not required to buy maintenance so they actually make dual buying decisions—one for the license and one for the maintenance. The split between these two categories is included in all of our executed customer agreements and billings subsequently sent to them. We use the contractual split between these two categories to allocate the fair value of each because we believe that it represents the fair value. Any other fees or services as part of a sale are extremely rare and in the cases where they have occurred, they have been governed by a separate contract with a separate fee.

        License fee revenue:    For software license agreements that do not require significant modification or customization of the software, we recognize revenue when evidence of a non-cancelable, signed contingency-free agreement exists, any acceptance testing is complete, delivery of the product has occurred, the license fee is fixed or determinable and collection is probable. In all other instances, we defer revenue. We record deferred revenue as a current liability until all the elements to be delivered at a future date and vendor specific evidence of acceptance have occurred.

        We consider receipt of a customer purchase order to be persuasive evidence of an arrangement. Sales through our distribution channels are evidenced by agreements governing the relationship together with purchase orders from the ultimate end customers. Delivery generally occurs when the customer has received an electronic media copy of the software or where we have evidence that the customer has downloaded the software from our website.

        If a license agreement provides acceptance provisions that grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications, we defer revenue recognition until acceptance by the customer or lapse of the acceptance period. Generally, license agreements have no such provisions and, as the likelihood of non-acceptance is remote, we generally recognize revenue when all other criteria of revenue recognition are met.

        Typically, our software licenses do not include significant post-delivery obligations to be fulfilled by us, and payments are due within 30 days from the date of delivery. For customers who pay license revenues as monthly subscribers under a utility-based pricing model, and where the license allows for payment terms of more than 12 months from the date of delivery, we recognize revenue as payments become due assuming all other conditions for revenue recognition have been satisfied.

        Services revenue:    Services, or maintenance, revenue is recognized ratably over the term of the maintenance agreement, typically one year. Consulting services generally do not involve significant modification or customization of the licensed software. Consulting and training revenues are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from fixed price contracts is recognized on a percentage of completion basis, which involves the use of estimates. If we do not have a sufficient basis to measure the progress towards completion, we recognize revenue when the project is completed or when we receive final acceptance from the customer. Revenue from agreements for supporting and providing periodic unspecified upgrades to the licensed software is recorded as unearned revenue and is recognized ratably over the support service period.

        Allowance for doubtful accounts:    We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on our receivables. Overdue accounts are reviewed, and an additional allowance is recorded when determined necessary to state receivables at realizable value. In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, and the aging of our receivables. A considerable amount of judgment is required when we assess the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. As of June 30, 2004 we have determined that no reserve is currently necessary for doubtful accounts.

        Expensing of employee stock options:    We have adopted the disclosure only provision of FAS 123 which permits us to disclose in notes to our financial statements the pro forma net income (loss) and earnings per share that would have resulted from the use of the fair value based method. The disclosure only provisions allows us to disclose the pro forma effect on net income and earnings per share of issuing options to employees rather than expensing them based on the fair value of the options.

        We recorded an expense of $139,000 for the 132,678 options granted to employees in 2003. The expense represents the difference between the exercise price of $3.50 at the date of grant and the estimated fair value of common stock. This treatment is in accordance with APB 25.

        Valuation of Long-Lived and Intangible Assets and Goodwill:    As required by SFAS 144, "Accounting for Impairment or Disposal of Long-lived Assets," we regularly perform reviews to determine if the carrying value of our long-lived assets is impaired. The purpose of the review is to identify any facts or circumstances, either internal or external, which indicate that the carrying value of the assets cannot be recovered. Such facts or circumstances might include significant underperformance relative to expected historical or projected future operating results or significant negative industry or economic trends. If such indicators are present, we determine whether the sum of the estimated undiscounted cash flows attributable to the assets in question is less than their carrying value. If less, we recognize an impairment loss based on the excess carrying amount of the assets over their respective fair values. If quoted market prices for assets are not available, we estimate the fair value based on the present value of expected future cash flows. The fair value of the asset then becomes the asset's new carrying value.

RECENT ACCOUNTING PRONOUNCEMENTS

        On March 31, 2004, the FASB issued an Exposure Draft, Share-Based Payment, an Amendment of FASB Statements No. 123 and APB 25. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options. Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

        If adopted as proposed, we would record as an expense the fair value of the options we have issued. Based on the number of options we have issued, this proposed statement would substantially increase our net losses and accumulated deficit by approximately $110,000 for the fiscal year ended December 31, 2003 and $276,000 for the first six months of 2004. If adopted, this pronouncement would be effective for the fiscal year beginning January 1, 2005.

MARKET AND CREDIT RISK

        Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash, cash equivalents, short-term investments and accounts receivable. Our cash, cash equivalents and investments are maintained with accredited financial institutions and investments are placed with quality issuers. We believe no significant concentration of credit risk exists with respect to these financial instruments. Cash and cash equivalents consist primarily of cash on deposit with banks and money market instruments that are stated at costs, which approximate fair market value. We have no current investments in fluctuating net asset value investments.

        Concentrations of credit risk occur from time to time as we record large sales relative to our growing customer base. With respect to accounts receivable, we perform ongoing credit evaluations of our customers. As of June 30, 2004, approximately 41% of the accounts receivable balance was comprised of a single customer. This customer is a historic slow payer and the account is not in dispute. The customer is one of the five largest telecom organizations in the European Union. Foreign currency exchange risk may be exacerbated by slow paying non-U.S. customers.

        Currently most sales are in the United States, Canada, Australia and Europe. Our marketing plan is to target sales in Europe and Asia/Pacific in 2004. As a result, financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in worldwide markets. Any strengthening of the U.S. dollar could make our products less competitive in foreign markets. We currently have no foreign exchange contracts, option contracts or other foreign currency hedging arrangements. During 2003, we recorded foreign exchange gains on certain agreements for customers where the license fee was denominated in Euros.

RELATED PARTY TRANSACTIONS

        We have an outstanding loan from our founder. The outstanding balance at June 30, 2004, including accrued interest at 9% is $130,000. $55,000 of this loan is repayable in September 2005 and the balance of $75,000 will be converted to common stock at $3.50 per share.

        We have incurred fees to Bathgate Capital Partners, a registered broker-dealer, for raising debt and equity for us. Steve Bathgate controls Bathgate Capital Partners and is a former director of our company. Mr. Bathgate resigned his board position in January 2004. We paid the following amounts to Bathgate Capital Partners in 2002—$32,000 in cash and $22,000 by issuing stock; in 2003—$8,000 in cash, 25,643 warrants (exercise price of $3.50 each and expiring February 12, 2008) and $35,000 by issuing stock; and in 2004—$62,000 in cash, 13,286 warrants in March 2004 (exercise price of $4.38 each and expiring March 31, 2009) and $20,000 in cash, 1,786 warrants in April 2004 (exercise price of $4.38 per share and expiring April 5, 2009). We paid no other compensation to Bathgate Capital Partners or Mr. Bathgate for these services. Since inception, we have used other non-related organizations to perform similar services, on terms and conditions substantially similar to those in the Bathgate Capital Partners arrangements. Accordingly, we believe that our relationship with Bathgate Capital Partners has been conducted on terms and conditions which are substantially similar to those other arrangements. Other than $20,000 due to Bathgate Capital Partners upon completion of this offering, we have no future commitments to Bathgate Capital Partners.

        In August 2004 we raised $400,000 in additional bridge loans for working capital and general corporate purposes. These bridge loans were raised from our founder, CEO and members of our Board of Directors. Such loans bear interest at 12% per annum and are repayable within 180 days. In connection with these bridge loans, we issued one warrant to purchase a share of common stock for each $2.00 loaned. The 200,000 warrants issued as part of this transaction are exercisable at $4.46, per share, and expire in August 2009.

        Our management has determined that these transactions have been consummated on terms and conditions no less favorable than could be obtained from unaffiliated third parties.

LIQUIDITY AND CAPITAL RESOURCES

        As of June 30, 2004, our existing cash resources were insufficient to execute our business plan. We raised approximately $1.1 million (net of fees and expenses) during the first quarter of 2004 in our 2004 convertible debt offering, net of approximately $100,000 in fees paid to financial advisors in connection with the offering. Currently, our working capital requirements exceed our ability to generate sufficient cash internally.

        Since inception we have financed our operations through the private placements of equity securities, convertible debt, a loan from RCI with respect to the balance of the purchase price for RCI's assets, short-term loans, partial payment of various consultants and employees with stock and/or options as part compensation for their services and, to a lesser extent, a line of credit.

        With the net proceeds of this offering, $7.4 million, if we assume an offering price of $5.50 per unit, and approximately $8.7 million if the underwriter exercises the overallotment option, we will not need to seek additional capital for at least 12 to 18 months, assuming no revenue is generated from operations.

        Because we are such a small transitional stage company, we will be focusing our marketing and sales resources on what we consider to be appropriate subsets of the larger potential market for our products, including web acceleration, networked applications and internet service providers, or ISPs. If one of these subset markets is not producing sufficient sales to justify our costs, we will focus on the market or markets that appear more economically rewarding. If we are successful in marketing our products, we expect the proceeds of this offering to extend beyond 18 months, depending on the level of our success. We will continue to sell HyperWeb, and expect to market the product, which we have not marketed directly to date because of limited funds. Sales of HyperWeb have decreased significantly, but we expect sales to improve with increased marketing, but not immediately. HyperTunnel is not expected to become our primary product generating revenue until 2006.

        In 2001, our founder and current Chairman invested $750,000 and we raised an additional $748,000 from a private offering of common stock. In 2002, we raised funds through an additional private placement of common stock in the amount of approximately $900,000, a loan from our founder with an outstanding balance at the end of 2002 in the amount of $264,000 and convertible debt with warrants in the amount of $800,000. In 2003, we raised funds from private placements of preferred stock for approximately $350,000, through an additional issuance of convertible debt and warrants in the amount of $350,000 and an additional loan from our founder in the amount of $40,000. Also in 2003, our founder converted $200,000 of debt to equity, and certain note holders converted $650,000 of debt to equity, in transactions that had no net cash impact for us.

        Although we have issued warrants to debt holders and stock options to employees and consultants since inception, no options or warrants have been exercised. We have not raised funds by this mechanism and our business plan does not anticipate receiving any funds from the exercise of options or warrants.

        The line of credit of approximately $96,000 with Horizon Bank of Colorado is secured personally by our founder and Chairman. The credit line was initiated in 2003 and is fully drawn and due August 2005. There are no financial covenants in the line of credit. The interest rate on the revolving line of credit is 6.5% per annum and is paid monthly. Our founder and Chairman received no compensation for his agreement to personally secure the line of credit. We plan to repay this line of credit from the proceeds of this offering.

        Of the $1,200,000 (approximately $1.1 million net after fees) in promissory notes sold in our 2004 debt offering, all of the notes are convertible to equity at the option of the noteholders. If the notes are not converted to equity, $620,000 of the notes are to be repaid in September 2005. Noteholders holding $155,000 in principal face amount of our 2004 notes have agreed to convert to equity upon the effective date of this offering, and $425,000 of the noteholders have extended the notes to April 15, 2006. For those 2004 debt offering noteholders willing to convert to common stock, we have granted them the right to do so at $3.50 per share.

        In August 2004 we raised $400,000 in additional bridge loans for working capital and general corporate purposes. These bridge loans were raised from our founder, CEO and members of our Board of Directors. Such loans bear interest at 12% per annum and are repayable within 180 days. In connection with these bridge loans, we issued one warrant to purchase a share of common stock for each $2.00 loaned. The 200,000 warrants issued as part of this transaction are exercisable at $4.46 per share, and expire in August 2009.

        In 2002 and 2003, while we recorded revenues, they were not sufficient to sustain our development, marketing, sales or personnel expenditures. In 2004, we do not expect to fund our operations from revenues, but we expect a portion of our 2004 revenues to come from our new product line, HyperTunnel, and new sales channels and partnerships. We cannot assure you that we will be able to generate sales or create new sales channels or partnerships. If we are unable to do this, our financial condition and results of operations will be materially adversely affected.

        Variation in the timing of our cash receipts and disbursements significantly impacts our overall cash flow for a given period.

        We had cash and cash equivalents of $27,000 at December 31, 2003, compared to $51,000 at December 31, 2002. The decrease is mainly due to our continued losses from operations, purchases of computer equipment for $7,000 and the $23,000 increase in accounts receivable between 2002 and 2003.

        We used approximately $624,000 in cash to support operating activities during the year ended December 31, 2003 compared to using approximately $1.5 million during the year ended December 31, 2002. The decrease is generally due to higher revenues and reductions in amounts expended on research and development, costs of services and sales and marketing costs.

        The following table summarizes our contractual and lease obligations at June 30, 2004:

	Total	2004(2)	2005(2)	2006(2)	Thereafter
Office lease	$146,275	$45,508	$93,016	$7,751	—
Software lease	15,825	10,550	5,275	—	—
Operating leases	1,273	931	342	—	—
Line-of-credit(1)	95,500	95,500	—	—	—
Due to related party(1)	130,062	—	55,062	—	—
Notes payable (and accrued interest)(1)	1,611,590	52,274	1,085,551	—	—

	$2,000,525	$204,763	$1,239,246	$7,751	—

(1)
Reflects balance sheet numbers as of June 30, 2004.

(2)
While the "Total" column reflects the total amount outstanding at June 30, 2004, the remaining columns to the right, for the line items "Due to related party" and "Notes payable", are shown as net cash obligations after deducting the portion of the "Total" obligation which will be settled by conversion to equity and therefore do not require any cash payment by us. The amounts to be converted to common stock at the time of the public offering include $75,000 due to a related party, $488,055 in notes payable (including accrued interest) and $970,000 of Series A preferred stock.

        The operating leases are for office equipment and the software lease is for Siebel Systems, Inc. software. The office lease for our corporate office expires in February 2006 and is based on a fixed annual fee of $14 per square foot payable in equal monthly installments. The amount in the 2004 column is six months of office lease payments, the amount in 2005 being a full year and the amount for 2006 being one month.

        All of the notes payable (and accrued interest) issued prior to December 31, 2003 will be converted into equity prior to the initial public offering as they automatically convert to equity upon a round of funding of at least $3 million. The settlement payable at December 31, 2003, which relates to the RCI settlement, was paid in March 2004.

        We have entered into employment agreements with certain members of our senior management team including our Chairman, Chief Executive Officer and Vice President of Development. These agreements bear standard employment terms and conditions. Our Chief Executive Officer's contract is a three-year contract commencing on October 1, 2003 and calls for a guaranteed 2004 bonus of $100,000, of which $75,000 was paid through the date of this prospectus. This guaranteed bonus is not included in the table above.

BUSINESS

Company Overview

        We are a Colorado-based software company that has been in the application acceleration business since March 2001. We develop, manufacture and market worldwide, two software product lines: HyperWeb and HyperTunnel. These products speed up the delivery of information over computer networks (including the Internet, wireless, broadband, private and dial up networks). By accelerating the delivery of information over computer networks, we accelerate the applications running on networked computers. This allows the users to do more work in less time. In addition, acceleration can allow a company to deploy slower, lower cost, communication circuits between computers on the network (i.e., reduce bandwidth requirements), thus reducing monthly expenses. In some cases our products allow companies to deploy business applications over network connections that, without our applications, would otherwise be too slow to support effectively the business applications deployed. For example, Sales Force Automation, or SFA, applications and Customer Relationship Management, or CRM, applications tend to perform poorly when used on slow network connections. Many users of those applications travel for business and are forced to use slow network connections while running such CRM and SFA applications. Our products accelerate the delivery of SFA and CRM information across the network allowing users to spend less time waiting and more time working productively.

        Our software product lines, HyperWeb and HyperTunnel, address the growing need for real-time application acceleration and improved business communications over wired and wireless networks. Our mission is to make our customers more efficient and profitable by increasing the performance of their internal and external mission-critical applications through deployment of application acceleration software that is cost effective, easy to use and easy to install.

        We believe our products are ideal for:

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  e-commerce websites;

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  businesses or organizations with multiple locations;

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  operation of feature rich applications (such as SFA, CRM, financial applications and Enterprise Resource Planning, or ERP, applications) that place heavy demands on the networks that connect the applications;

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  businesses with mobile and distributed/home workers who need fast access to email and mission-critical applications;

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  providers of network and application services to others, including Internet service providers, or ISPs, hosting companies, outsourcing companies and remote access service providers;

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  independent software vendors in need of a bundled solution to accelerate their network based applications; and

  •
  businesses operating in rural areas or countries where high speed networks are difficult to obtain and/or expensive.

        In the simplest terms our software, without the requirement of additional hardware, allows users to experience:

  •
  web pages that load faster;

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  network or web-based applications that function more seamlessly, without excessive network induced pauses, or lag, that could otherwise render the applications unusable;

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  significant reductions in network traffic, with corresponding reductions in bandwidth requirements and costs; and

  •
  significant performance improvements in websites, web applications, network applications and wide-area networks or WANs.

        The volume of data being sent over the Internet and through organizations' networks continues to expand. This causes performance issues—primarily reduced speeds at which users receive and transmit information. The traditional response to this problem has been to add bandwidth, or capacity, in an attempt to speed performance. There are three major problems with adding bandwidth: latency, cost and time as explained below.

  •
  Latency.  Adding bandwidth does not help with network latency problems. Latency means delay. Network latency is the time it takes for a data packet to move across a network connection. Latency is impacted by the number of network "hops" that network packets traverse between the client and the server systems and by network congestion. A network "hop" occurs at each network device, including bridges, hubs, routers, switches, as each of those devices adds time to the trip across the network while it forwards the data along. Further, after the initial investment in bandwidth, as the traffic volume on a network increases, network congestion increases, thereby increasing latency. Our products reduce the number of data packets on the network through several transformations, including compression, combining several data packets into a single packet, and elimination of the need for some data packets to traverse the network. The resulting reduction in latency accelerates applications, regardless of bandwidth.

  •
  Cost.  Adding bandwidth increases costs at a time when many companies are attempting to reduce information technology, or IT, budgets.

  •
  Time.  In many locations, the deployment of additional bandwidth can be a very slow process. Our software solutions enable our customers to quickly address the root cause of the problem by accelerating the traffic that runs through their existing networks.

Industry Background—Our Opportunity

Network Demand

        The Internet has evolved into an essential tool that businesses and individuals around the globe use on a daily basis. Broadly speaking, the Internet is a collection of computer networks that have the ability to communicate with each other, regardless of their physical locations. Computers on a network communicate through the use of protocols: standardized methods by which information is passed between computers on a network. The protocol most commonly used for transmission of information across the Internet and other networks is called the "Transmission Control Protocol/Internet Protocol" or TCP/IP.

        The emergence of Internet computing has created new challenges for IT managers. An end-user's ability to use and experience the Internet is often governed and limited by the speed of the end-user's connection to the Internet. Today's software applications are highly interactive, especially core business and e-commerce applications. Interactions often occur across networks and often depend on timely access to information and real-time transaction responsiveness. These features help ensure productivity and a high quality experience for end-users. The shift to real-time, delay-sensitive data is accelerating as businesses converge database transactions, file sharing, and multimedia traffic into enterprise wide, web-enabled, applications.

        Other current trends in computing stand to exacerbate traffic loads on networks. Businesses and individuals are coming to rely, more and more, on applications that are "web-enabled," or based on a distributed client/server architecture. Businesses are beginning to add voice and video communications to their data networks (known as voice-over-ip or video-over-ip). Computer users increasingly access graphics-intensive websites, download large files, view streaming media presentations, monitor news and stock quotes, access peer-to-peer file sharing applications, use instant messaging applications, and pass other information over the Internet. A September 30, 2002 Gartner study (R-18-3617; entitled

"Strategic Analysis Report") suggests that large enterprises worldwide will experience the need to increase the capacity of their networks to handle throughput of computer information by 14 to 16 fold between 2002 and 2006. These increases will be driven by natural expansion and proliferation of enterprise applications as well as increasing traffic from voice-over-IP and video-over-IP applications.

Bandwidth Bottleneck: The "Last-Mile"

        Even though the connections that make up the backbone of the Internet are strong and offer a surplus of bandwidth today, what really impacts the functionality and experience of the Internet by end-users is the relative speed of information from the backbone to their desktops, laptops, and wireless devices (e.g., Palm Pilots, PocketPCs, cell phones, desktop computers, etc.). This network phenomenon is known as the "Last Mile." The Last Mile becomes the bandwidth bottleneck or traffic jam because, regardless of the bandwidth available to the rest of the Internet, or to any particular ISP or corporate Local Area Network, or LAN, or Wide Area network, or WAN, an end-user can only send and receive data at the speed of the end-user's Last Mile connection to the Internet or corporate network. Neilsen NetRatings reports that there were 61.3 million dial up Internet users in the U.S. as of July 2004. Cahners InStat Group projects that 70% of U.S. households are predicted to have Internet access by 2005, but most will still be using dial-up Internet access. The same study projected that the number of occasional telecommuters in the U.S. will increase from 44 million in 2004 to 51 million by 2008. The study also predicted that the number of full time telecommuters will increase from 12 million in 2004 to 14 million in 2008. Cisco Systems, Inc. has cited an IDC market research firm study projecting the number of European telecommuters would grow from 4 million in 2002 to 9 million in 2005. While one solution to the bandwidth problem is to add more bandwidth, this solution can be expensive and/or logistically difficult to obtain. For example:

  •
  High bandwidth, high speed connections, such as DSL, cable, and wireless, are not universally available. Even when the connections are available our product may be a more cost-effective solution. As of March 2004, over 54% of active Internet users in the United States, 33% of the active Internet users in Canada and 30% of the active Internet users in Korea were accessing the Internet at the low bandwidth speeds of 56 Kbps or less according to an April 2004 WebSite Optimization report (see, http://www.websiteoptimization.com/bw/0404/). By contrast, DSL and cable modems tend to offer bandwidths of between 128 Kbps and 3000 Kbps. Corporate LAN's operate at internal bandwidths of up to 100,000 Kbps.

  •
  Regardless of the bandwidth of the core network, remote access users of a corporate LAN or WAN may be limited to low bandwidth dial-up connections as they travel from place to place, and country to country.

  •
  Broadband solutions frequently impose added latency that prevents users from obtaining the full value of the solution.

        As ISP customers and enterprise end-users move to broadband and application acceleration solutions to solve the Last Mile problem, the ISPs and enterprises are finding that the increased demands placed on their internal networks are causing their internal networks to become a new bottleneck. Our products can be used to solve both bottleneck problems, providing us with additional market opportunities.

Our Technology

        Our solutions involve only software. Unlike most competitive offerings, our solutions do not require the purchase or installation of new hardware. We believe our software only solutions are superior to competing solutions that are hardware based because our solutions offer equal or superior capabilities without the need to purchase, configure, maintain, lease, or upgrade computer hardware. Further, for mobile users, such as corporate employees who travel, hardware-based solutions can only accelerate information downstream, that is, from the server to the client. For those users, only a software-based solution can accelerate information in both directions (e.g. from the server to the mobile user and from the mobile user back to the server—this is referred to as "bi-directional acceleration"). HyperTunnel offers bi-directional acceleration.

        Our software has been developed with a deliberate adherence to certain widely adopted Internet computing standards, which allows our software to be "transparent." Transparent means that our software can be used with a wide variety of computer operating systems, applications, and wired and wireless devices, without altering the functionality of such operating systems, applications, or devices.

        Currently we manufacture and market two product lines: HyperWeb and HyperTunnel.

HyperWeb

        Our initial software product line, HyperWeb, runs on Windows, Linux, FreeBSD, OpenBSD, AIX, HP, and Solaris operating systems. Supported web servers include Microsoft IIS, Sun iPlanet, IBM WebSphere, BEA, Apache, Squid and most proxy servers. Proxy servers are devices that sit between a client application, such as a web browser, and a server. Proxy servers intercept and handle some of the client requests. Web servers are servers that store web sites and respond to web browser requests.

        HyperWeb compresses static and dynamic information sent from a web server in formats ranging from HTML to XML and Java. HyperWeb compresses requested information before sending it to the web browser. HyperWeb does not compress information moving back from the web browser to the web server.

        To date, HyperWeb constitutes substantially all of our sales. The key features of HyperWeb are:

  •
  compression of information moving from a web server to a browser (downstream);

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  configurable rules engine allows control over what is accelerated;

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  optional SSL (Secure Socket Layer) encryption for the secure movement of information;

  •
  support for multiple operating systems and servers;

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  no on-client software required—the software is installed on the server;

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  small impact on server disk space, memory and CPU resources; and

  •
  runs transparently on multiple operating systems and web server platforms by compressing and accelerating all data sent by the web server to any web browser that complies with HTTP 1.1 (a widely adopted standard for formatting textual Internet data), such as Microsoft Internet Explorer, Netscape, Internet Explorer for PocketPC, Opera, Mozilla, and AOL.

        These features offer value to HyperWeb customers, principally by:

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  increasing performance of web based applications, websites and e-commerce sites;

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  reducing consumption of bandwidth;

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  reducing ongoing network architecture costs, or delaying future investments in bandwidth;

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  reducing web server CPU utilization;

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  reducing packet traffic volume and, thereby, network latency and lag; and

  •
  increasing end-user productivity and/or customer satisfaction.

HyperTunnel

        In January 2004, we introduced our second software product line: HyperTunnel. HyperTunnel constitutes our most recent and, we believe, our most innovative product offering. While HyperWeb accelerates only information moving one direction, from a web server to a web browser (known as downstream acceleration), HyperTunnel provides bi-directional acceleration (downstream and upstream) of all information running on networks, including web traffic, images, text, documents and information exchanged by networked client/server applications such as Microsoft Outlook. HyperTunnel has three components:

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  HyperTunnel Client:  For installation on individual client devices (e.g laptops, tablets), the HyperTunnel Client software may be installed on devices running the Windows 2000 or Windows XP operating systems having a 200MHz or faster CPU and at least 128 MB of RAM;

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  HyperTunnel Gateway:  For groups of client devices stationed on a LAN, the HyperTunnel Gateway software may be installed on a "gateway device" running the RedHat Linux 8.0 or later operating system having a 500MHz or faster CPU and at least 256 MB of RAM; and

  •
  HyperTunnel Server:  For servers accessed by HyperTunnel Clients and HyperTunnel Gateways, the HyperTunnel Server software, without support for image recompression, may be installed on a server running the Windows 2000 (Standard, Advanced or Data Center) or RedHat Linux 8.0 operating systems, having a 500MHz or faster CPU and having at least 256 MB of RAM. For deployments of HyperTunnel Server with image recompression support, the HyperTunnel Server software may be installed on a server device running the RedHat Linux 8.0 or later operating system with a 500 MHz or faster CPU and having 256 MB or more of RAM. HyperTunnel Server also has RADIUS protocol support to allow use of the product with the RADIUS, Active Directory and LDAP authentication servers. (RADIUS, Active Directory and LDAP are software products used on servers to manage access to networks).

        The key features of HyperTunnel include:

  •
  compression of both downstream and upstream information and content (bi-directional acceleration);

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  compression of website content and all client/server application information and activity;

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  installation options include "on-client" installation or "remote" site-to-site installation via client gateways;

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  on-client installation requires no reconfiguration of client applications on the client devices;

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  multiplexing of all client-to-server communication connections into a single connection on a well-known port (explained below);

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  super-packeting of network traffic into fewer and smaller packets (explained below);

  •
  streaming compression allowing higher rates of compression than competing compression products (explained below);

  •
  compression of packet headers and cookies (explained below) not compressed by competing compression products;

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  SSL encryption for the secure transmission of information; and

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  authentication of users including the ability for a user to "Opt-In" to a premium cost service and/or to manage user access to enterprise network resources.

        These features offer value to HyperTunnel customers principally by:

  •
  increasing performance of client/server applications;

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  increasing performance for an ISP's subscribers;

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  reducing consumption of bandwidth;

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  reducing ongoing network architecture costs, or delaying future investments in bandwidth;

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  reducing the need for more costly solutions to specific network throughput problems;

  •
  reducing packet traffic volume and, thereby, network latency and lag;

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  providing a secure, encrypted, authenticated connection without the need for a separate Virtual Private Network, or VPN, solution;

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  reducing administrative support costs by solving backbone and Last Mile performance issues with the same product; and

  •
  increasing end-user productivity and customer satisfaction.

        HyperTunnel uses a technique known as "multiplexing" to speed up data communications. In general terms, "multiplexing" is the process of reducing many to one. Normally, data communications enter and exit a network through "ports," or exit/entry points within the network that are dedicated to specific applications. There can be more than 65,000 ports on a server and hundreds if not thousands of them are actually used. Thus, when a server sends or receives network communications, they can be sent or received through numerous ports, causing delay and using resources. When installed on a server, HyperTunnel uses one "well known" port for all accelerated communications. This form of "multiplexing" (reducing many ports to one) streamlines data communications.

        HyperTunnel also uses a technique known as "super-packeting." Using this technique, HyperTunnel is able to combine multiple existing packets, originating from several client or server applications and arriving at the network at approximately the same time, into a smaller number of compressed packets, which we refer to as "super packets." A super packet contains all of the information that was in the original packets, but is smaller in size than the sum of the original constituent packets, even without any compression being applied. This process results in fewer packets (and packet headers) being sent across the network. This helps reduce data volume and latency on the network, and adds to HyperTunnel's compression capabilities in improving network performance.

        HyperTunnel compresses "cookies" in addition to other types of data. Cookies are small text files left by a server on a client computer and sent to the server when the client requests services, or files, from the server. Cookies help the server identify the client and associate the client with its past behavior.

        HyperTunnel also has the ability to compress "streaming" data, which is data that the browser begins to render or interpret before the file transmission has been completed, such as streaming audio or streaming video files. Streaming minimizes waiting time before a data stream can be experienced or used.

        Because of HyperNAT, our proprietary technology that creates an innovative form of the industry-standard networking process known as network address translation, or NAT, our HyperTunnel client software can be installed with no configuration changes on the desktop, laptop, wireless device or gateway where it is installed. In addition no changes are required to the configuration of the various applications creating the information flowing across the network. Furthermore, HyperNAT gives HyperTunnel the ability to terminate all client and server applications locally and multiplex all would be cross-network connections into a single, secure, accelerated connection. The on-client installation via HyperNAT is what makes possible, among other things, bi-directional acceleration of all client/server application data and activity, regardless of protocol; multiplexing of all client-to-server communication connections; and super-packeting of network traffic into fewer and smaller packets.

        Additionally, one of our partners, TeleManagement Systems, Inc., is offering a service called Quicklink-NET. Quicklink-NET will deploy our HyperTunnel product for TeleManagement's customers on a monthly fee per site basis. Instead of buying a HyperTunnel license from us directly, the customer will be able to subscribe to a monthly service with TeleManagement. TeleManagement will deploy our product, typically on hardware that it owns or leases, bundling all of the cost together into a utility-based price. The revenues generated from TeleManagement are monthly fees calculated based on number of users and number of sites. TeleManagement deducts its fees and pays us a net monthly amount that we record as revenue. This partnership commenced in late 2003. It is producing net revenues to us of approximately $1,000 per month.

Our Strategy

        We have sold our HyperWeb product primarily to customers in the industries of financial services, healthcare, wireless communications, consumer products, and Internet service providers, as well as to state and local governments.

        Historically, approximately 90% of our sales have been to customers that have approached us directly through our online free trial software lead generation process.

        We have hired new sales leadership, and we are developing and launching new sales initiatives. In addition, we intend to broaden our relationships with existing customers to enable us to sell into other areas or offer new products. With most of our customers, we have only penetrated a single division or a single application, leaving many opportunities with existing customers. In addition, we believe all existing HyperWeb customers may be candidates to buy the more "enterprise-wide" HyperTunnel product, although we have not made any sales of HyperTunnel to any of our HyperWeb customers.

        Our goal is to be the leading supplier of application acceleration solutions to businesses, ISPs, and end users. To achieve this objective, we intend to focus on the key strategies outlined below.

Establish our solutions as the leaders for transparent application acceleration.

        We believe that we are positioned to offer businesses, ISPs, and end-users value that competing products cannot offer, including:

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  software-based solutions that do not require the purchase, lease, deployment, or maintenance of additional hardware;

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  easy, fast, nearly configuration-free installation;

  •
  small "foot print" in disk size and memory usage;

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  low CPU load (usually 1-2%, and in some instances reducing overall CPU load);

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  support for multiple operating systems and platforms; and

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  a price point significantly lower than hardware-based solutions.

Pursue strategic acquisitions.

        We plan to pursue strategic acquisitions of other businesses, product lines, assets or technologies that we believe are complementary to our business and offer us other benefits, such as enhanced technological value, expanded geographical reach and additional sales or research and development capabilities. We believe that the fragmentation of the content acceleration and software industries offers excellent opportunities for growth through strategic acquisitions. Through expansion through selective acquisition, we hope to increase brand awareness and achieve revenue growth.

Develop markets through proactive, targeted, channel marketing.

        To date, substantially all of our sales for HyperWeb have come from "click-through" links to "top-ten" search results from keyword searches performed on popular Internet search engines such as Google and Yahoo!. We pay these search engines a small fee per "click-through" to have our name listed within the "top ten" results from searches performed against specific key words. These "click-though" links connect to our online free trial software that prospective customers can download, install, and, for a limited time, experience the value offered by our solutions. Such "click-through" advertising is necessarily limited because it relies on prospects that exhibit the initiative to conduct their own searches on particular keywords. While such passive marketing has served to validate our solutions, it has not been successful in generating the visibility and sales that we expect to result from proactive, targeted marketing and advertising.

        On May 15, 2004 we entered into a sales agent agreement with Simentra Limited. This calls for an initial advance commission payment of $22,500 (which will subsequently be offset against future commissions) and then commissions at the rate of 45%. If Simentra does not meet certain revenue targets, it will be required to refund $10,000 of the $22,500 advance commission. There have been no sales to date under this contract. Simentra is engaging potential customers in Europe (focusing initially on the U.K. and Germany).

        We believe that there is a broad applicability for our solutions. In our view, that applicability includes all website or web-enabled application implementations and most client/server-based application implementations that are accessed using a WAN, dial-up, broadband, VPN, leased-line, wireless, or DSL. Where end users experience poor performance, experience application impact from latency, or simply desire improved network performance, our solutions can help. Such potential presents enormous opportunities for us. At the same time it poses certain challenges related to targeting appropriate subsets of such large potential markets given our limited resources.

        We believe that by targeting particular markets or sales and distribution channels with proactive marketing and advertising efforts, including direct agent-based sales, print and online advertising, and by building strategic relationships with system integrators and telecommunications service providers, we can significantly increase sales. We have identified and intend to target the following sales and distribution channels with proactive marketing:

  •
  WAN communications service providers;

  •
  remote access service providers;

  •
  VPN providers;

  •
  ISPs;

  •
  application hosting, outsourcing, and managed service providers, or MSPs;

  •
  enterprise application vendors; and

  •
  system integrators.

Below we discuss the opportunities that each sales and distribution channel may offer.

        WAN Communication Service Providers:    WAN Communication Service Providers offer wide area network connectivity services to companies in an outsourced model. By reaching the WAN Communication Service Providers we can gain access to their installed customer base. There are several viable WAN communication service provider channel prospects for us to target.

        Remote Access Service Providers:    Remote access service providers offer companies a secure way to provide remote access to corporate networks for traveling or work-from-home employees. Our products have the competitive advantage of acceleration combined with the same security features found in other products used to deliver this service. We believe that remote access service providers using our products can provide an accelerated service that gives them market advantage over the others.

        VPN Providers:    VPN providers offer the hardware and software for remote end-user authentication and security to companies with WAN application deployments. The communications architecture may vary (e.g. dial-up, DSL, cable, wireless, etc.) but the VPN service provided is consistent across all of these network architectures. Again, our products have the competitive advantage of acceleration combined with the same security features found in other products used to deliver this service. VPN providers using our products can provide an accelerated service that gives them market advantage over the others. Many VPN customers require that the VPN provider agree to a level of service with penalties for non-performance. As VPN providers find service deteriorating because of growing demands on their networks they can use our products to preserve or restore service levels in a way that may be more cost-effective than a capital investment in network bandwidth.

        Internet Service Providers (Dial-Up, DSL & Cable):    We believe the functionality of our HyperTunnel product line has positioned us to address the requirements of ISPs. Our products may be particularly attractive to ISPs competing with other ISPs that already offer accelerated services. The current offerings of our competitors are generally not bi-directional and they generally only accelerate text. HyperTunnel offers bi-directional acceleration of network traffic between sites on an ISP's internal network, and bi-directional acceleration of Internet broadband and dial-up traffic between the ISP and its end-users. We believe that ISPs who are not prepared to take the step forward with HyperTunnel can benefit from HyperWeb's downstream acceleration of HTTP protocol (the text portion of web pages) based Internet traffic.

        We believe that ISPs, including those providing either one or a combination of dial-up, DSL, and/or cable-based services, are excellent sales and distribution channels for our software. For instance, dial-up users are demanding more network throughput. These dial-up ISPs struggle to keep their subscribers from moving to ISPs who have begun to offer application acceleration as either a value-added service at current price-points, or as a premium fee-based service. With HyperTunnel, ISPs can expand their markets by offering a secure, accelerated remote access service to business customers.

        Hosting, Outsourcing, and MSPs:    Many companies provide outsourced IT services to their customers, and several terms exist to describe these companies: application service providers, managed service providers, or MSP's, outsourcing companies, or hosting companies (we will refer to all of them as MSPs). These MSPs all share a common function: they provide information technology as a service that is managed over time. We believe that the MSPs that provide such services are candidates for application acceleration technologies since such MSPs are invariably measured on several service level agreement standards, not the least of which is performance of the service as experienced by the end-user. Because we believe that our software will increase the satisfaction experienced by the end-user due to network performance gains, MSPs should present a good channel for our products.

        Enterprise Application Vendors:    Because our software accelerates applications, we believe that the application vendors themselves are channel candidates for our products. However, because there are thousands of applications in the market at any given time, we intend to focus on a small number of the largest enterprise application vendors in the market.

        Systems Integrators:    We believe that companies that install (and sometimes manage) enterprise web and client/server applications are channel candidates for our products for the same reasons our software appeals to MSPs. We believe that our software increases the satisfaction experienced by the end user due to network performance gains accomplished through our application acceleration technology.

Competition

        The markets for our products are competitive and subject to change. We track and categorize competitors in three distinct markets: (1) web-based applications; (2) networked applications (including networked client/server applications, WAN optimization, WAN acceleration, LAN-to-LAN acceleration); and (3) ISPs. Our HyperWeb and HyperTunnel products will compete in the ISP market. HyperWeb competes in the web-based applications market. HyperTunnel will compete in the networked applications market.

  Web-Based Applications Market

        In the web acceleration market, we have identified four direct competitors, which we track on a regular basis: Packeteer, Inc., Redline Networks, Inc., FineGround Networks, Inc. and Post Point Software, Inc., d/b/a Xcache Technologies. There are additional companies who compete indirectly in the web acceleration market with alternative solutions, however, we believe only the previously mentioned four to be direct competitors. Against these four competitors, we compete primarily on four factors: price, platform support, customer support, and avoiding the need to purchase hardware. With regard to price, information in the public domain indicates that our price-point is lower than that of our competition and some of our customers confirm our belief that our software solution has a lower price-point. With respect to platform support, because HyperWeb is a software-based solution we are able to offer the product on multiple operating systems (currently ten discrete systems). This provides more choice to the market. Competing on customer support is more difficult to quantify, but many HyperWeb customers have indicated our responsive and efficient customer support during their evaluation periods as one of the reasons they chose HyperWeb over our competitors' solutions. We believe that hardware-based solutions offered by our competitors require the deployment and maintenance over time of additional server hardware, load-balancing hardware, network cabling, operating system software and supporting software. Our software-based HyperWeb solution can be installed directly on existing server assets, which, we believe, affords important cost savings during initial deployment and network maintenance over time.

        Larger technology companies such as Microsoft Corporation and Sun Microsystems, Inc. are known to be adding compression capabilities specific to their web servers. While this can be considered competition for HyperWeb, many companies use the web servers from more than one supplier. With HyperWeb, such companies have a single solution that adds compression for web servers provided by more than one supplier. This simplifies the training and support needs for their operations staff.

  The Networked Applications Market

        In the networked applications acceleration market, we have identified five direct competitors: Expand Networks, Inc., Peribit Networks, Inc., Packeteer, Inc., ITWorx, Inc. and ByteMobile, Inc. Against these companies, HyperTunnel will compete on: functions, being a software vs. hardware solution, remote/mobile user support and customer service. With respect to functions, we believe HyperTunnel offers certain functions which our competition does not appear to offer. Some of these functions include the ability to terminate traffic locally, target specific applications and data types, multiplex connections into a single secure wide area connection, SSL encrypt all traffic in both directions (upstream and downstream), apply streaming compression resulting in higher compression rates, and super-packet traffic. We believe another important function is our ability to deploy HyperTunnel on individual mobile computing devices, such as laptops, for use by mobile or remote employees. To our knowledge, four of the five competitors' solutions only accelerate "site-to-site" (LAN-to-LAN) traffic, which solves only part of an enterprise's acceleration needs. In addition to site-to-site traffic, HyperTunnel accelerates remote, mobile end users in a transparent fashion (no changes to the end-user's machine). However, ByteMobile appears to be pursuing a similar architecture that may accelerate client/server applications for mobile computing devices. Four of our five competitors are purely hardware-based and the fifth one requires a specific hardware vendor on the server side, which means the deployment of their solutions requires the addition of expensive hardware and networking assets. HyperTunnel's pure software solution, on both the client and server sides, means that it can be deployed on existing server and client hardware devices and machines. Finally, we believe our often commended level of customer support will be important to future sales of HyperTunnel.

  Internet Service Providers Market

        HyperWeb competes, and HyperTunnel will compete, in the ISP market. We believe the combination of both provides a valuable offering in this market.(1) Our offering meets three key challenges faced by ISPs:

(1)
The ISP acceleration market is younger than the web-based application acceleration market, however, it is fast growing and receiving significant exposure by early adopters such as NetZero (United Online), Earthlink and AOL, including extensive and prolonged television advertising campaigns and special event advertising campaigns such as the 2004 Super Bowl. ISP-Planet reported that as of the first quarter of 2004 896,000 of United Online's 3,083,000 subscribers were paying an increased fee for acceleration.

•
The need to retain subscribers who are being attracted by the downstream acceleration, similar to the acceleration provided by HyperWeb, offered by other ISPs. Several ISPs are advertising this capability. ISP-Planet reports that there were 79.2 million ISP subscribers in the US at the end of the first quarter of 2004.

•
The need for premium service offerings to increase revenues. We believe that HyperTunnel's bi-directional acceleration improves performance for an ISP's customers giving the ISP a competitive advantage.

•
The need to reduce the costs of the ISP's internal network. We believe that HyperTunnel's site-to-site acceleration capabilities can help an ISP avoid network upgrade costs.

        In the ISP acceleration market, we will sell both HyperWeb and HyperTunnel. We divide the market into two sub-markets: (1) ISP end-user acceleration, and (2) acceleration of the ISP's internal network. This section discusses only the ISP end-user acceleration sub-market, since the ISP internal network acceleration sub-market is covered in our discussion of the Networked Applications acceleration market described above.

        In the ISP end-user acceleration sub-market, we have identified five companies as competitors: Propel Software Corporation, Proxyconn, Inc., Slipstream Data, Inc., Artera Networks, Inc. and ByteMobile, Inc. Against these companies, HyperWeb and HyperTunnel will compete on functionality, price and customer service. We believe that most of the competitors' solutions only accelerate information downstream and only accelerate basic text-based (HTTP) web information and certain image formats. HyperTunnel provides downstream acceleration for more than just HTTP and certain image formats. However, we believe that ByteMobile, a new entrant into the ISP acceleration market, may be marketing a similar architecture that can accelerate information upstream as well. Similar to competitive products, our HyperWeb product only accelerates basic text-based web information and certain image types, and does so only downstream; however, we believe our pricing for HyperWeb is, on average, at a fraction of the cost of similar solutions from competitors. Finally, with the combined product line of HyperWeb and HyperTunnel, we believe that we are the only single-source supplier to ISPs for "clientless" downstream acceleration, bi-directional acceleration and acceleration of ISPs' internal (back-haul) networks.

Cross Market Features

        The following attributes and features are key to HyperTunnel and which we believe will allow us to compete across the markets identified above:

  •
  Remote/Mobile User Option:  HyperTunnel contains a software-based component which we call HyperTunnel Client, which may be installed on individual end-user client machines. The HyperTunnel Client is what allows bi-directional acceleration for remote and mobile end-users. Through our research and discussion with industry analysts, we believe only one of our five competitors identified above has a similar client-based solution but which is architected using a technology (called an LSP and Winsock architecture) that may preclude it from being able to accelerate as many protocols and applications as can HyperTunnel Client.

  •
  Software Based Deployment Support:  HyperTunnel is purely a "software solution" while the solutions of most of our known competitors are "hardware solutions." Hardware solutions are more expensive and they cannot be used by a mobile computing user as our products can.

  •
  Image Recompression:  HyperTunnel can re-compress images in the joint photographers experts group format (JPEG) being transmitted as part of a web page, which reduces the impact of JPEG images on WAN networks.

  •
  HyperNAT & Local Termination of Packets:  HyperTunnel contains patent pending "HyperNAT," which is an innovative form of the industry-standard networking process referred to as network address translation (a.k.a. NAT). As a result of the HyperNAT design, HyperTunnel can be implemented with no reconfiguration of the computer or of the applications being used.

  •
  Super-Packeting:  Because of HyperTunnel's local termination design, HyperTunnel is able to combine multiple existing packets, originating from several client or server applications and arriving at the network at approximately the same time, into a smaller number of compressed packets, which we refer to as "super packets." A super packet contains all of the information, but is smaller in size than the sum of the original constituent packets, even without any compression being applied. Furthermore, this process results in fewer headers (and trailers) being sent across the network. Fewer packet headers means less data and latency on the network, which provides an additional performance improvement with HyperTunnel, in addition to and beyond the compression performed on the packet payloads.

  •
  SSL Encryption:  We believe one of the emerging developments in the enterprise WAN marketplace is the seemingly imminent convergence of several features into a logical suite, which combined will address many corporate WAN computing needs. The constituent technologies are: (1) acceleration; (2) security; and (3) authentication. HyperTunnel includes all three features. We have not been able to identify any competitor in this market offering acceleration with the other two.

  •
  Authentication:  The authentication capabilities of HyperTunnel allow us to effectively enter HyperTunnel into two new markets: (1) VPNs (offering a mix of acceleration, authentication and encryption.); and (2) ISPs who wish to offer a premium opt-in bi-directional acceleration service.

Intellectual Property

        We rely on a combination of patent, copyright and trademark laws, and on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. As of the date of this prospectus we have two (2) issued U.S. patents (Nos. 5,533,051, issued 7/2/1996; and 5,703,907, issued 12/30/1997) and two (2) pending U.S. patent applications (Application Nos. 10/430,997, dated 5/6/2003, and 10/383,992, dated 3/7/2003). Each issued patent (Nos. 5,533,051 and 5,703,907) covers a particular method for data compression. Our patent application no. 10/430,997 seeks patent protection for network address transalation techniques for selective network traffic diversion. Our patent application no. 10/383,992 seeks patent protection for supporting the exchange of data by distributed applications. Currently, none of our technology is patented in Europe or the Asia/Pacific region. In March of 2003 we filed PCT, or International Applications, which will extend, through the 3rd quarter of 2005, our ability to file foreign regional or foreign national applications to obtain patent protection in European Union countries for our issued U.S. patents. We cannot assure you that our means of protecting our proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technologies.

Research and Development

        In fiscal years 2002 and 2003 we spent approximately $221,000 and $151,000, respectively, on software research and development activities.

Product Warranties

        We currently do not maintain a reserve for any warranty costs. Historically there have been no material warranty claims, although we may adopt a different practice for purposes of our new software product, HyperTunnel, which we intend to market more aggressively. To date, all minor warranty claims have been settled by providing new copies of the software that was defective. Additionally, we offer a free 30-day trial before any purchases are consummated. In addition, there have been no claims for installation problems due to the ease and self-install nature of our products.

Employees and Facilities

        All of our 18 current employees and regular contractors are currently located at our corporate headquarters in Greenwood Village, Colorado. We lease approximately 6,644 square feet in the Denver Technological Center at an annual rate of $93,016, which expires in February 2006. All of our operations, including customer support, software engineering and administrative take place there. We have no other owned or leased locations. All non Colorado-based sales agents operate out of facilities not owned or leased by us.

        By mid 2005, we expect to add up to 10 employees at our corporate headquarters. The addition of such employees should not require expansion of our existing facilities. We presently expect these employees to be mid-level development, support, marketing, sales and administrative personnel. Our employees are not represented by any collective bargaining agreements with respect to their employment. We currently have all of our executive-level team in place. We do not foresee any unusual challenges in adding to our employee base over the next year. Our relations with our employees are good. Other than certain testing and quality assurance, we do not outsource any of our software development. We will continue to evaluate this practice and, if circumstances or economic factors change, we may outsource portions of our software development in the future.

Dependence on Major Customers

        Historically we have been subject to the risks of concentration of credit risk in a few customers at any point in time because of large individual sales and therefore large receivables to a relatively small number of customers. As sales and the number of customers increase, we expect that the credit concentration risk will be reduced.

        In regard to overall revenues, during 2003, we had three customers that accounted for approximately 34% of total revenues and in the first six months of 2004, five customers accounted for more than 36% of our revenues. While we seek to expand sales volume to existing customers by increasing the size of existing license agreements, consummating sales for additional applications to current customers and selling to other divisions within the same customer, we are not dependent on this strategy alone. Almost any organization with significant network needs is a candidate for our products. By way of example, none of our five largest customers in the first six months of 2004 were the same as any of those that were the three largest in 2003. Of the three largest customers in 2003, two have renewed their second year maintenance agreement and the other is not yet due for renewal. We are actively pursuing agreements that expand existing relationships as well as those which would be with first time buyers, and we cannot predict what this ratio will be in the future.

        While our prospect base is large (many organizations having significant network needs), and while no single customer is essential to our success, we believe that we will rely to a greater extent on organizations in the following sectors: financial services, healthcare, wireless, ISP, eCommerce and state and local governments.

        Since inception, we have recorded about two-thirds of our revenues from sales made to U.S. based organizations. We expect this percentage to change. Within the next 12 months, we expect to see increased revenues coming from non-U.S. based organizations. We do not believe that we are dependent on any single country, but we do expect the following international markets to be key to our success: United Kingdom, France, Germany, Italy, South Africa, Australia, Canada, India, Japan, South Korea, Pakistan and Singapore. Our inability to market our software products in any one of these markets may have a material impact on our business.

MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers and directors and certain key employees:

Name	Age	Position
John P. Yeros	53	Chairman of the Board
Mark J. Endry	47	President, Chief Executive Officer and Director
Mark A. Pougnet	43	Chief Financial Officer
Patricia M. Lee	47	Chief Operating Officer
Michael P. Lynch	35	Vice President, Business Development and Product Management
David J. Bauch	36	Vice President, Research and Development
Rina Singer Delmonico(2)(3)	47	Director
Lawrence D. Firestone(1)(3)	45	Director
David E. Girard(2)(3)	49	Director
James M. Gumina	58	Director
Eric D. Murphy(1)(3)	43	Director
Kent Swanson(1)(2)(3)	59	Director

(1)
Member of the audit and corporate governance committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating committee.

        John P. Yeros has served as our Chairman of the Board since he founded our company in March 2001. He also served as our President and Chief Executive Officer from August 2002 to October 2003. Prior to establishing our company, Mr. Yeros was the founder and Chairman of Medix Resources (now Ramp Corp.; AMEX:RCO, formerly International Nursing Services, Inc.,) from 1988-2000, and President and Chief Executive Officer from April 1996 to October 1999. Medix Resources developed and marketed software used in the healthcare industry to facilitate communications between physicians and related businesses such as labs and drug stores. International Nursing Services was a temporary staffing agency for nurses. From 1977-1988, Mr. Yeros obtained substantial experience in the securities industry, serving with the brokerage houses of Merrill, Lynch, Pierce, Fenner & Smith Incorporated (account executive), E.F. Hutton & Company, Inc. (account executive), Hanifen, Imhoff Inc.(officer and branch manger), and B.C. Christopher (officer and branch and territory manager). Mr. Yeros holds a bachelors degree in Education from Wichita State University.

        Mark J. Endry has served as our Chief Executive Officer and President since October 2003. Before joining our company in his executive officer role, Mr. Endry served on our company's Advisory Board from March 2002 to October 2003. Prior to joining our company, Mr. Endry was Senior Vice President and Chief Information Officer for J. D. Edwards & Company, a business software provider, now PeopleSoft, Inc. from November 1995 to September 2003. Since merging with J.D. Edwards in 2003, PeopleSoft is the second largest worldwide supplier of business software. During his 8-year career with J. D. Edwards, he was responsible for leading the company's IT strategies and operations, including managing domestic and international applications, knowledge management, web services, telecommunications and network environments. Mr. Endry won several industry recognition awards, including "Colorado CIO of the Year," and "Computerworld Premier 100 IT Leader."

        Mark A. Pougnet has served as our Chief Financial Officer since March 2004. Prior to that he was our interim Chief Financial Officer from December 2003 to February 2004. From February 2003 to November 2003, Mr. Pougnet was Vice President of Global Operations of Avaya Communication's Service Provider Division. Avaya is a communication systems, applications and services provider. He also operated a CFO consulting company, Pacific Mountain Consulting, from August 2002 to February 2003. From June 2000 to August 2003 he was founder, director and Chief Financial Officer of Avalanche Technology, Inc., a company involved in the off-shore software development business where he managed significant international operations. From April 1997 to June 2000 he was a Service Line Director of the Business Process Outsourcing division of the audit and consulting firm Arthur Andersen LLP. Mr. Pougnet holds a bachelors degree in commerce and a masters in accounting from the University of Natal in South Africa. He is a member of the Colorado Society of Certified Public Accountants.

        Patricia M. Lee has served as our Chief Operating Officer since March 2004. Prior to joining our company Ms. Lee worked for McDATA Corporation, a worldwide provider of network storage solutions, as Vice President, Sales Operations from August 2003 to February 2004 and Vice President, Original Equipment Manufacturing from August 2002 to August 2003. From March 2002 to July 2002 Ms. Lee was general manager of Pentastar Communications, Inc., a company engaged in the distribution of US West Inc. broadband products across the United States. From February 1998 to August 2001 Ms. Lee was Vice President, Sales with the regional telephone company Qwest Communications International Inc. Prior to Qwest, Ms. Lee was employed for seventeen years in the sales organization of the document management solutions provider Xerox Corp. She holds a bachelors degree in Education from Emporia State University.

        Michael P. Lynch has served as our Vice President, Business Development and Product Management since October 2002. Prior to joining our company, Mr. Lynch was Vice President, European Operations and Vice President, Product Management with Avolent, Inc. from January 2001 to June 2002 after Avolent's acquisition of Solant, Inc. Both Avolent and Solant provide electronic bill presentment, payment and cash management software. From March 1997 to January 2001 Mr. Lynch was Vice President, Business Development and Product Management with Solant, Inc. Mr. Lynch holds a bachelor's degree in business administration from the University of Oklahoma. He also studied international economics in Germany.

        David J. Bauch has served as our Vice President, Research and Development since April 2001. Prior to joining our company, from May 1996 to April 2001 Mr. Bauch served as President and General Manager of TCH, LLC, a company that provided MasterCard processing services along with specialized purchase cards and real-time money transfers for the transportation industry. Mr. Bauch holds a bachelors degree in accounting from the University of Texas at Dallas, a Masters Degree in Taxation from Baylor University and a J.D. from Baylor University Law School.

        Rina Singer Delmonico has served as a director of our company since September 2003. Ms. Delmonico is the Chief Executive Officer of REN, Inc., a company she founded in April 1997. REN, Inc. is a company that manages implementation of software ranging from finance applications to call center management suites, from security tools to manufacturing-facility software. Ms. Delmonico also serves as the Executive Director of the University of Colorado-Denver's Center for Information Technology Innovation and serves on several advisory boards for other universities and corporate entities. She is also a State of Colorado Information Management Commissioner, a role to which Colorado Governor Bill Owens appointed her. In this capacity, she is intimately involved in helping the state's Chief Information Officer to manage Colorado's overall IT needs. From March 1996 to January 2000, Ms. Delmonico served as Executive Vice President and Chief Information Officer for fitness equipment manufacturer Schwinn Cycling and Fitness Inc. Ms. Delmonico holds an Executive MBA from the University of Colorado's Executive MBA program.

        Lawrence D. Firestone was appointed as a director of our company in August 2004 and will serve as the chair of the audit and corporate governance committee. Mr. Firestone is the Chief Financial Officer, Secretary and Treasurer of Applied Films Corporation (NASDAQ: AFCO), and has served in that role since 1999. Applied Films is a supplier of thin film deposition equipment to several industries with global operations. From 1996 to 1999 he was Vice President and Chief Operating Officer for Avalanche Industries, Inc. a contract manufacturing company. Mr. Firestone's background is in capital finance, public company management, startup, growth and turnaround companies, international operations, acquisitions and divestitures. He holds a bachelors degree in business administration with a concentration in accounting from Slippery Rock State College.

        David E. Girard has served as a director of our company since May 2002. Mr. Girard is currently retired. He has held a wide variety of positions during his 20 years in the computer software industry. Most recently, from February 2003 to February 2004, Mr. Girard served as the senior Vice President of Sales and Service for Cyclone Commerce, a provider of solutions for information exchange between businesses. From November 1998 until he retired in February 2001, Mr. Girard served as Chief Operating Officer of J.D. Edwards & Company, now PeopleSoft, Inc. In this capacity he was responsible for marketing, product development, and worldwide field operations. Mr. Girard holds a bachelors degree in marketing from the University of Connecticut.

        James M. Gumina, Ph.D. has served as a director of our company since April 2001. From April 2001 until June of 2003, Dr. Gumina served as our Executive Vice President and Chief Culture Officer. Dr. Gumina has spent the last 23 years of his professional career focusing on organization development activities linked to creating, maintaining and enhancing corporate cultures. Prior to joining our company, he served as Vice President, Human Resources and Organization Development for J. D. Edwards & Company, now PeopleSoft, Inc. from December 1998 to June 2000. Between June 2000 and April 2001 Mr. Gumina operated a private consulting practice focusing on organizational development activities. Dr. Gumina holds a bachelors degree in psychology from Carroll College, and a masters and Ph. D. in psychology from the University of Wisconsin-Milwaukee.

        Eric D. Murphy has served as a director of our company since July 2001. Mr. Murphy is Senior Partner and Vice President of Computer Sciences Corporation, or CSC, and has served in that role since August 2001. CSC is an information technology industry consulting firm. Prior to CSC, he served as Executive Vice President of Corporate and Business Development for Agilera, Inc., an applications service provider from November 1999 to May 2001. From October 1997 until November 1999, Mr. Murphy was a Partner in the Management Consulting business of Ernst & Young LLP. Mr. Murphy holds a bachelors degree in petroleum engineering from Marietta College.

        Kent Swanson has served as a director of our company since December 2001. Mr. Swanson spent 33 years of his career with Accenture Ltd., an international consulting firm, before retiring in September 2001. As a Senior Partner in the firm he was responsible for multiple and varied functions, including managing client service delivery for a wide range of industries and geographies, launching and developing Accenture's successful global outsourcing business both domestically and internationally, leading both B2B and mobile commerce initiatives, and serving as interim Chief Executive Officer for Exostar, LLC, an aerospace and defense industry eCommerce exchange founded by The Boeing Company, Lockheed-Martin Corporation, Raytheon Company and British Aerospace Public Limited Company. Mr. Swanson holds a bachelors degree in business from the University of Minnesota and an MBA from the University of Chicago.

Board Composition

        Immediately following this offering, our board of directors will consist of seven directors divided into three classes, with each class serving for a term of three years (except for the initial terms of the Class I and Class II directors) as follows:

Class	Expiration	Member
Class I	2005	Rina Singer Delmonico, James M. Gumina
Class II	2006	David E. Girard, Mark J. Endry, Lawrence D. Firestone
Class III	2007	John P. Yeros, Kent Swanson, Eric D. Murphy

        At each annual meeting of shareholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

        We have also granted certain persons rights to attend and observe our board meetings, subject to certain conditions and limitations, for the purpose of acting as advisors to our board members. These persons are not directors, and as such, have no right to vote on matters before the board.

Board Committees and Meetings

        The board of directors has an audit and corporate governance committee, a compensation committee and a nominating committee.

        Audit and Corporate Governance Committee.    Our board of directors has established an audit and corporate governance committee, which will be comprised of three independent directors after the closing of this offering, Messrs. Firestone (chair), Swanson and Murphy. The audit and corporate governance committee will assist the board in overseeing and reviewing: (1) the integrity of our financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of our internal accounting systems and financial controls; (3) the annual independent audit of our financial statements, including the independent auditor's qualifications and independence; and (4) our compliance with law and ethics programs as established by management and the board. In its audit committee role, the audit and corporate governance committee:

  •
  will have sole authority to select, evaluate, terminate and replace our independent auditors;

  •
  will have sole authority to approve in advance all audit and non-audit engagement fees and terms with our independent auditors;

  •
  will review the activities, plan, scope of authority, organizational structure and qualifications of any persons overseeing our accounting and financial reporting processes and the audits of our financial statements; and

  •
  will review our audited financial statements, public filings and earnings press releases prior to issuance, filing or publication.

        In addition, in its corporate governance committee role, the committee will develop corporate governance guidelines for our company and recommend such guidelines to our board of directors. The committee will review and make recommendations on matters involving general operation of the board and its committees, and will annually recommend to the board nominees for each committee of the board.

        The specific functions and responsibilities of the audit and corporate governance committee are set forth in the audit and corporate governance committee charter. Mr. Firestone will chair our audit and corporate governance committee and he qualifies as an audit committee "financial expert" as defined under SEC and American Stock Exchange rules and regulations and the other members of our audit and corporate governance committee will satisfy the financial literacy requirements for audit committee members under current such rules and regulations.

        Compensation Committee.    Our board of directors has established a compensation committee, which will be comprised of three independent directors after the closing of this offering, Messrs. Swanson (chair) and Girard and Ms. Delmonico. The principal functions of the committee are to:

  •
  evaluate the performance of our named executive officers and approve their compensation;

  •
  prepare an annual report on executive compensation for inclusion in our proxy statement;

  •
  review and approve compensation plans, policies and programs, considering their design and competitiveness;

  •
  administer and review changes to our equity incentive plans pursuant to the terms of the plans; and

  •
  review our non-employee independent director compensation levels and practices and recommend changes as appropriate.

        The compensation committee will review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and recommend to the board the Chief Executive Officer's compensation levels based on its evaluation.

        The compensation committee will administer our 2001 Equity Incentive Plan and the 2004 Equity Incentive Plan. The specific functions and responsibilities of the compensation committee will be set forth in the compensation committee charter.

        Nominating Committee.    Our board of directors has established a nominating committee, which will be comprised of all of the independent directors then serving on the board. This committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meeting. The specific functions and responsibilities of the nominating committee will be set forth in the nominating committee charter. Ms. Delmonico is chair of the nominating committee.

Underwriter's Board Rights

        Pursuant to the underwriting agreement, we have agreed, for a period of no less than three (3) years, to engage a designee of the representative of the underwriter as an advisor to our board of directors where such advisor shall attend meetings of the board, receive all notices and other correspondence and communications sent by us to members of our board of directors and receive compensation equal to the highest compensation of other non-officer directors, excluding the chairperson of our audit and corporate governance committee. In addition, such advisor shall be entitled to receive reimbursement for all costs incurred in attending such meetings including, food, lodging and transportation. The advisor will have none of the duties, rights, or powers of a director. We have further agreed, during the three (3) year advisory period, that our board shall schedule no less than four (4) meetings in each year, and that the advisor shall be permitted to attend such meetings, that such meetings shall be held at least quarterly, and that the advisor shall be given no less than ten (10) days advance notice of such meetings. Additionally, we have agreed to give the representative of the underwriter notice with respect to any proposed acquisitions, mergers, reorganizations or other similar transactions, during the three (3) year advisory period.

        In lieu of the right to designate an advisor, we have granted the representative of the underwriter, at its option and in its sole discretion, the right, during the three (3) year advisory period, to designate one person for election as a director, and we have agreed to use our best efforts to obtain the election of such person to the board as a director.

Director Compensation

        From inception until September 2004, our directors received no compensation for serving on the board other than discretionary grants of options under our 2001 Equity Incentive Plan. After this offering, directors will receive $1,000 per meeting attended in person or $500 per meeting attended via video or audio conferencing. In addition, each member of the audit and corporate governance committee will receive an additional $4,000 per year for service on the audit and corporate governance committee, and the chairman of the audit and corporate governance committee will receive an additional $14,000 per year.

Indemnification and Limitation of Director and Officer Liability

  Limitation of Director Liability

        Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Indemnification

        Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

        Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

        Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

  •
  acted in good faith;

  •
  if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

  •
  in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

  •
  in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

  •
  in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

        We have purchased an insurance policy covering our officers and directors to be effective as of the closing of this offering, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

        We have entered into indemnification agreements with members of our advisory board that provide that we will indemnify each member to the fullest extent permitted by law.

Commission Position on Indemnification for Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Executive Compensation

        The following table sets forth information regarding the compensation of our Chief Executive Officer and each of our other executive officers who earned more than $100,000 during fiscal year 2003.

Summary Compensation Table

			Long-Term Compensation
	Annual Compensation
Name and Principal Position			Securities Underlying Options
	Salary	Bonus
Mark J. Endry(1) Chief Executive Officer and President	$36,164	—	107,143
John P. Yeros(2) Chairman of the Board	$148,000	—	—
Michael P. Lynch Vice President, Business Development and Product Management	$120,031	—	—
David J. Bauch Vice President, Research and Development	$111,400	—	—
Vincent T. Jordan(3) COO	$100,000	—	6,250

(1)
Mr. Endry became our Chief Executive Officer in October 2003. All salary earned in 2003 was deferred to 2004. Mr. Endry's annual salary for 2004 is $200,000 and he is eligible to earn a guaranteed bonus of $100,000, $75,000 of which has been paid to date.

(2)
Mr. Yeros was our Chief Executive Officer until October 2003.

(3)
Mr. Jordan was our Chief Operating Officer until March 2004, when he was succeeded by Patricia M. Lee. Mr. Jordan is no longer with our company.

        Mark A. Pougnet, our Chief Financial Officer, joined our company in March 2004. Prior to that, Mr. Pougnet served as our interim Chief Financial Officer from December 2003 to February 2004. Mr. Pougnet's annual salary for 2004 is $120,000 until August 1, 2004, when it becomes $180,000 annually. He is eligible to earn a bonus. In December 2003, Mr. Pougnet was granted options to purchase 8,571 shares of our common stock for $3.50 per share. In March 2004, upon becoming our permanent Chief Financial Officer, Mr. Pougnet was granted options to purchase 21,428 shares of our common stock for $4.375 per share. Additionally, on July 31, 2004, as part of an agreed upon compensation agreement, we issued Mr. Pougnet 4,484 shares of common stock.

        Patricia M. Lee, our Chief Operating Officer, joined our company in March 2004. Ms. Lee's annual salary for 2004 is $180,000 and she is eligible to earn a bonus. Ms. Lee was granted options to purchase 85,714 shares of our common stock for $4.375 per share.

Option Grants in Last Fiscal Year

        The following table sets forth information with respect to stock options granted to each of our named executive officers in 2003. No stock appreciation rights were granted in 2003.

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date
Mark J. Endry	107,143	(1)(2)	81%	$3.50	09/30/2013
John P. Yeros	—		—	—	—
Michael P. Lynch	—		—	—	—
David J. Bauch	—		—	—	—
Vincent T. Jordan(4)	6,250	(3)	5%	$3.50	12/31/2004
Mark A. Pougnet	8,571	(3)	6%	$3.50	05/31/2009

(1)
These options vest 33% per year over 3 years.

(2)
In addition, Mr. Yeros granted Mr. Endry an option to purchase up to 107,143 of Mr. Yeros' personal shares at an exercise price of $3.50 per share. The option on Mr. Yeros' shares was granted by Mr. Yeros in October 2003 and vests 25% per year over 4 years.

(3)
These options are fully vested.

(4)
Mr. Jordan is no longer with our company.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table contains information concerning option holdings of each of the named executive officers at December 31, 2003. None of these officers exercised any options during the year ended December 31, 2003.

			Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(2)
	Shares Acquired on Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark J. Endry(1)	—	—	14,286	107,143	$8,429	$63,214
John P. Yeros	—	—	—	—	—	—
Michael P. Lynch	—	—	12,857	25,714	$7,586	$15,171
David J. Bauch	—	—	35,714	—	$21,071	—
Vincent T. Jordan(3)	—	—	21,964	31,429	$12,959	$18,543
Mark A. Pougnet	—	—	8,571	—	$5,057	—

(1)
This excludes the right to purchase 107,143 of Mr. Yeros' personal shares for $3.50 per share. Such options were granted in October 2003 and vest 25% per year over 4 years.

(2)
The value was calculated based on the difference between option grant price of $3.50 per share and a fair value per share of common stock of $4.09, assuming that the warrants included in each unit is valued at $0.70 which is determined using the Black Scholes pricing model.

(3)
Mr. Jordan is no longer with our company.

Employment Agreements

        Mr. Yeros.    In April, 2001, we entered into a Founder's Employment Agreement with Mr. Yeros. Mr. Yeros' Founder's Employment Agreement provides for an annual base salary of $150,000 and will expire ninety (90) days after the date of this prospectus. Under the Founder's Employment Agreement, Mr. Yeros is entitled to participate in bonus or incentive compensation plans determined at the discretion of our board of directors and he is also entitled to receive other employee benefits established for our employees to the extent that he qualifies. The Founder's Employment Agreement requires that during the term of the agreement, we must carry a life insurance policy on Mr. Yeros for at least $850,000, with beneficiaries chosen by Mr. Yeros. Mr. Yeros has waived this requirement, and we have never obtained or maintained such an insurance policy on his behalf. Mr. Yeros is subject to non-competition, confidentiality and invention assignment requirements under the Founder's Employment Agreement.

        The Founder's Employment Agreement provides that if Mr. Yeros' employment is terminated for reasons other than for death, disability or cause, he is entitled to receive: (i) his base salary for the unexpired term of the agreement plus an additional 18 months, (ii) health and medical insurance benefits through the earlier of (a) the unexpired term of the agreement plus an additional 18 months, or (b) his enrollment, at his election, in a separate health and medical insurance benefit program; and (iii) at his option, payment for all shares of our common stock owned by him, at a fair market value purchase price to be determined by a disinterested third party appraiser. At the option of Mr. Yeros, a change in control of our company can be deemed a termination without cause. If Mr. Yeros' employment is terminated due to his disability, he and his family are entitled to receive his base salary and health and medical benefits for the longer of the remaining term of the agreement or 18 months. If Mr. Yeros' employment is terminated due to his death, his dependents (if covered immediately prior to his death) are entitled to receive health and medical benefits for the longer of the remaining term of the agreement, or 36 months after his death. Mr. Yeros has waived and terminated all provisions of the Founder's Employment Agreement requiring us to repurchase any of the securities of our company from him.

        We have negotiated and entered into an Amended & Restated Founder's Employment Agreement to be effective upon the expiration of the Founder's Employment Agreement described above (i.e., 90 days after the effective date of this prospectus). The Amended and Restated Founder's Employment Agreement contains terms substantially similar to the Founder's Employment Agreement, however, it provides for (a) an annual base salary of $200,000; (b) has a one year term that is automatically extended for successive one year terms unless we or Mr. Yeros deliver notice to the other that the Amended and Restated Founder's Employment Agreement will not be extended; and (c) all provisions requiring that we repurchase all shares of our common stock owned by Mr. Yeros have been removed such that we have no obligation to repurchase the shares of our common stock owned by Mr. Yeros.

        Mr. Endry.    In October 2003, we entered into an Employment Agreement with Mr. Endry. Mr. Endry's Employment Agreement was amended and modified by mutual agreement on May 5, 2004. Mr. Endry's Amended and Restated Employment Agreement provides for an annual base salary of $200,000, and a three year term (deemed to have commenced as of October 2003) which is automatically extended for successive one year terms, unless we or Mr. Endry deliver notice to the other that the agreement will not be extended. The Amended and Restated Employment Agreement provides that Mr. Endry's base annual salary will be increased to not less than $300,000 commencing October 2004. Mr. Endry is also entitled to participate in the Executive Compensation and Bonus Plan, under which he will receive a bonus of $100,000 in 2004, $150,000 in 2005, and thereafter is entitled to receive an annual bonus of not less than 50% of his base salary per calendar year, payable upon completion of certain targeted goals, objectives and milestones established and approved by our board of directors. In connection with the Employment Agreement, Mr. Endry was also granted an option to purchase 107,143 shares of common stock from Mr. Yeros at an exercise price of $3.50 per share. In the event of a change in control (as determined under our 2001 Equity Incentive Plan) or the termination of his employment without cause, all of Mr. Endry's unvested options will vest immediately. Mr. Endry is also entitled to receive other employee benefits established for our employees. Mr. Endry is subject to non-competition, confidentiality and invention assignment requirements under his employment agreement.

        If Mr. Endry's employment is terminated for reasons other than for death, disability or cause, he is entitled to receive his base salary for 18 months from the date of termination, payable within 30 days after the date of termination. The happening of any of the following events permits Mr. Endry to terminate his agreement with us and entitles him to receive payment of his base salary for 18 months after his agreement is terminated: our filing for bankruptcy protection, the sale of substantially all of our assets or our liquidation, a material change in his duties, compensation or benefits without his consent, or a change in control as defined in the Amended and Restated Employment Agreement. If, without cause, Mr. Endry's employment agreement is not renewed, he is entitled to receive his base compensation equal to 18 months' salary as of the date of termination, payable within 30 days after the date of termination. If Mr. Endry's employment is terminated due to his death or disability, he and his dependents are entitled to receive his base salary and health and medical benefits through the date of his termination, reduced by any life or disability insurance benefits paid to him or his estate under policies for which we paid the premiums.

        Mr. Bauch.    In April, 2001, we entered into an Employment Agreement with Mr. Bauch. Mr. Bauch's Employment Agreement was amended and modified by mutual agreement on April 20, 2004. Mr. Bauch's Amended and Restated Employment Agreement provides for an annual base salary of $111,400 and a two year term from the date of the Amended and Restated Employment Agreement, which is automatically extended for one year terms, unless we or Mr. Bauch deliver notice to the other that the agreement will not be extended. Under the Employment Agreement and the Amended and Restated Employment Agreement, Mr. Bauch was granted options to purchase 35,714 shares of common stock at an exercise price of $3.50 per share pursuant to our 2001 Equity Incentive Plan and options to purchase 9,286 shares of common stock at an exercise price of $4.55 per share pursuant to our 2001 Equity Incentive Plan, respectively. Mr. Bauch is also entitled to receive other employee benefits established for our employees. Mr. Bauch is subject to non-competition, confidentiality and invention assignment requirements under his employment agreement.

        If Mr. Bauch's employment is terminated for reasons other than for death, disability or cause, he is entitled to receive his base salary for 90 days from the date of termination. The happening of any of the following events permits Mr. Bauch to terminate his agreement with us and entitles him to receive payment of his base salary for 90 days after his agreement is terminated: our filing for bankruptcy protection, the sale of substantially all of our assets or our liquidation, a material change in his duties without his consent, his removal as a member of our board of directors. If Mr. Bauch's employment is terminated due to his death or disability, he and his dependents are entitled to receive his base salary and health and medical benefits through the date of his termination, reduced by any life or disability insurance benefits paid to him or his estate under policies for which we paid the premiums.

Securities Authorized For Issuance Under Equity Compensation Plan.

        HyperSpace 2001 Equity Incentive Plan.    In February 2001, our board of directors adopted, and our shareholders ratified, the HyperSpace 2001 Equity Inventive Plan, reserving 1,071,429 shares of common stock (subsequently reserving an additional 357,143 shares), subject to adjustment for dividends and other capital stock changes, for issuance under the 2001 Equity Incentive Plan. We amended the 2001 Equity Incentive Plan in July of 2004 to provide that no more than 871,619 options or warrants may be issued under the 2001 Equity Incentive Plan. As of the date of this prospectus, there are 698,977 options outstanding under the 2001 Equity Incentive Plan.

        HyperSpace 2004 Equity Incentive Plan.    In July of 2004, our board of directors adopted, and our shareholders ratified, the HyperSpace 2004 Equity Inventive Plan, reserving an additional 700,000 shares of common stock, subject to adjustment for dividends and other capital stock changes, for issuance under the 2004 Equity Incentive Plan. Under the 2004 Equity Incentive Plan the board, or a committee of the board appointed to administer the 2004 Equity Incentive Plan, is authorized to issue options (both tax qualified and non-qualified) or restricted stock awards to directors, officers, employees, and consultants in order to attract, retain, and motivate persons believed to be necessary to promote our growth and profitability.

        Under the 2004 Equity Incentive Plan the board, or the committee of the board appointed to administer the plan, has the full power, authority, and discretion to select the directors, officers, employees, and consultants who will participate in the 2004 Equity Incentive Plan, determine the type (option or restricted stock grant) of awards and amount awards to be granted to participants in the 2004 Equity Incentive Plan, to set the vesting schedule and other terms and conditions of such awards, and to establish, amend, waive or modify rules for the administration of the 2004 Equity Incentive Plan. There are no options or awards of restricted stock outstanding under the 2004 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The initial capital assets contributed to us were provided by John P. Yeros, our founder and Chairman of the Board, who received 625,000 shares of our common stock valued at $.80 per share, in exchange for $500,000 in cash. In October of 2001, Mr. Yeros contributed an additional $250,000 to us by purchasing 71,429 shares of our common stock in a private offering at a purchase price of $3.50 per share, at the same price, and on the same terms, as all other participants in the private offering. Also in October 2001, members of Mr. Yeros' immediate family purchased 21,429 shares of common stock at a purchase price of $3.50 per share, at the same price, and on the same terms, as all other participants in the private offering. In October of 2003, Mr. Yeros purchased $200,000 worth of our series A preferred stock at a purchase price of $4.375 per share, or 45,714 series A preferred shares, at the same price, and on the same terms as all other series A participants. In addition, Mr. Yeros made additional loans to us and the loan balance as of June 30, 2004 is $130,000. Mr. Yeros also personally guaranteed our $96,000 bank line of credit.

        In 2002, BlueStreak 4 LLC, an entity controlled by Kent Swanson, one of our directors, purchased 110,000 shares of our common stock in a private offering at a purchase price of $3.50 per share, at the same price, and on the same terms as all other participants in the private offering. In May of 2003, Mr. Swanson purchased $50,000 worth of convertible notes and warrants in our 2002-2003 bridge note and warrant purchase offering to accredited investors, at the same price, and on the same terms as all of the other participants in the bridge note and warrant offering, which notes are convertible into shares of our common stock at a price of $3.50 per share, with 1,786 warrants exercisable at $3.85 per share. In October 2003, Mr. Swanson purchased $50,000 worth of our series A preferred stock at a purchase price of $4.375 per share, or 11,429 series A preferred shares, at the same price, and on the same terms as all other series A participants. In February and April of 2004, Mr. Swanson purchased $55,000 worth of convertible notes and warrants in our 2004 bridge note and warrant purchase offering to accredited investors, at the same price, and on the same terms as all of the other participants in the bridge note and warrant offering, which notes are convertible into shares of our common stock at a price of $4.375 per share, with 4,125 warrants exercisable at $4.375 per share. In April 2004, Mr. Swanson agreed to convert this bridge note into common stock prior to this offering. In return, we granted Mr. Swanson 4,125 additional warrants and lowered the conversion price of all of Mr. Swanson's warrants to $3.50 per share.

        In August of 2004, to supply to us additional bridge financing, (i) John Yeros, our founder and Chairman, (ii) Mark Endry, our President, CEO and a director, (iii) Kent Swanson, a director, and (iv) David Girard, a director, each purchased from the Company $100,000 worth of unsecured promissory notes, bearing interest at 12% per annum, due and payable within 180 days, together with 50,000 warrants to purchase common stock at an exercise price of $4.46 per share, expiring August 2009, for an aggregate investment of $400,000 and the issuance of an aggregate of 200,000 warrants, exercisable until August 2009, at an exercise price of $4.46 per share.

        We have incurred fees to Bathgate Capital Partners, a registered broker-dealer, for raising debt and equity for us. Steve Bathgate controls Bathgate Capital Partners and is a former director of our company. Mr. Bathgate resigned his board position in January 2004. We paid the following amounts to Bathgate Capital Partners in 2002—$32,000 in cash and $22,000 by issuing stock; in 2003—$8,000 in cash, 25,643 warrants (exercise price of $3.50 each and expiring February 12, 2008) and $35,000 by issuing stock; and in 2004, $62,000 in cash, 13,286 warrants in March 2004 (exercise price of $4.38 each and expiring March 31, 2009) and 1,786 warrants in April 2004 (exercise price of $4.38 per share and expiring April 5, 2009). We paid no other compensation to Bathgate Capital Partners or Mr. Bathgate for these services. Since inception, we have used other non-related organizations to perform similar services, on terms and conditions substantially similar to those in the Bathgate Capital Partners arrangements. Accordingly, we believe that our relationship with Bathgate Capital Partners has been conducted on terms and conditions which are substantially similar to those other arrangements. As of June 30, 2004, we owe Bathgate Capital Partners $20,000 for services rendered in connection with assisting us with obtaining the extension of certain indebtedness and the waiver of certain related rights, which are payable upon completion of this offering.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of the date of this prospectus regarding the beneficial ownership of our common stock by:

  •
  each person or entity known by us to own beneficially more than 5%, in the aggregate, of our outstanding common stock;

  •
  each of our executive officers;

  •
  each of our directors; and

  •
  all of our current directors and executive officers as a group.

        Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Except as otherwise indicated, the address for each shareholder is c/o HyperSpace Communications, Inc., 8480 East Orchard Road, Suite 6600, Greenwood Village, Colorado 80111.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of June 30, 2004, we had 1,857,575 shares of common stock outstanding, assuming: (i) conversion of all issued and outstanding Series A Preferred Stock and accrued dividends which automatically convert upon closing of this offering, (ii) conversion of all 2002-2003 promissory notes and accrued interest which automatically convert upon closing of this offering, (iii) conversion of $160,328 worth of the 2004 promissory notes and accrued interest which we expect to convert upon closing of this offering, and (iv) cashless exercise of certain warrants for 9,450 shares of common stock. Post-offering calculations assume (i) 3,657,575 shares of common stock are outstanding after closing of this offering based on shares of our common stock outstanding as of the date of this prospectus as calculated above, and (ii) no exercise of the over-allotment option.

	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
Name of Beneficial Owner
	Shares	%	Shares	%
John P. Yeros(1)	712,668	37.36%	712,668	19.22%
Mark J. Endry(2)	185,783	9.67%	185,783	4.99%
Mark A. Pougnet(3)	12,700	*	12,700	*
Patricia M. Lee	0	*	0	*
Michael P. Lynch(4)	36,428	1.93%	36,428	*
David J. Bauch(5)	35,714	1.89%	35,714	*
Rina Singer Delmonico(6)	7,143	*	7,143	*
Lawrence D. Firestone(7)	10,000	*	10,000	*
David E. Girard(8)	78,875	4.10%	78,875	2.12%
James M. Gumina(9)	103,571	5.34%	103,571	2.77%
Eric D. Murphy(10)	17,857	*	17,857	*
Kent Swanson(11)	222,445	11.56%	222,445	5.97%
All directors and executive officers as a group (12 persons)(12)	1,423,185	62.09%	1,423,185	34.78%

*
Less than 1%

(1)
Includes 7,143 shares held by James Yeros, Mr. Yeros' brother, 7,143 shares held by William Yeros, Mr. Yeros' brother and 7,143 shares held jointly by Vali Jones and John Yeros, Mr. Yeros' sister and father, respectively. Mr. Yeros disclaims beneficial ownership of any shares held by his siblings and his father. Assumes conversion of 48,382 shares of Series A Preferred Stock and preferred dividends into 48,382 shares of common stock. Includes warrants to purchase 50,000 shares of common stock exercisable within 60 days of the date of this prospectus.

(2)
Includes options to purchase 14,286 shares of common stock exercisable within 60 days of the date of this prospectus, and warrants to purchase 50,000 shares of common stock exercisable within 60 days of the date of this prospectus. Assumes conversion of 6,140 shares of Series A Preferred Stock and preferred dividends into 6,140 shares of common stock.

(3)
Includes options to purchase 8,571 shares of common stock exercisable within 60 days of the date of this prospectus.

(4)
Includes options to purchase 25,714 shares of common stock exercisable within 60 days of the date of this prospectus.

(5)
Includes options to purchase 35,714 shares of common stock exercisable within 60 days of the date of this prospectus.

(6)
Includes options to purchase 7,143 shares of common stock exercisable within 60 days of the date of this prospectus.

(7)
Includes options to purchase 10,000 shares of common stock exercisable within 60 days of the date of this prospectus.

(8)
Includes options to purchase 14,286 shares of common stock exercisable within 60 days of the date of this prospectus, and warrants to purchase 50,000 shares of common stock exercisable within 60 days of the date of this prospectus. Assumes conversion of 7,446 shares of Series A Preferred Stock and preferred dividends into 7,446 shares of common stock.

(9)
Includes options to purchase 82,143 shares of common stock exercisable within 60 days of the date of this prospectus.

(10)
Includes options to purchase 14,286 shares of common stock exercisable within 60 days of the date of this prospectus.

(11)
Includes 110,000 shares of common stock held by BlueStreak 4 LLC, an entity controlled by Mr. Swanson, options to purchase 16,071 shares of common stock exercisable within 60 days of the date of this prospectus, and warrants to purchase 52,357 shares of common stock exercisable within 60 days of the date of this prospectus. Assumes conversion of 12,221 shares of Series A Preferred Stock and preferred dividends held by BlueStreak 4 LLC, an entity controlled by Mr. Swanson, into 12,221 shares of common stock.

(12)
Includes options to purchase 228,214 shares of common stock exercisable within 60 days of the date of this prospectus, warrants to purchase 202,357 shares of common stock exercisable within 60 days of the date of this prospectus, and assumes conversion of 74,189 shares of Series A Preferred Stock into 74,189 shares of common stock.

DESCRIPTION OF SECURITIES

        Upon the completion of this offering, our authorized capital stock will consist of 15,000,000 shares of no par value common stock and 1,000,000 shares of no par value preferred stock. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and our bylaws, which have been filed as an exhibit to our registration statement of which this prospectus forms a part, and by the provisions of Colorado law.

Units

        We will issue 1,800,000 units, with each unit consisting of one share of our common stock and two warrants each to purchase one share of our common stock. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and warrants which form the unit. Until the units are divided into their separate components of one share of common stock and two warrants, only the units will trade on the American Stock Exchange. Each unit will be divided into its separate component of one share of common stock and two warrants upon 20 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion, but in no event less than 30 days immediately following this offering. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange and the warrants will trade separately from the common stock on such exchange. The units will cease to exist at that time.

Common Stock

        The holders of our common stock are entitled to dividends, if any, as our board of directors may declare from time to time from legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders.

        Our amended and restated articles of incorporation do not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.

        As of the date of this prospectus we had issued 698,977 options and 361,214 warrants to purchase shares of our common stock.

Warrants

        Each warrant to be issued as a part of a unit pursuant to this offering will entitle the holder to purchase one share of common stock at an exercise price of $                  (100% of the public offering price of the unit) beginning twelve months from the date of this prospectus through              , 2009, subject to our redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Computershare Trust Company, Inc. and us. We have authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 3,600,000 shares of our common stock, plus up to 180,000 warrants included in the representative's unit purchase option, unless the underwriters' over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 4,140,000 shares of common stock, plus up to 180,000 warrants included in the representative's unit purchase option.

        The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.

        Commencing twelve months from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.25 per warrant, provided that the closing sale price of our common stock equals or exceeds $9.50 per share for 20 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing sale price of the common stock equals or exceeds $9.50 per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

        We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be deprived of any value.

        We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.

        The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.

        The warrants do not confer on the warrantholder any voting or other rights of our shareholders. Upon notice to the warrantholders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

        We have agreed not to solicit public warrant exercises other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 5% of the aggregate warrant exercise price, if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then exercise price of the warrants, (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrantholder, (iii) the warrants are not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

Preferred Stock

        Under our amended and restated articles of incorporation, we may issue up to 1,000,000 shares of preferred stock. No shares of our preferred stock are outstanding as of the date of this prospectus. Under our amended and restated articles of incorporation, our board of directors, without further action by our shareholders, is authorized to issue shares of preferred stock in one or more classes or series. The board of directors may designate the preferred shares as to series, class, preferences, limitations and other provisions as the board of directors may designate from time to time. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a takeover or other transaction that holders of some or a majority of our common stock might believe to be in their best interests or in which holder might receive a premium for their shares over the then market price of the shares. We currently have no plans to issue any shares of preferred stock.

2004 Notes and Warrants

        As of June 30, 2004, we had outstanding $1.2 million in principal face amount of notes, bearing interest at 12%. Of this amount:

  •
  $425,000 is convertible into our common stock, at the option of the noteholders, at any time, at a conversion price of $3.50 per share. If not converted, these notes, and all accrued interest, are repayable on demand by the noteholders at any time after April 15, 2006. In conjunction with these notes, we granted noteholders 18,216 warrants to purchase shares of our common stock at $3.50 per share. These warrants expire in April 2009.

  •
  $155,000 is convertible into our common stock immediately prior to our initial public offering at a conversion price of $3.50 per share. In conjunction with these notes, we granted noteholders 6,642 warrants to purchase shares of our common stock at $3.50 per share. These warrants expire in April 2009.

  •
  $620,000 is convertible into our common stock, at the option of the noteholders, at any time, at a conversion price of $4.38 per share. The first interest payment is due on September 30, 2004, and shall include payment of all interest accrued to that date from the date of issuance of the Note. Thereafter, interest due hereunder shall be paid in quarterly installments within 15 days after the end of each fiscal quarter. If not converted, these notes, and any unpaid interest, are repayable on demand by the noteholders at any time after September 1, 2005. In conjunction with these notes, we granted noteholders 46,071 warrants to purchase shares of our common stock at $4.38 per share. These warrants expire in April 2009.

        In August 2004, we raised $400,000 in additional bridge loans for working capital and general corporate purposes. These bridge loans were raised from our founder, CEO and members of our board of directors. Such loans bear interest at 12% per annum and are repayable within 180 days. In connection with these bridge loans, we issued one warrant to purchase a share of common stock for each $2.00 loaned. The 200,000 warrants issued as part of this transaction are exercisable at $4.46 per share and expire in August 2009.

Registration Rights

        Upon completion of the offering, assuming the conversion into common stock of all of the principal and interest of the 2004 notes, and the exercise of all warrants to purchase shares of common stock issued in connection with those 2004 notes, the holders of an aggregate of approximately 292,000 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of a Registration Rights Agreement, if we complete the initial public offering of our securities as contemplated by this prospectus, as soon as practicable thereafter these shareholders are entitled to require us to register all of their shares of common stock issued upon conversion of the notes or exercise of the warrants on Form S-3. The rights are subject to conditions and limitations, among them the availability to us of Form S-3 and the limited right of the board of directors to delay the offering in its good faith judgment.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

        Our amended and restated articles of incorporation and bylaws include provisions that:

  •
  authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

  •
  prohibit shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders;

  •
  prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

  •
  provide that our board of directors is divided into three classes, each serving three-year terms; and

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

        These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of the increased protection outweigh the disadvantages. The provisions enhance our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company. Among other things, we believe that our ability to negotiate the terms of an unfriendly or unsolicited proposal could result in an improvement of the terms for the shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our units, common stock and warrants is Computershare Trust Company, Inc.

American Stock Exchange Listing

        We have applied to have our securities approved for listing on the American Stock Exchange as follows: 1) the units under the symbol "HCO.U", 2) our common stock under the symbol "HCO" and 3) the warrants under the symbol "HCO.WS", each subject to official notice of issuance. If approved for listing, until the units are divided into their separate components of one share of common stock and two warrants, only the units will trade on the American Stock Exchange. Each unit will be divided into its separate component of one share of common stock and two warrants upon 20 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion, but in no event less than 30 days immediately following this offering. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange, and the warrants will trade separately from the common stock on such exchange. The units will cease to exist at such time.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our securities to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

        After completion of this offering, we will have outstanding 3,657,575 shares of common stock, assuming no exercise of outstanding options or warrants after close of the offering. All of the 1,800,000 shares of common stock underlying the units sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining outstanding shares will become eligible for public sale as follows.

Rule 144

        In general, under Rule 144 as currently in effect, so long as a holder has beneficially owned restricted shares for at least one year, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock, or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. 450,000 shares may be sold beginning 90 days after this offering under Rule 144, of which 419,000 may be sold pursuant to Rule 144(k) as described below. Approximately 366,000 of the shares available for sale pursuant to Rule 144(k) and approximately 395,000 of the shares available for sale pursuant to Rule 144 are subject to lock-up agreements that restrict resale of these shares until 180 days after the date of this prospectus.

Rule 144(k)

        A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. 419,000 shares may be sold as of the date of this prospectus under Rule 144(k), approximately 366,000 of which are subject to 180 day lock-up agreements.

Rule 701 and Options

        Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

  •
  affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

  •
  non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

  •
  Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold, and the terms of our 2001 and 2004 Equity Incentive Plans require that any shares acquired thereunder (including Rule 701 shares) must be held for at least 180 days after the effective date of this prospectus.

Stock Options and Warrants

        As of June 30, 2004, options to purchase a total of 678,977 shares of our common stock (377,727 of which are vested and exercisable) and warrants to purchase a total of 161,214 shares of our common stock were outstanding, all of which are currently exercisable. Accordingly, the shares underlying these options may be eligible for sale in the public markets, subject to the restrictions described above. An additional 20,000 options and 200,000 warrants were issued in August 2004.

Registration Rights

        After this offering the holders of approximately 292,000 shares of our outstanding common stock will be entitled to certain rights with respect to registration of such shares on Form S-3 under the Securities Act, assuming conversion of all of the 2004 notes and accrued interest as of June 30, 2004 and related warrants on a cashless exchange basis. The registration rights are subject to conditions and limitations, among them the availability of Form S-3 and the limited right of the board of directors to delay such registration in its good faith judgment. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act except for shares purchased by affiliates.

Lock-up Agreements

        Our officers and directors, who hold a total of 1.3 million shares of our outstanding common stock (including preferred stock converted into common stock and conversion of a portion of the loan from our founder into shares of our common stock, together with the exercise of their options and warrants), have agreed, pursuant to the underwriting agreement and other agreements, not to sell any of our common stock until 18 months from the date of this prospectus without the prior consent of Capital Growth Financial, LLC. Additionally, certain shareholders have agreed not to sell our common stock, as set out in the table below. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning after expiration of the 180 day and 18 month lock-up periods, as applicable, subject in some cases to certain volume limitations.

	Shares
Total Shares Outstanding Prior to this Offering	1,857,575	(1)

Lock-Ups:
Directors and Officers(2)	977,771	(1)
Others (Preferred share conversions and certain debt conversions)(2)	420,742
Rule 144 Shareholders subject to Lock-ups(3)	394,929

Total	1,793,442
Unrestricted existing shares	64,133

Comprised of:
Shares obtained through cashless exercise of warrants	9,450
Rule 144 Shareholders not subject to Lock-ups	54,683

(1)
Excludes non Cashless portion of Warrants and all Options.

(2)
18 month lock up period

(3)
180 day lock up period

        The underwriters may release all or a portion of the shares held by officers and directors subject to lock-up agreements at any time without notice. The representative of the underwriters has informed us that it does not currently intend to release the shares subject to the lock-up agreements prior to expiration of the 18 month lock-up period, however, the representative of the underwriters has agreed to review all lock-up agreements at the end of the 12 month period following the date of this prospectus to determine if any or all of the shares subject to the lock-up agreements may be released earlier than the agreed upon 18 month lock-up period. The representative's determination to release all or any portion of the shares from the lock-up agreements will depend on several factors including, but not limited to, the market price and demand for our common stock and the general condition of the securities markets. However, the representative's decision is arbitrary and may not be based on any specific parameters. If any or all of those shares were released by the representative of the underwriters, such shares would likely be eligible for sale into the public market. Increasing the number of shares available for sale in the public market could cause the price of our stock to decline.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Capital Growth Financial, LLC is acting as the underwriters' representative, have agreed to purchase from us the number of units set forth opposite their names, and will purchase the units at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Underwriter	Number of Units
Capital Growth Financial, LLC
Pali Capital, Inc.

Total

        The underwriting agreement provides that the underwriters are committed to purchase all units offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. In the underwriting agreement, the underwriters' obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions of our counsel.

        The underwriters have advised us that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the National Association of Securities Dealers, Inc., at such price less a concession not in excess of $                  per unit. Our underwriters may allow, and the selected dealers may reallow, a concession not in excess of $                  per unit to certain brokers and dealers. After the offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters.

        We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 270,000 additional units solely to cover over-allotments, if any, at the same price as the initial units offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds to us will be $                  , $                  and $                  , respectively.

        We have agreed to pay the representative of underwriters a non-accountable expense allowance of 3% of the aggregate public offering price of the units offered, exclusive of any units sold on exercise of the over-allotment option. We have also agreed to pay all expenses in connection with qualifying the units for sale under the laws of various states designated by the underwriters, if required. Additionally, we may reimburse the underwriters for other accountable expenses incurred in connection with the offering.

        We will sell to the representative on completion of the offering, for a total purchase price of $90.00, representative's options entitling the representative or its assigns to purchase units from us in an amount not to exceed 5.0% of the number of units sold to the public in this offering. The representative's options will be exercisable commencing one year from the date of this prospectus (or a shorter period if allowed by NASD rules) and will expire five years from the date of this prospectus. The representative's options will contain certain anti-dilution provisions and provide for the cashless exercise of the representative's options utilizing our securities. The exercise price of the representative's options to purchase the units is 165% of the public offering price of the unit or $                  per unit.

        We will set aside and at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's options. The representative's options will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus (or a shorter period if allowed by NASD rules), except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's options will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Subject to certain limitations and exclusions, we have agreed, at the request of the representative, to register for sale the common stock and warrants issuable upon exercise of the representative's options and the common stock issuable upon exercise of the warrants underlying the representative's options.

        We have agreed not to solicit public warrant exercises other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 5% of the aggregate warrant exercise price, if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then exercise price of the warrants, (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrantholder, (iii) the warrants are not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

        Regulation M may prohibit the underwriters from engaging in any market-making activities with regard to our securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the underwriters of the exercise of the warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the underwriters may have to receive a fee for the exercise of warrants following such solicitation. As a result, the underwriters may be unable to provide a market for our securities during certain periods while the warrants are exercisable.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters are not greater than the number of units that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option or purchasing units in the open market.

  •
  Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If the underwriters sell more units than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the units, or securities comprising the units, originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units, common stock or public warrants or preventing or retarding a decline in the market price of our units, common stock or public warrants. As a result, the price of our common stock or public warrants may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our common stock, options to acquire common shares, or any related security or instrument, for a period of 12 months from the closing of this offering, without the prior written consent of the representative of the underwriters, except in limited circumstances. Additionally, we have agreed not to offer, sell or distribute, for a period of twenty-four months from the closing of this offering, any of our securities which are convertible at a price that may, at the time of the conversion, be less than the fair market value of our common stock on the date of the original sale without the prior written consent of the representative of the underwriters. Fair market value shall mean the greater of: (i) the average of the volume weighted average price of our common stock for each of the 30 trading days prior to the date of the original sale; and (ii) the last sale price of our common stock, during normal operating hours, as reported on the American Stock Exchange, or any other exchange or electronic quotation system on which our common stock is then traded.

        Our officers and directors have agreed with the representative of the underwriters not to sell the shares of our common stock which they own for a period of 18 months from the closing of this offering without the prior written consent of the representative of the underwriters. Additionally, certain shareholders have agreed with the representative of the underwriters not to sell the shares of our common stock which they own for a period of 180 days from the closing of this offering without the prior written consent of the representative of the underwriters.

        The representative of the underwriters has no present intention to waive or shorten the lock-up period, however, the representative has agreed to review the lock-up agreements at the end of the 12 month period following this offering to determine whether or not to release any or all of the shares subject to the lock-up agreements. The representative's determination to release all or any portion of the shares from the lock-up agreements will depend on several factors including, but not limited to, the market price and demand for our common stock and the general condition of the securities markets. However, the representative's decision is arbitrary and may not be based on any specific parameters.

        For a period of three years after the date of this prospectus, we have agreed to engage a designee of the representative as an advisor to our board of directors where the advisor shall attend meetings of the board, receive all notices and other correspondence and communications sent by us to members of our board of directors and receive compensation equal to the highest compensation of other non-officer directors, excluding the Chairman of our audit committee. In addition, the advisor will be reimbursed for expenses incurred in attending any meeting. The representative's designee as an advisor to our board of directors will have no duties, rights or powers of a director. In lieu of the representative's right to designate an advisor to our board, the representative shall have the right during the three-year period after the date of this prospectus, in its sole discretion, to designate one person for election as a director to our board of directors, which we have agreed to use our best efforts to obtain the election of the representative's nominee, who shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other non-employee director and shall have the same duties, rights and powers as other directors on our board.

        At the closing of the offering, we will enter into a consulting agreement retaining the representative, Capital Growth Financial, LLC, as financial consultant at an aggregate of $2,816.67 per month for a 24 month period; provided, however, the total amount under the consulting agreement of $67,600, shall be paid upon execution of the consulting agreement.

        We estimate that the expenses of the offering to be paid by us, not including underwriting discounts, commissions, the non-accountable expense allowance and the financial advisory fee, will be approximately $1,381,000. Such expenses include, but are not limited to, SEC registration fees, NASD filing fees, American Stock Exchange listing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses, transfer agent fees and blue sky fees and expenses.

        Prior to this offering, there was no public market for the units and the common stock and public warrants contained in the units. The initial public offering price of our units and the exercise price of public warrants were determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units and the exercise price of the public warrants contained in the units included:

  •
  the information in this prospectus and otherwise available to the underwriters;

  •
  the history and the prospects for the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the general condition of the economy and the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

        We cannot be sure that the initial public offering price will correspond to the price at which the units, the common stock and the public warrants will trade in the public market following this offering or that an active trading market for the units, the common stock and the public warrants will develop and continue after this offering.

        The representative has served as the sole or managing underwriter of only one firm commitment public offering and participated in one other underwritten public offerings as a member of the underwriting syndicate. Pali Capital, Inc. has not served as the sole or managing underwriter of any firm commitment public offerings, but has participated as a co-manager in one firm commitment public offering and as a member of the underwriting syndicate in eight underwritten public offerings. Since the underwriters have limited experience in underwriting firm commitment public offerings, their lack of experience may adversely affect the public offering of our units, common stock and public warrants and the subsequent development, if any, of a trading market for our units, common stock and public warrants.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

        The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

        The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov. Upon the completion of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission's Internet site.

        You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement Filed on Form SB-2 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado. Certain legal matters will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

        Our balance sheet at December 31, 2003 and the statements of operations, shareholders' equity and cash flows for each of the two years ended December 31, 2003 and 2002 included in this prospectus have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon such firm's authority as an expert in auditing and accounting.

        Our financial statements for the six months ended June 30, 2004 and 2003 have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or any other form of assurance on them.

HYPERSPACE COMMUNICATIONS, INC.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
HyperSpace Communications, Inc.
Greenwood Village, Colorado

        We have audited the accompanying balance sheet of HyperSpace Communications, Inc. as of December 31, 2003, and the related statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HyperSpace Communications, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      /s/ Ehrhardt Keefe Steiner & Hottman PC

March 19, 2004
Denver, Colorado

HYPERSPACE COMMUNICATIONS, INC.

Balance Sheets

	June 30, 2004	December 31, 2003
	(Unaudited)
		(Restated)
Assets
Current assets
Cash	$191,117	$27,429
Accounts receivable	31,615	291,913
Other current assets	21,796	13,361

Total current assets	244,528	332,703

Non-current assets
Property and equipment—net	141,368	127,806
Capitalized software, net of accumulated amortization of $325,893 and $471,157, respectively	359,559	420,536
Intangible asset—cost	31,530	31,530
Deferred offering costs	778,701	—

Total non-current assets	1,311,158	579,872

Total assets	$1,555,686	$912,575

Liabilities and Shareholders' Deficit
Current liabilities
Accounts payable—trade	$766,465	$139,794
Accrued compensation	74,825	103,611
Accrued other	78,543	81,199
Deferred revenue	107,354	152,089
Line-of-credit	95,500	95,500
Notes payable—founder	130,062	128,272
Current portion of notes payable—net of issuance costs	550,858	548,571
Settlement payable	—	483,499

Total current liabilities	1,803,607	1,732,535

Long term portion of notes payable	1,060,732	—
Commitments and contingencies
Shareholders' deficit
Series A convertible preferred stock, no par value; convertible to common stock at original issuance price, plus cumulative dividends of 10% per annum; limited to the first 5 years following issuance; liquidation preference of $1,033,543 (2004) and $941,753 (2003); convertible upon public offering; 1,000,000 authorized; 221,714 (2004) and 211,714 (2003) shares issued and outstanding	970,000	926,250
Common stock—no par value, 15,000,000 shares authorized; 1,451,013 and 1,378,541 shares issued and outstanding at 2004 and 2003, respectively	2,811,563	2,180,555
Accumulated deficit	(5,090,216)	(3,926,765)

Total shareholders' deficit	(1,308,653)	(819,960)

Total liabilities and shareholders' deficit	$1,555,686	$912,575

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statements of Operations

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
Revenues
Licensing	$100,824	$408,005	$787,541	$596,905
Service revenues	105,560	82,312	195,678	53,928

Total revenues	206,384	490,317	983,219	650,833

Cost of revenue
Amortization/impairment of capitalized software	60,977	107,039	405,194	187,181
Cost of service revenues	68,144	103,371	268,012	335,920
Research and development	223,697	90,664	150,831	220,693

Total cost of revenue	352,818	301,074	824,037	743,794

Operating expenses
Sales and marketing	289,465	419,669	645,589	893,274
General and administrative expenses	575,313	463,373	923,087	923,533
Impairment of intangibles	—	—	85,296	—

Total operating expenses	864,778	883,042	1,653,972	1,816,807

Loss from operations	(1,011,212)	(693,799)	(1,494,790)	(1,909,768)

Other income (expense)
Interest expense	(536,909)	(141,758)	(345,395)	(162,637)
Gain on settlement of liability	440,999	—	—	—
Other income (expense)	(8,289)	13,068	1,276	52

Total other income (expense)	(104,199)	(128,690)	(344,119)	(162,585)

Net loss	(1,115,411)	(822,489)	(1,838,909)	(2,072,353)
Accretion of Series A preferred stock dividends	(48,040)	—	(15,503)	—

Net loss available to common shareholders	$(1,163,451)	$(822,489)	$(1,854,412)	$(2,072,353)

Basic and diluted weighted average common shares outstanding	1,416,513	1,295,830	1,300,721	1,197,368

Basic and diluted loss per common share	$(.82)	$(.63)	$(1.42)	$(1.73)

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statement of Changes in Shareholders' Deficit

For the Years Ended December 31, 2003 and 2002 (Restated)

	Common Stock		Preferred Stock
					Accumulated Deficit	Total Shareholders' Deficit
	Shares	Amount	Shares	Amount
Balance—December 31, 2001	989,571	$1,581,148	—	$—	$(1,243,672)	$337,476
Transfer of accumulated deficit upon termination of S-Corp status	—	(1,243,672)	—	—	1,243,672	—
Common stock issuance, net of offering costs	256,429	887,235	—	—	—	887,235
Debt warrants issuance	—	56,987	—	—	—	56,987
Stock and stock options issued for services	37,642	187,614	—	—	—	187,614
Conversion preference on convertible debt	—	32,655	—	—	—	32,655
Net loss	—	—	—	—	(2,072,353)	(2,072,353)

Balance—December 31, 2002	1,283,642	1,501,967	—	—	(2,072,353)	(570,386)
Common stock issued in conversion of notes	78,571	275,000	—	—	—	275,000
Debt warrants issuance	—	66,319	—	—	—	66,319
Stock and stock options issued for services	16,326	74,312	—	—	—	74,312
Stock options issued to employees	—	139,313	—	—	—	139,313
Option to purchase shares granted Chairman to CEO	—	112,500	—	—	—	112,500
Preferred stock issued for cash	—	—	80,286	351,250	—	351,250
Preferred stock issued in conversion of notes	—	—	131,428	575,000	—	575,000
Conversion preference on convertible debt	—	11,144	—	—	—	11,144
Accretion of Series A preferred stock dividends	—	—	—	—	(15,503)	(15,503)
Net loss	—	—	—	—	(1,838,909)	(1,838,909)

Balance—December 31, 2003	1,378,539	2,180,555	211,714	926,250	(3,926,765)	(819,960)
Conversion preference on convertible debt (unaudited)	—	82,863	—	—	—	82,863
Stock issued for services (unaudited)	5,357	22,500	—	—	—	22,500
Stock options issued to employees (unaudited)	—	27,332			—	27,332
Stock issued for deferred offering costs (unaudited)	1,786	8,125	—	—	—	8,125
Debt warrants issuance (unaudited)	—	34,281	—	—	—	34,281
Debt warrants issued to induce conversion and extend debt maturity (unaudited)	—	76,454	—	—	—	76,454
Reduction of conversion exercise price to induce conversion to equity and to extend debt maturity (unaudited)	—	150,800	—	—	—	150,800
Common stock issued in conversion of notes (unaudited)	65,331	228,653	—	—	—	228,653
Preferred stock issued for cash (unaudited)	—	—	10,000	43,750	—	43,750
Accretion of Series A preferred stock dividends (unaudited)	—	—	—	—	(48,040)	(48,040)
Net loss (unaudited)	—	—	—	—	(1,115,411)	(1,115,411)

Balance—June 30, 2004 (unaudited)	1,451,013	$2,811,563	221,714	$970,000	$(5,090,216)	$(1,308,653)

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statements of Cash Flows

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2004	2003	2003	2002
	(unaudited)	(unaudited)	(Restated)	(Restated)
Cash flows from operating activities
Net loss	$(1,115,411)	$(822,489)	$(1,838,909)	$(2,072,353)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	38,564	44,948	90,177	70,475
Amortization/impairment of capitalized software	60,972	107,039	405,194	187,181
Impairment of intangible assets	—	—	85,296	—
Settlement of liability for reduced amount	(440,999)		—	—
Accrued interest included in settlement payable	—	14,561	33,975	29,121
Options issued to employees	27,332	—	139,313	—
Options issued to officer from founder	—	—	112,500	—
Warrants issued for debt issue costs and interest	34,281	—	9,163	21,693
Conversion preference with debt	82,863	6,353	11,144	32,655
Options for services	—	12,500	17,171	55,864
Stock for services	22,500	31,180	57,141	131,750
Accrued interest included in notes payable	—	19,594	50,027	11,122
Accrued interest included in related party notes payable	4,018	12,487	24,328	14,044
Accretion of debt issue costs	57,672	14,842	100,746	43,126
Reduction of conversion price on debt to induce conversion and maturity extension on convertible debt	150,800	—	—	—
Warrants issued to induce conversion and maturity extensions on convertible debt	76,454	—	—	—
Changes in assets and liabilities
Accounts receivable	260,298	104,908	(22,863)	(259,050)
Other current assets	(8,435)	(16,834)	(5,610)	22,924
Accounts payable—trade	(118,905)	136,909	29,063	38,600
Accrued liabilities	(79,482)	41,083	18,105	31,816
Deferred revenue	(44,735)	4,248	59,888	91,201

	123,198	533,818	1,214,758	522,522

Net cash used in operating activities	(992,213)	(288,671)	(624,151)	(1,549,831)

Cash flows from investing activities
Purchase of property and equipment	(52,121)	(2,584)	(7,014)	(37,001)
Purchase of capitalized software	—	(184,471)	(245,325)	(327,034)
Purchase of intangibles	—	(22,885)	—	(102,196)

Net cash used in investing activities	(52,121)	(209,940)	(252,339)	(466,231)

Cash flows from financing activities
Proceeds from line of credit	—	—	95,500	—
Proceeds from (payments of) related-party note payable	(2,228)	45,000	40,000	249,900
Proceeds from notes payable, net	1,250,000	416,000	366,000	720,000
Proceeds from issuance of common stock	—	—	—	897,500
Receipts from issuance of preferred stock	43,750	25,000	351,250	—
Payment of current liability	(42,500)	—	—	—
Payment on note payable	(16,000)	—	—	—
Payment of offering costs	(25,000)	—	—	(10,265)

Net cash provided by financing activities	1,208,022	486,000	852,750	1,857,135

Net increase (decrease) in cash	163,688	(12,611)	(23,740)	(158,927)
Cash—beginning of year	27,429	51,169	51,169	210,096

Cash—end of year	$191,117	$38,558	$27,429	$51,169

(Continued on the following page.)

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Statements of Cash Flows

(Continued from the previous page.)

Supplemental disclosure of cash flow information:

  Cash paid for interest for the six months ended June 30, 2004 (unaudited) and 2003 (unaudited) was $25,414 and $38,718, and for the years ended December 31, 2003 and 2002 was $126,284 and $67,819, respectively.

  No cash was paid for income taxes for the six months ended June 30, 2004 (unaudited) and 2003 (unaudited) and years ended December 31, 2003 and 2002, respectively.

Supplemental disclosure of non-cash activity:

  During the six months ended June 30, 2004 (unaudited), $228,653 of notes payable was converted to common stock, at $3.50 per share.

  During the six months ended June 30, 2004 (unaudited), the Company issued $8,125 of common stock in exchange for deferred offering costs.

  During the six months ended June 30, 2004 (unaudited), the Company accrued dividends on Series A preferred stock in the amount of $48,040.

  During the six months ended June 30, 2004 the Company funded purchases of $745,576 in deferred offering cost through the use of accounts payable.

  During the year ended December 31, 2003, the Company accrued dividends on preferred stock of $15,503.

  During the years ended December 31, 2003 and 2002, the Company paid debt issue costs of $57,156 and $35,294, through the issuance of warrants, respectively.

  During the year ended December 31, 2003, $200,000 of related party notes payable and $375,000 of notes payable were converted to preferred stock, at $4.38 per share.

  During the year ended December 31, 2003, $275,000 of notes payable were converted to common at $3.50 per share.

See notes to financial statements.

HYPERSPACE COMMUNICATIONS, INC.

Notes to Financial Statements

Note 1—Description of Business and Summary of Significant Accounting Policies

        HyperSpace Communications, Inc. (the Company) was formed in February 2001 as a company organized under the laws of the State of Colorado. The Company, based in Denver, Colorado, manufactures and markets HyperWeb™ and HyperTunnel™ software products, which accelerate web- and client/server-based applications over wider area networks, both terrestrial and wireless, thereby increasing performance and throughput and lowering costs for bandwidth, hardware, software, IT overhead and human resources while increasing employee productivity and customer satisfaction. The Company's mission is to make companies more efficient and profitable through higher performance of mission-critical applications. The Company's products are in production providing service to thirty of the largest companies across four continents

        The Company elected treatment and was accepted as an S-Corporation for tax year 2001. Effective January 1, 2002, the Company, pursuant to the consent of a majority of the shareholders and a board of director resolution, elected to revoke its status as an S-Corporation so shareholders of certain partnerships and corporations could invest in the Company. In March 2001, the Company acquired substantially all of the assets of Remote Communications, Inc. ("RCI"). The purchase price of $400,000 included assuming certain liabilities of $46,597 and the issuance of a note in the amount of $353,403. The assets of RCI included various computer programs, source code and the expertise of RCI's management.

Interim Financial Information

        The unaudited financial statements as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the six months ended June 30, 2004 are not necessarily an indication of the results that may be expected for the entire fiscal year.

Cash

        The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with.

Concentrations of Credit Risk

        The Company's operations are subject to the customary risks of doing business abroad, including, but not limited to, currency fluctuations, custom duties, various import controls and other non-tariff barriers, restrictions on the transfer of funds, commodity risks, general economic market conditions, adaptability of technology, and political instability. To date, these factors have not had a material adverse impact on the Company's operations. Other than certain European agreements, which are usually denominated in Euros or GBP, most non-U.S. agreements are denominated in U.S. Dollars. In the future, if the number of Euro denominated agreements is significant the Company may consider buying forward currency cover to protect against currency fluctuations. For the six months ended June 30, 2004 (unaudited) and the year ended December 31, 2003 the Company recorded $9,489 in foreign currency losses and $24,860 respectively, in foreign currency gains due to Euro denominated agreements.

        Due to growing customer base, the Company is subject to the risks of concentration of credit risk in a few customers. During 2003, the Company had three customers that accounted for approximately

34% of total revenues and 73% of total accounts receivable. In addition, approximately 64% of the revenues were derived from sales made to U.S. based organizations or divisions. During 2002 the Company had three customers that accounted for approximately 57% of total revenues and 88% of total accounts receivable. In addition, approximately 60% of the revenues were derived from sales made to U.S. based organizations or divisions.

        Through the six months ended June 30, 2004, five customers accounted for approximately 36% of the Company's revenues. In addition, 64% of revenues (unaudited) were due to sales made to U.S. based organizations. At June 30, 2004 (unaudited), one customer accounted for 41% of the total accounts receivable balance.

        As of June 30, 2004, and periodically throughout the reported years, the Company has maintained balances in operating accounts in excess of the U.S. Federal Deposit Insurance Corporation (FDIC) insured $100,000 limit. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash.

Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts at an amount estimated to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on receivables. Overdue accounts are reviewed, and an additional allowance is recorded when determined necessary to state receivables at realizable value. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the general economic environment, and the aging of its receivables. A considerable amount of judgment is required when assessing the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. As of June 30, 2004 (unaudited) and December 31, 2003 the Company has determined that no reserve is necessary for doubtful accounts.

Software Development Costs

        FASB 86 sets out the following treatment with respect to internally developed software and purchased software from third parties that the Company follows:

        Pre-Feasibility Stage:    Costs incurred to establish the technological feasibility of a software program are expensed as incurred. For these purposes, technological feasibility is achieved when all planning, designing, coding, and testing has been sufficiently completed such that the program can be produced to meet its design specifications.

        Post-Feasibility/Pre-Release Stage:    Costs incurred following technological feasibility but prior to commercial release are capitalized and recorded at cost. These costs are not applied against revenues generated during that period.

        Post-Release Stage:    Commencing with commercial release of the program, costs that have accumulated in the R&D account are amortized over the program's expected useful life.

        The Company's internal software development costs include application and tools development, translation, testing and localization costs incurred in producing software and associated documentation to be licensed to customers. The Company also may contract with third parties to develop and test software that will be licensed to customers. In addition, from time to time the Company purchases source code or product rights from third parties that will be integrated with the Company's software.

        As of June 30, 2004 (unaudited) and December 31, 2003, the Company has capitalized costs (in accordance with the above criteria) associated with its HyperTunnel product of $373,213. HyperTunnel was commercially released in January 2004 and transferred to fixed assets. The Company is amortizing the costs on a straight-line basis over the estimated life of five years, with amortization of $37,312 for the six months ended June 30, 2004 (unaudited). The Company is amortizing its capitalized costs of the HyperWeb product on a straight-line basis over three years and anticipated these capitalized costs to be fully amortized as of December 31, 2004.

        Research and development (R&D) costs relating principally to the design and development of products (exclusive of costs capitalized under SFAS No. 86) are expenses as incurred. The costs of developing routine enhancements are expensed as R&D costs as incurred because of the short time between the determination of technological feasibility and the date of general release of related products.

        The amortization of capitalized software costs is computed as the greater of a) the amount determined by ratio of the product's current revenue to its total expected future revenue, or b) the straight-line method over the product's estimated useful life. Amortization expense of capitalized software was $60,972 for the six months ending June 30, 2004 (unaudited) and $405,194 and $187,181 for the years ending December 31, 2003 and 2002, respectively, and is included in cost of revenues in the statements of income. Included in 2003 amortization is an impairment of approximately $191,000 related to one capitalized product no longer deemed viable.

Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 2 to 5 years.

Intangible Assets

        Intangible assets include the amounts paid by the Company for patent application costs (patents pending), trademarks and intellectual property and are analyzed annually for impairment. Impairment of all trademarks and intellectual property was deemed necessary at year-end December 2003 resulting in an impairment of $85,296. As of June 30, 2004 (unaudited) and December 31, 2003 the Company's only intangible asset is capitalized patent application costs these costs will be amortized over the life of the patents when the patents are issued. If the patents are not issued they will be charged to expense. As of June 30, 2004 (unaudited) an intangible asset of $206,240 became fully amortized.

Long Lived Assets

        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. As disclosed elsewhere in the financials, for the year ended December 31, 2003 the Company impaired software of $191,000 and intangibles of approximately $85,000 both related to products no longer used by the Company.

Deferred Stock Offering Costs

        As of June 30, 2004, the Company was in the process of an Initial Public Offering. Expenses related to the offering have been accounted for as deferred offering costs. If the offering is successful, such costs will be charged against the gross proceeds received. If at any time it becomes probable that the offering will not be consummated, such costs will be expensed.

Income Taxes

        The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company's temporary differences result primarily from capitalized software, deferred revenue and property and equipment.

Revenue Recognition

        The Company derives revenues from the following sources: software license revenue and services revenue, which primarily consists of maintenance, consulting and training. The Company recognizes revenue in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and other authoritative accounting literature.

License Fee Revenue

        For software license agreements that do not require significant modification or customization of the software, the Company recognizes revenue when evidence of a non-cancelable, signed contingency-free agreement exists, any acceptance testing is complete, delivery of the product has occurred, the license fee is fixed or determinable and collection is probable. In all other instances, revenue is deferred. Deferred revenue is recorded as a current liability until all the elements to be delivered at a future date and vendor specific evidence of acceptance have occurred.

        Delivery of software is persuasive evidence of an arrangement. Sales through the Company's distribution channels are evidenced by agreements governing the relationship together with purchase orders from the ultimate end customers. Delivery generally occurs when the customer has received an electronic media copy of the software or where the Company has evidence that the software has been downloaded by the customer from the Company.

        If provided in a license agreement, acceptance provisions that grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications, the Company defers revenue recognition until acceptance by the customer or the acceptance period has lapsed. Generally customer agreements have no such provisions and as the likelihood of non-acceptance is remote, the Company generally recognizes revenue when all other criteria of revenue recognition are met.

        Typically, the Company's software licenses do not include significant post-delivery obligations to be fulfilled by the Company, and payments are due within 30 days from the date of delivery. For customers who pay license fees based on number of monthly subscribers under a utility-based pricing model and where the license allows for payment terms of more than 12 months from the date of delivery, revenue is recognized as payments become due assuming all other conditions for revenue recognition have been satisfied.

Services Revenue

        Maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year. Consulting services generally do not involve significant modification or customization of the licensed software. Consulting and training revenues are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from fixed price contracts is recognized on a percentage of completion basis, which involves the use of estimates. If the Company does not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when the Company receives final acceptance from the customer. There were no fixed price contracts in place at June 30, 2004 (unaudited), December 31, 2003 or 2002. Revenue from agreements for supporting and providing periodic unspecified upgrades to the licensed software is recorded as unearned revenue and is recognized ratably over the support service period.

Advertising Costs

        The Company expenses advertising costs as incurred.

Research and Development Costs

        Expenditures made for research and development are charged to expense as incurred.

Stock-Based Compensation

        The Company has determined the value of stock-based compensation arrangements under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees"; and will make pro forma disclosures required under SFAS No. 123,"Accounting for Stock-Based Compensation." SFAS No. 123 permits the use of either a fair value based method of the method defined in APB No. 25 to account for stock-based compensation arrangements. Companies that elect to use the method provided in APB No. 25 are required to disclose the pro forma net income (loss) and earnings per share that would have resulted from the use of the fair value based method.

		December 31,
	June 30 2004
		2003	2002
	(unaudited)	(restated)	(restated)
Net loss available to common shareholders—as reported	$(1,163,451)	$(1,854,412)	$(2,072,353)
Add: stock-based employee compensation included in net income	$27,332	$139,313	$—
Deduct: total stock-based employee compensation expense determined under fair market value method for an award	$303,368	$249,198	$746,803
Net loss available to common shareholders—pro forma	$(1,439,487)	$(1,964,927)	$(2,819,156)
Basic loss per common share—as reported	$(0.82)	$(1.42)	$(1.73)
Basic loss per common share—pro forma	$(1.02)	$(1.51)	$(2.35)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

        The following are the weighted-average assumptions used at June 30, 2004 (unaudited) and December 31, 2003 and 2002 for all Black-Scholes calculations in the financial statements:

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)
Approximate risk free rate	3.36%	2.90%	3.75%
Average expected life	10 years	5 years	8.77 years
Dividend yield	—%	—%	—%
Volatility	25.00%	25.00%	25.00%

        For the year ended December 31, 2003 and the six months ended June 30, 2004 (unaudited) the Company recorded stock options granted to employees as an expense in its Statement of Operations and an addition to common stock. During 2003 the Founder granted the new CEO an option to purchase 107,143 of his shares of company stock over a three-year period. The Company also recorded compensation for the transaction as the transaction is deemed to benefit the Company. Both transactions were recorded based on the difference between the exercise price and the fair value of the common stock.

        On March 31, 2004, the Financial Accounting Standards Board (FASB) issued an Exposure Draft, Share-Based Payment, an Amendment of FASB Statement 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options. Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

Fair Value of Financial Instruments

        The carrying amounts of financial instruments including cash and cash equivalents, receivables, prepaids, accounts payable and accrued expenses approximated fair value as of June 30, 2004 (unaudited) and December 31, 2003 because of the relatively short maturity of these instruments.

        The carrying amounts of notes payable and debt issued approximated fair value as of June 30, 2004 (unaudited) and December 31, 2003 because interest rates on these instruments approximate market interest rates.

Recently Issued Accounting Pronouncements

        On March 31, 2004, the FASB issued an Exposure Draft, Share-Based Payment, and Amendment of FASB Statements No. 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options.

        Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

        If adopted as proposed, we would record as an expense the fair value of the options we have issued. Based on the number of options we have issued, this proposed statement would substantially increase our net losses and accumulated deficit by approximately $110,000 for the fiscal year ended December 31, 2003 and $276,000 for the six months of 2004. If adopted, this pronouncement would be effective for the fiscal year beginning January 1, 2005.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Loss Per Share

        The Company applies the provisions of Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (FAS 128). All dilutive potential stock warrants, stock options, convertible debt and convertible preferred stock have an antidilutive effect on diluted per share amounts and therefore have been excluded in determining net loss per share. The Company's basic and diluted loss per share is equivalent and accordingly only basic loss per share has been presented. At June 30, 2004 (unaudited) the dilutive effect of such items would increase shares outstanding by a total of 1,351,386 made up conversion of debt into 416,441 common shares, conversion of warrants into 19,330 common shares and conversion of preferred shares into 236,638 common shares and 678,977 of stock options.

Note 2—Management Plans

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

        The Company has incurred losses since inception totaling $6,333,888 that have resulted in a deficit in shareholders equity of $1,308,653. These factors, among others raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        If the Company is unsuccessful in obtaining funds from a public offering, it will continue to seek other funding sources such as private equity and/or debt. In addition, the Company, if it is unsuccessful in raising additional capital would continue to manage its liabilities and expenses and, if necessary, reduce the size of its staff and overhead so that operations could continue until additional financing is obtained. Management believes that present operating capital, as well as results of operations, is sufficient to fund operations until October 2004, at which point in time additional financing will be necessary. If the Company has been unable to complete an initial public offering or to close other financing by October 2004, cost cutting measures would need to be implemented in order to reduce overhead and expenses until additional capital has been raised. The Company issued $400,000 of bridge notes subsequent to June 30, 2004 at 12% interest and included one warrant for every $2 debt received exercisable at $4.46. The loan was made by certain of our officers and directors.

Note 3—Property and Equipment

        Property and equipment consist of the following:

	June 30, 2004	December 31, 2003
	(unaudited)
Computer equipment	$218,985	$218,985
Office equipment	167,207	115,076
Software	26,051	26,051

	412,243	360,112
Less accumulated depreciation	(270,875)	(232,306)

	$141,368	$127,806

        Depreciation expense for the quarters ended June 30, 2004 (unaudited) and June 30, 2003 (unaudited) was $38,564 and $44,948, respectively, and for the years ended December 31, 2003 and 2002 was $90,177 and $70,475, respectively.

Note 4—Line-of-Credit

	June 30, 2004	December 31, 2003
	(unaudited)
The Company has a $96,000 line-of-credit payable to a bank, due August 2005. Interest is 6.5% per annum payable monthly. Guaranteed by founder.	$95,500	$95,500

Note 5—Notes and Settlements Payable

        Notes payable consist of:

	June 30, 2004	December 31, 2003
	(unaudited)
Notes payable to third parties issued in 2002 and 2003 bear interest at 9% per annum with the principal and interest due on varying dates, ranging from currently due to March 2005. At any time at the option of the note holder, the notes and any accrued interest may be converted into equity under a number of conditions including: Automatically upon an equity transaction of at least $3 million at a rate of 75% of the per share price of the related equity financing. The notes are also convertible at the option of the note holder prior to any equity financing to common or preferred stock at a specified price of $3.50. The notes have detachable warrants for purchase of common stock. Warrants were also issued to placement agents. The value of the warrants were recorded as debt issue costs and are expensed each year to interest over the life of the notes. The notes also include a beneficial conversion feature that were valued at $43,799 and were recorded as interest expense when the debt was issued. The notes are collateralized by all assets of the Company	$327,727	$577,149

Notes payable to third parties issued in 2004 bear interest at 12% per annum with the principal and interest $620,000 due September 2005, $425,000 due April 2006 plus accrued interest. The Holder shall have the right, at any time prior to payment (or pre-payment), to convert all or any part of the then outstanding balance of principal and interest under this Note into shares of common stock at the conversion price of $3.50 per share. The notes have detachable warrants for purchase of common stock. The value of the warrants were recorded as interest expense. Debt issue costs of $104,500 were recorded on the note and are being amortized to interest expense over the life of the note. The notes are collateralized by all assets of the Company. A beneficial conversion feature of $79,218 is recorded on the notes, which was recorded as interest expense when the debt was issued.	1,188,551	—

Note payable to a related party issued in 2004 bears interest at 12% per annum with the principal and interest convertible upon successful Initial Public Offering. The Holder shall have the right, at any time prior to payment (or pre-payment), to convert all or any part of the then outstanding balance of principal and interest under this Note into shares of common stock at the conversion price of $3.5 per share. The notes have detachable warrants for purchase of common stock. The value of the warrants was booked as a debt issue costs in the debt balance and expenses each year to interest. The notes are collateralized by all assets of the Company. A beneficial conversion feature of $3,645 is reflected as interest expense as the notes are immediately convertible	57,328	—
Note payable to an individual; interest at 10%; due on demand; unsecured	52,274	—
Notes payable to the founder; interest at 9%; $55,062 due September 2005 with $75,000 convertible automatically to equity upon completion of Initial Public Offering; unsecured	130,062	128,272
Settlement payable to RCI related to assets purchased; interest at 0% due March 2004. The liability and all claims were settled in full during 2004	—	483,499

	1,755,942	1,188,920
Less debt issuance costs	(14,290)	(28,578)

Net of issuance costs	1,741,652	1,160,342
Less current portion	(680,920)	(1,160,342)

	$1,060,732	$—

Subsequent to June 30, 2004 several provisions relating to the above notes payable have been changed. See Note 12.

Note 6—Shareholders' Equity

2002 Stock Issuances

        In 2002, the Company raised $897,500 from the issuance of 256,429 shares of common stock in various private placements for cash, of which $385,000 was to an entity controlled by a company director under same terms as other participants. The Company issued 37,642 shares of common stock at $3.50 per share or $131,750 for services, for which $22,000 was to a former director. The $3.50 per share was the same price as other equity transactions occurring at the same time.

        During 2002, the Company paid cash of $10,265 for stock issuance costs.

2003 Stock Issuances

        During 2003, the Company issued 16,326 shares of common stock at $3.50 per share or $57,141 of services, of which $50,000 was to an entity controlled by a former director. The $3.50 per share was the same price as other equity transactions occurring at the same time. During 2003, Convertible Notes Payable in the amount of $275,000 was converted into 78,571 shares of common stock and $375,000 converted into 85,713 Preferred Shares. Also in 2003, the Company closed its private placement offering of shares of Preferred Stock at $4.38 per share. 80,286 shares of Preferred Stock were issued for $351,250 during 2003 for new cash investments into the Company, of which 11,429 shares was to an entity controlled by a current company director under same terms as other participants. Additionally, the majority shareholder converted $200,000 in a short-term loan to 45,715 shares of Preferred Stock during 2003.

2004 Stock Issuances

        During the six months ended June 30, 2004 (unaudited), the Company raised an additional $43,750 cash through the issuance of 10,000 shares of preferred stock at $4.38 per share. 5,357 shares of common stock were issued at $4.38 per share or $22,500 of services. The $4.38 per share was the same price as other equity transactions occurring at the same time. During 2004, the Company paid $25,000 cash and 1,786 shares, or $8,125, for deferred initial public offering costs. Also during 2004 (unaudited), Convertible Notes Payable in the amount of $228,653 was converted into 65,331 shares of common stock.

Preferred Stock

        During the six months ended June 30, 2004 (unaudited) and year ended December 31, 2003, 10,000 and 211,714 shares, respectively, of Series A preferred stock were issued at $4.38. Holders of Series A preferred stock are entitled to receive cumulative annual dividends, when declared by the board of directors, at the rate of 10% of the original issue amount, prior to the payment of dividends to holders of any other stock of the Company, limited to the first five annual periods following original issuance. Additionally, holders of the Series A preferred stock are entitled to participate pro rata in any dividends paid on the Company's common stock on an as-if-converted basis.

        The liquidation preference of the Series A preferred stock is in priority to any other stock of the Company and is equal to the original issue price per share plus a cumulative, compounded return of

10% per annum, limited to the first five annual periods following original issuance. After payment in full of the applicable preference amount, holders of the Series A preferred stock are entitled to participate ratably in other distributions, on an as-if-converted basis.

        The Series A preferred stock is convertible at the option of the holder, at any time, into shares of the Company's common stock at an initial ratio based upon the value of the preferred at issuance of $4.38 to one share of common stock. Conversion is mandatory upon either the consent of the holders of a majority of the outstanding shares of Series A preferred or consummation of a public offering of the Company's common stock for total proceeds of at least $3 million or at the end of a five year period. If during the first two years of issuance ending in 2005 the Company issues common stock at a value less that $4.38 per share then the shares of common stock to be issued upon the conversion of the preferred stock is adjusted to incorporate the lower price.

        As of June 30, 2004 (unaudited) and December 31, 2003, the Company has accrued dividends $63,543 and $15,503, which is included in accrued other.

        Each share of Series A preferred stock has the right to that number of votes equal to the number of shares of common stock into which it is convertible and will generally vote with the common stock as a single class.

Stock Options

        In September 2001, the Company established an Incentive Stock Option Plan (the 2001 Option Plan). The options that were granted vest over a period of time ranging from one to two years with a term of not more than 10 years and exercise price was equal to the fair market value of the stock at date of grant. A total of 1,428,571 shares of common stock are authorized for issuance under the 2001 Option Plan. This plan is authorized to issue options and warrants. Generally options have been granted to employees, third party consultants and members of the Board of Directors. Warrants have generally been issued to Note holders in conjunction with raising convertible debt financing and to third party financing entities who have received cash and/or warrants as part of their compensation for raising funds.

        For the employee options of 153,572 and 132,678 granted in 2004 (unaudited) and 2003, respectively, the Company has recorded an expense in the amount of $27,332 (unaudited) and $139,313 based upon an estimated fair market value of the Company's stock of $4.46 in 2004 and $4.55 in 2003 based upon the date of issuance in 2003. During 2003 the Founder granted the new CEO an option to purchase 107,143 of his shares of Company stock over a three-year period. The Company recorded a compensation amount of $112,500 for the transaction based on their intrinsic value in accordance with APB 25. The intrinsic value was based upon the difference between an estimated fair market value of the Company stock of $4.55 per share and the exercise price of the options. In accordance with APB 25, no expense was recorded for employee options of 520,358 issued in 2002 based upon a fair market value of $3.50 per share for the common stock.

        For third party consultant options, the Company has recorded an expense in 2002 in the amount of $55,864 based on the fair value of options using the Black Scholes pricing model based upon a fair market value of the Company common stock of $4.55 per share. In 2003, the Company recorded an expense of $17,171 for the 29,821 options granted, based on the fair value of options using Black-Scholes pricing model.

        The following table presents the activity for options outstanding:

	Employee Incentive Stock Options	Employee Non- Qualified Stock Options	Third-Party Consultant Options	Weighted Average Exercise Price
Outstanding—December 31, 2001	287,500	121,428	22,000	$3.50
Granted	416,072	104,286	86,072	3.50
Forfeited/canceled	(385,715)	(21,429)	—	3.50
Exercised	—	—	—	—

Outstanding—December 31, 2002	317,857	204,285	108,072	3.50
Granted	120,535	12,143	29,821	3.50
Forfeited/canceled	(89,286)	(61,429)	(30,714)	3.50
Exercised	—	—	—	—

Outstanding—December 31, 2003	349,106	154,999	107,179	3.50
Granted	93,143	60,429	1,263	4.39
Forfeited/canceled	(67,143)	(19,643)	(356)	3.50
Exercised	—	—	—	—

Outstanding at June 30, 2004 (unaudited)	375,106	195,785	108,086	$3.70

        The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Range of Exercise Prices
	Number	Price*	Life*	Number	Price*
$3.50 - 4.39	524,142	$3.50	7.77	376,464	$3.50
$4.39 - 4.55	154,835	$4.39	10.00	1,263	$4.39

June 30, 2004 (unaudited)	678,977	$3.70	8.17	377,727	$3.70

	Options Outstanding			Options Exercisable
Range of Exercise Prices
	Number	Price*	Life*	Number	Price*
$3.50	611,284	$3.50	8.02	192,857	$3.50

Total December 31, 2003	611,284	$3.50	8.02	192,857	$3.50

*
Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

Warrants

        As described above, the Company has issued warrants in connection with the issuance of notes payable. The Company has used the Black-Scholes method to value these warrant. The Company issued 51,429 warrants in 2002 of which 28,571 were to Note holders ($3.85 exercise price and a five-year exercise period) and 22,858 to financing entities ($3.50 exercise price and a ten-year exercise period). In 2002, the Company booked a charge to Interest Expense of $21,693 for the warrants issued to Note holders and a debt issue cost of $35,294 for the warrants issued to financing entities.

        In 2003, the Company used the Black-Scholes method to compute the value of 7,143 warrants issued to Note holders ($3.85 exercise price and a five-year exercise period) and 31,357 warrants issued to financing entities ($3.50 exercise price and exercise lives between 5 and 6.25 years). This has resulted in the Company booking a charge to Interest Expense of $9,163 for the warrants issued to Note holders and a debt issue cost of $57,156 for the warrants issued to financing entities.

        During the six months ended June 30, 2004 (unaudited) the Company used the Black-Scholes method to compute the value of 71,286 warrants issued to Note holders ($4.38 exercise price and a five-year exercise period). This has resulted in the Company booking a charge to Interest Expense of $110,735 for the warrants issued to Note holders, including the Interest Expense of $76,454 recorded for the inducement to convert the notes and extend the debt maturity.

        The following table presents the activity for warrants outstanding:

	Number of Warrants	Weighted Average Exercise Price
Outstanding—December 31, 2001	—	$—
Issued	51,429	3.69
Forfeited/canceled	—	—
Exercised	—	—

Outstanding—December 31, 2002	51,429	3.69
Issued	38,500	3.62
Forfeited/canceled	—	—
Exercised	—	—

Outstanding—December 31, 2003	89,929	$3.73
Issued	71,286	4.07
Forfeited/canceled	—	—
Exercised	—	—

Outstanding—June 30, 2004 (unaudited)	161,215	$3.96

        All of the outstanding warrants are exercisable and have a weighted average remaining contractual life of 4.73 years as of June 30, 2004 (unaudited).

Inducements

        During the six months ended June 30, 2004 (unaudited) the Company offered inducements to convertible debt holders to convert debt to equity and extend maturity dates by reducing conversion rates on $580,000 of debt from $4.38 to $3.50. Interest of $150,800 was recorded for the inducements.

Note 7—Related Party Transactions

        Related party transactions consist of the following

        Note payable to founder and Chairman of the Board were $128,272 for the year ended December 31, 2003 and $130,290 for the six months ended June 30, 2004 (unaudited). The notes bear interest at 9% and are not due on a specified date.

        During 2003, the founder converted $200,000 of the note payable to 45,714 shares of preferred stock at the same price and on the same terms as all other Series A participants.

        During 2002, the Company sold 110,000 shares of common stock to an entity controlled by a director for $385,000. During 2003, the same entity purchased for $50,000, 11,429 shares of Series A Preferred Stock at the same price and on the same terms as all other Series A participants.

        During 2003, the Company sold $50,000 of convertible notes to a director under the same terms as other participants and included 1,786 options. During 2004, a director converted $50,000 note payable plus accrued interest into 15,417 shares of common stock.

        During the six months ended June 30, 2004, the director purchased $55,000 of convertible notes and warrants in the bridge note and warrant offering at the same terms as other participants and included warrants of 2,357.

        The Company paid fees directly to an entity controlled by a former director with respect to debt and equity offerings of $32,000 cash and $22,000 of stock during 2002; $8,000 cash and $35,000 of stock during 2003 with 25,645 of warrants; $62,000 cash and 1,786 warrants in 2004 and an amount due of $20,000 upon completion of IPO.

        Included in accrued liabilities are salaries of $36,164 due to the Chief Executive Officer at December 31, 2003.

        During the year ended December 31, 2003 and the six months ended June 30, 2004 (unaudited), the Company issued 121,964 and 107,142 stock options to officers, respectively.

        During the year ended December 31, 2003, the founder granted the Chief Executive Officer options to purchase 107,143 of his shares. The transaction was deemed beneficial to the Company, which recorded an expense in the amount of $112,500.

Note 8—Income Taxes

        The Company did not provide a current or deferred federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its realizability. Tax benefit from net operating losses and timing differences are calculated at an estimated blended federal and Colorado tax rate of 37.3%.

        At June 30, 2004 (unaudited) and December 31, 2003, the Company had net operating losses of approximately $5,000,000 and $3,900,000 related to federal, foreign and state jurisdictions, respectively. Utilization of the net operating loss, which expires at various times starting in 2021, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:

		December 31,
	June 30, 2004
		2003	2002
	(unaudited)
Net operating loss	$1,865,000	$1,455,000	$701,000
Deferred revenue	40,000	57,000	34,000

Total deferred tax assets	1,825,000	1,398,000	735,000
Valuation allowance for deferred tax assets	(1,825,000)	(1,398,000)	(735,000)

Net deferred tax asset	$—	$—	$—

Note 9—Commitments and Contingencies

Operating Leases

        The Company leases facilities and equipment under non-cancelable operating leases. Rent expense for the quarter ended June 30, 2004 (unaudited) was $46,508 and for the years ended December 31, 2003 and 2002 was $95,788 and $139,261, respectively.

        Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2004	$117,217
2005	99,659
2006	8,093

$224,969

Litigation

        In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Product and Service Warranty Reserve

        The Company does not have a reserve for any warranty costs due to the fact that: (i) historically there have been no such material claims, (ii) certain minor claims have been settled by providing new copies of the software that was defective and (iii) the Company offers a free 30-day trial before any purchases are consummated. There have been no claims for installation problems due to the ease and self-install nature of our products. Should these circumstances change, the Company will record a reserve equal to the costs to repair or otherwise satisfy the claim.

Operations

        The following is a summary of sales by geographic region for the Company:

	June 30, 2004	December 31, 2003	December 31, 2002
	(Unaudited)
United States	64%	64%	60%
Europe	24%	33%	37%
Asia/Pacific	12%	3%	3%

Foreign Sales Licenses

        The Company has determined that certain of its export sales are subject to export restrictions as a result of including open source and encryption technology in its software. The Company may have had exported software prior to it obtaining the appropriate licenses which were obtained in 2004. The Company believes that it will not incur significant financial penalties as a result of having possibly inadvertently not complied with all aspects of applicable export laws.

Employment Agreements

        The Company has entered into employment agreements with certain members of its senior management team. These agreements bear standard employment terms and conditions. The CEO's contract is a three-year contract commencing on October 1, 2003 and calls for a minimum 2004 bonus of $100,000 based on satisfactory performance and continued employment. The 2004 bonus is not accrued as of December 31, 2003.

Note 10—Restatement of Financial Statements

        The December 31, 2003 and 2002 financial statements reflect a change in the reporting of warrants issued to placement agents related to the sale of debt, the accounting for the conversion feature included in the notes issued in 2002 and 2003 and the accounting for the settlement of liability to RCI. The settlement of RCI was previously reported in the year ended 2003 and has been changed to be reported in the first quarter of 2004. The value ascribed to the warrants issued to the placement agency was previously accounted for as a reduction of shareholder's equity and has been changed to be recorded as debt issue costs and amortized as interest expense over the life of the debt. The Company valued the beneficial conversion on debt issued and recorded this as interest expense. In addition, the Company reclassified Series A Preferred Stock to equity and reclassified the related dividends out of interest and into equity. The following is a summary of net income and earnings per share to reflect the changes described above.

	December 31,
	2003	2002
Net loss as previously reported	$(1,303,945)	$(2,022,051)
RCI settlement	(440,999)	—
Warrant interest expense and beneficial conversion feature	(109,468)	(50,302)
Accretion of preferred stock dividends	(15,503)	—
Reclass of interest expense	15,503	—
Net loss available to common shareholders as restated	$(1,854,412)	$(2,072,353)
Basic and diluted loss per common share as originally reported	$(1.00)	$(1.69)
RCI settlement	(0.34)	—
Warrant interest expense and beneficial conversion feature	(0.08)	(0.04)
Accretion of preferred stock dividends	(.01)	—
Reclass of interest expense	.01	—
Basic and diluted loss available per common share as restated	$(1.42)	$(1.73)

Note 11—Settlements (Unaudited)

        As discussed above in March 2001, the Company purchased the assets of RCI with an outstanding note of $353,403 at 0% interest and due on March 5, 2004. As a consequence of the acquisition of the assets from RCI, certain RCI principals became employees of the Company. Within a few months of the acquisition in March 2001, the RCI principals left the Company. In January 2004, the Company filed certain claims against RCI claiming a breach of the terms of the sale of the assets. In March 2004, the Company settled all aspects of this claim, in full, for $42,500. In 2004, the Company has recorded a gain on this settlement in the amount of $440,999.

Note 12—Subsequent Events (Unaudited)

        Subsequent to June 30, 2004, the Company filed a Registration Statement on Form SB-2 with the US Securities and Exchange Commission. The anticipated initial public offering would offer 1.8 million units to the public at a price of $5.50 per unit. The net proceeds to the Company, excluding any of the underwriter's over-allotment of shares (at 15%) is expected to be $7.4 million. As part of this offering the following will convert into shares of common stock of the company: $488,055 of our Notes payable (including accrued interest) excluding debt discount, $75,000 of the Loan due to our founder and all of our Preferred shares (including accrued dividends) in the amount of $1,033,544. In a meeting on July 17, 2004 the Shareholders and Board of Directors approved a 1 for 14 reverse stock split. This provision is a requirement of the underwriting agreement. All share and per share amounts have been changed to reflect this action. Also at the same meeting the Shareholders and Board of Directors approved a new equity incentive plan for the Company to be known as the 2004 Equity Incentive Plan. The adoption of this Plan limits the 2001 plan in that no more than 871,619 options may be issued under such plan. As part of the underwriting agreements to be signed, the Company will have certain obligations to its underwriters.

        As discussed in footnote 2, the Company issued $400,000 in bridge financing in August 2004. The notes include interest at 12% and include one warrant per $2.00 of debt issued exercisable into common stock at $4.46 per share.

1,800,000 Units

HYPERSPACE COMMUNICATIONS, INC.

PROSPECTUS

Capital Growth Financial, LLC	Pali Capital, Inc.

        Through and including                        , 2004 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

        Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

        Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

        Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

  •
  acted in good faith;

  •
  if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

  •
  in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

  •
  in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

  •
  in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

        We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by us except as otherwise indicated.

SEC registration fee	6,000
NASD filing fee	7,500
American Stock Exchange listing fee	45,000
Accounting fees and expenses	225,000
Legal fees and expenses	600,000
Printing and engraving expenses	225,000
Transfer agent fees	25,000
Blue sky fees and expenses	5,000
Miscellaneous expenses	242,500

Total	$1,381,000

Item 26. Recent Sales of Unregistered Securities

        In the preceding three years, we have issued the following securities that were not registered under the Act:

  •
  717,857 shares of common stock issued to our founder and Chairman John Yeros (and his immediate family members) in exchange for cash at an average purchase price of $1.15 per share between March and October of 2001;

  •
  21,429 shares of common stock issued to James Gumina, one of our Directors who was then a consultant, in exchange for services at a valuation of $.70 per share in April of 2001; and

  •
  96,970 shares of common stock issued to consultants and employees in exchange for services at a weighted average price $3.55 per share between May of 2001 and March of 2004. Of these shares: 17,857 were issued to Steve Bathgate a former Director of our company; 8,928 were issued to Helen Teuffel, a current Advisory Board member; 10,714 were issued to Michael Lynch, our current Vice President of Business Development and Product Management; and the following to former executives: 14,857 to David Pfiel, 17,857 to Charles Powell, 3,571 to Vincent Jordan and 14,857 to Stuart Weinroth. The remainder represent a number of small awards to unrelated consultants.

        No underwriters were involved in the sale of the securities identified above. The securities described above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) or Section 4(6) under the Securities Act of 1933, relative to sales by an issuer not involving any public offering and sales by an issuer solely to accredited investors where there is no advertising or public solicitation, to the extent an exemption from such registration was required. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  448,571 shares of common stock to investors in exchange for cash all at a purchase price of $3.50 per share between September of 2001 and December of 2002. Of these shares: 32,142 were purchased by family members related to Steve Bathgate, our former Director; 10,000 were purchased by Richard Huebner, an employee of Bathgate Capital Partners, a company controlled by Steve Bathgate; 110,000 were purchased by Bluestreak 4 LLC, an entity controlled by Kent

    Swanson, one of our Directors; 28,571 were purchased by Stephen McConahey, a current Advisory Board member; 3,571 were purchased by Eric Murphy, a current Director; 7,143 were purchased by Dave Girard, a current Director; 2,857 were purchased by Mark Endry, our Chief Executive Officer; and 2,857 were purchased by Donald Winters, a current Advisory Board member. The remaining shares were purchased by a number of unrelated individuals.

  •
  143,902 shares of common stock converted from notes at a purchase price of $3.50 in December 2003 and March 2004. Of these shares: 75,198 were issued to Ming Capital, a private investment company and 15,420 were issued to Kent Swanson, one of our Directors.

        The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities. Underwriters received commissions in the amount of 20,500 shares of common stock at various prices between $2.45 and $3.50 per share, warrants to purchase 25,643 shares of common stock at the exercise price of $3.50 per share, 28,571 warrants to purchase shares of common stock at an exercise price of $3.85, and cash of $32,000 in connection with the sale of the securities described above.

  •
  $1,200,000 in principal face amount of notes, bearing interest at 9%, convertible into common stock at a rate of $3.50 per share, together with 35,714 warrants to purchase common stock at an exercise price of $3.85 per share in June of 2002 and May of 2003.

        The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities. Placement agents received commissions in the amount of $100,000 in connection with the sale of the securities described above.

  •
  $50,000 principal face amount note, together with 357 warrants to purchase common stock at an exercise price of $4.375 per share in January of 2004 to Edward Peats, an unrelated third party.

        No underwriters were involved in the sale of the securities identified immediately above. The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933. and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  221,714 shares of series A convertible preferred stock between September 2003 and January 2004 at a purchase price of $4.375 per share. Of these shares: 5,714 were purchased by Mark Endry, our CEO and a Director; 11,429 were purchased by Kent Swanson, one of our Directors; 45,714 were purchased by John Yeros, our Chairman of the Board; 2,857 were purchased by Michael Gumina, a direct family member of one of our Directors, James Gumina; and 7,143 were purchased by the Girard Family Trust, a trust controlled by one of our Directors, David Girard.

        Underwriters received cash commissions of $15,600 in connection with the sale of securities described above. The securities described immediately above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933. and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  $1.2 million in principal face amount of notes, bearing interest at 12%, convertible into common stock at a rate of $4.375 per share, together with 25,714 warrants to purchase common stock at an exercise price of $4.375 per share in February and March of 2004. In April of 2004, $425,000 in principal face amount of these notes agreed to an amendment extending the maturity date of such notes to April 15, 2006. In conjunction with this amendment, the exercise price of the warrants and the conversion price of the notes into shares of our common stock was reduced from $4.375 per share to $3.50 per share, and an additional 9,108 warrants were issued at an exercise price of $3.50 per share. Further, in April of 2004, $155,000 in principal face amount of these notes agreed to convert to common stock immediately prior to the effective date of this prospectus. In conjunction with this amendment, the exercise price of the warrants and the conversion price of the notes into shares of our common stock was reduced from $4.375 per share to $3.50 per share, and an additional 3,321 warrants were issued at an exercise price of $3.50 per share. Finally, noteholders representing $620,000 in principal face amount have agreed to extend the maturity date to September 1, 2005 in return for the issuance of 32,786 additional warrants with an exercise price of $4.38 per share and expiring April 2009.

        The securities described immediately above were issued to U.S. investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described immediately above this paragraph represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment purposes only and not for distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933 and that any resale must be made pursuant to a registration statement or an available exemption from such registration. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities. Underwriters received commissions in the amount of $104,500 in connection with the sale of the securities described immediately above.

  •
  1,786 shares of common stock issued to Neidiger Tucker Bruner, Inc., a broker/dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, in January 2004 in connection with, and as compensation for, providing us with financial advisory services. The shares had a value of $4.55 per share.

        The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) or Section 4(6) under the Securities Act of 1933, relative to sales by an issuer not involving a public offering and sales by an issuer solely to accredited investors where there is no advertising or public solicitation, to the extent an exemption from such registration was required. The participant in the offering described above was given full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associated with the purchase of our securities.

  •
  $400,000 in principal face amount of notes, bearing interest at 12%, together with 200,000 warrants to purchase common stock at an exercise price of $4.46 per share. $100,000 of the above described promissory notes, together with 50,000 of the above described warrants were purchased by each (i) John Yeros, our founder and Chairman, (ii) Mark Endry, our President, CEO and a director, (iii) Kent Swanson, a director, and (iv) David Girard, a director.

        No underwriters were involved in the sale of the securities identified immediately above. The securities described above were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as set forth in Section 4(2) or Section 4(6) under the Securities Act of 1933, relative to sales by an issuer not involving any public offering and sales by an issuer solely to accredited investors where there is no advertising or public solicitation, to the extent an exemption from such registration was required. Each participant in the offering or offerings described above was given access to full and complete information regarding us, together with the opportunity to meet with our officers and directors for the purpose of asking questions and receiving answers in order to facilitate such participant's independent evaluation of the risks associates with the purchase of our securities.

  •
  698,977 options to purchase common stock at the exercise prices of $3.50 to $4.55 per share have been granted under the HyperSpace Communications, Inc. 2001 Equity Incentive Plan since our inception.

        The issuance of options to purchase common stock and the common stock issuable upon the exercise of such options as described above were issued pursuant to written compensatory plans or arrangements with the Registrant's employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act of 1933. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act of 1933. All certificates representing the issued shares of common stock described in this Item 26 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 27. Exhibits

Exhibit No.	Document Description
1.1**	Form of Underwriting Agreement
1.2**	Form of Representative's Financial Advisory Agreement
3.1**	Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc.
3.2**	Amended and Restated Bylaws of Hyperspace Communications, Inc.
4.1**	Specimen unit certificate
4.2**	Specimen common stock certificate
4.3**	2001 Equity Incentive Plan
4.4**	2004 Equity Incentive Plan
4.5**	Form of Lock-up Agreement for officers and directors
4.6**	Form of Lock-up Agreement for certain shareholders
4.7**	Form of representatives' option for purchase of units
4.8**	Form of Warrant Agreement
4.9**	Form of Warrant
5.1**	Opinion of Perkins Coie LLP
10.1**	Form of Software License Agreement
10.2**	Form of Software License Agreement—HyperTunnel Subscription
10.3**	Form of Software License Agreement—HyperWeb Subscription
10.4**	Founders Employment Agreement with John P. Yeros
10.5**	Executive Employment Agreement with Mark J. Endry
10.6**	Amended and Restated Employment Agreement with David J. Bauch
10.7**	Overture (Yahoo!) Click Through Agreement
10.8**	Google Click Through Agreement
10.9**	Form Bridge Note and Warrant Purchase Agreement (2002-2003)
10.10**	Form Bridge Note 2004
10.11**	Form Bridge Warrant 2004
10.12**	Form Peats Note and Warrant 2004
10.13**	Form Yeros Note
10.14**	Amended and Restated Founders Employment Agreement with John P. Yeros
10.15**	Form of 2003 (Yeros) Line of Credit
10.16**	Letter Amendment to Founders Employment Agreement
10.17**	Sales Agent Agreement with Simentra Limited
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2**	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1**	Power of Attorney

**
Previously filed.

Item 28. Undertakings

        (a)   The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 8 to Registration Statement to be signed on its behalf by the undersigned, in the city of Greenwood Village, state of Colorado, on this 30th day of September, 2004.

HYPERSPACE COMMUNICATIONS, INC.
By:	/s/ MARK J. ENDRY Mark J. Endry, President & CEO

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 8 to Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MARK J. ENDRY Mark J. Endry	Chief Executive Officer, President and Director (Principal Executive Officer)	September 30, 2004
/s/ MARK A. POUGNET Mark A. Pougnet	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	September 30, 2004
/s/ JOHN P. YEROS John P. Yeros	Chairman of the Board	September 30, 2004
*RINA SINGER DELMONICO Rina Singer Delmonico	Director	September 30, 2004
*DAVID E. GIRARD David E. Girard	Director	September 30, 2004
*JAMES M. GUMINA James M. Gumina	Director	September 30, 2004
*ERIC D. MURPHY Eric D. Murphy	Director	September 30, 2004
*KENT SWANSON Kent Swanson	Director	September 30, 2004
*LAWRENCE D. FIRESTONE Lawrence D. Firestone	Director	September 30, 2004
*By:	/s/ MARK J. ENDRY Mark J. Endry	Attorney-in-Fact	September 30, 2004

EXHIBIT INDEX

Exhibit No.	Document Description
1.1**	Form of Underwriting Agreement
1.2**	Form of Representative's Financial Advisory Agreement
3.1**	Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc.
3.2**	Bylaws of Hyperspace Communications, Inc.
4.1**	Specimen unit certificate
4.2**	Specimen common stock certificate
4.3**	2001 Equity Incentive Plan
4.4**	2004 Equity Incentive Plan
4.5**	Form of Lock-up Agreement for officers and directors
4.6**	Form of Lock-up Agreement for certain shareholders
4.7**	Form of representatives' option for purchase of units
4.8**	Form of Warrant Agreement
4.9**	Form of Warrant
5.1**	Opinion of Perkins Coie LLP
10.1**	Form of Software License Agreement
10.2**	Form of Software License Agreement—HyperTunnel Subscription
10.3**	Form of Software License Agreement—HyperWeb Subscription
10.4**	Founders Employment Agreement with John P. Yeros
10.5**	Executive Employment Agreement with Mark J. Endry
10.6**	Amended and Restated Employment Agreement with David J. Bauch
10.7**	Overture (Yahoo!) Click Through Agreement
10.8**	Google Click Through Agreement
10.9**	Form Bridge Note and Warrant Purchase Agreement (2002-2003)
10.10**	Form Bridge Note 2004
10.11**	Form Bridge Warrant 2004
10.12**	Form Peats Note and Warrant 2004
10.13**	Form Yeros Note
10.14**	Amended and Restated Founders Employment Agreement with John P. Yeros
10.15**	Form of 2003 (Yeros) Line of Credit
10.16**	Letter Amendment to Founders Employment Agreement
10.17**	Sales Agent Agreement with Simentra Limited
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2**	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1**	Power of Attorney

**
Previously filed.